PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED MAY 22, 1997)

                                2,400,000 SHARES

                          [LOGO]

                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                     9% CLASS C CUMULATIVE PREFERRED STOCK
                     (LIQUIDATION PREFERENCE $25 PER SHARE)
                                ----------------

    The shares of 9% Class C Cumulative Preferred Stock, par value $.01 per share (the "Class C Preferred Stock"), are being offered by Apartment Investment and Management Company ("AIMCO"), a Maryland corporation that has elected to be taxed for Federal income tax purposes as a real estate investment trust (a "REIT"). Dividends on the Class C Preferred Stock are cumulative from the date of original issue and are payable quarterly, commencing on April 15, 1998, at the rate of 9% per annum of the $25 liquidation preference (equivalent to an annual dividend rate of $2.25 per share).

    The Class C Preferred Stock is not redeemable prior to December 23, 2002, except in certain limited circumstances relating to the ownership limitation necessary to preserve AIMCO's qualification as a REIT. On and after December 23, 2002, the Class C Preferred Stock may be redeemed for cash at the option of AIMCO, in whole or from time to time in part, at a redemption price of $25 per share, plus accrued and unpaid dividends, if any, to the redemption date. The Class C Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption and will not be convertible into or exchangeable for any other securities of AIMCO. The Class C Preferred Stock will rank on a parity with the outstanding shares of Class B Preferred Stock (as defined herein), and senior to the Class A Common Stock (as defined herein) and Class B Common Stock (as defined herein), in each case, with respect to the payment of dividends and the distribution of amounts upon liquidation, dissolution or winding up of AIMCO.

    The Class C Preferred Stock is subject to certain restrictions on ownership and transfer designed to preserve AIMCO's status as a REIT for federal income tax purposes.

    AIMCO has applied to list the Class C Preferred Stock on the New York Stock Exchange, Inc. (the "NYSE") under the symbol "AIVPrC." If approved for listing, trading of the Class C Preferred Stock on the NYSE is expected to commence within the 30-day period after the initial delivery of the Class C Preferred Stock. While the Underwriters (as defined herein) have advised AIMCO that they intend to make a market in the Class C Preferred Stock prior to the commencement of trading on the NYSE, they are under no obligation to do so and may discontinue market making any time without notice. No assurance can be given that a market for the Class C Preferred Stock will exist prior to commencement of trading on the NYSE or at any other time. See "Underwriting."
                              --------------------

  SEE "RISK FACTORS" BEGINNING ON PAGE S-14 FOR CERTAIN FACTORS THAT SHOULD BE
      CONSIDERED BY PROSPECTIVE PURCHASERS OF THE CLASS C PREFERRED STOCK.
                              --------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
      PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT
        OR THE PROSPECTUS TO WHICH IT RELATES. ANY REPRESENTATION TO
                      THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                                  UNDERWRITING
                                                            PRICE TO PUBLIC      DISCOUNTS AND        PROCEEDS TO
                                                                  (1)           COMMISSIONS (2)        AIMCO (3)
Per Share                                                        $25.00             $0.7875             $24.2125
Total (4)                                                     $60,000,000          $1,890,000         $58,110,000

(1) Plus accrued dividends, if any, from the date of original issuance.

(2) For information regarding indemnification of the Underwriters, see "Underwriting."

(3) Before deducting estimated expenses of $200,000 payable by AIMCO.

(4) AIMCO has granted the Underwriters a 30-day option to purchase up to 360,000 additional shares of Class C Preferred Stock on the same terms set forth above, to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to AIMCO will be $69,000,000, $2,173,500 and $66,826,500, respectively.
                              --------------------

    The shares of Class C Preferred Stock are being offered by the several Underwriters named herein, subject to prior sale, when, as and if accepted by them and subject to certain conditions. It is expected that certificates for the shares of Class C Preferred Stock offered hereby will be available for delivery on or about December 23, 1997, at the office of Smith Barney Inc., 333 West 34th Street, New York, New York 10001.

                              --------------------

SALOMON SMITH BARNEY
             PAINEWEBBER INCORPORATED
                             RAYMOND JAMES & ASSOCIATES, INC.
                                                   THE ROBINSON-HUMPHREY COMPANY

December 19, 1997

    NO ACTION HAS BEEN OR WILL BE TAKEN IN ANY JURISDICTION BY AIMCO OR BY THE UNDERWRITERS THAT WOULD PERMIT A PUBLIC OFFERING OF THE CLASS C PREFERRED STOCK OFFERED HEREBY OR POSSESSION OR DISTRIBUTION OF THIS PROSPECTUS SUPPLEMENT IN ANY JURISDICTION WHERE ACTION FOR THAT PURPOSE IS REQUIRED, OTHER THAN IN THE UNITED STATES. PERSONS WHO COME INTO POSSESSION OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS ARE REQUIRED BY AIMCO AND THE UNDERWRITERS TO INFORM THEMSELVES ABOUT AND TO OBSERVE ANY RESTRICTIONS AS TO THE OFFERING OF THE CLASS C PREFERRED STOCK OFFERED HEREBY AND THE DISTRIBUTION OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS.
                               ------------------

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE CLASS C PREFERRED STOCK OFFERED HEREBY, INCLUDING OVER-ALLOTMENT, ENTERING STABILIZING BIDS, EFFECTING SYNDICATE COVERING TRANSACTIONS, AND IMPOSING PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING" ELSEWHERE HEREIN AND "PLAN OF DISTRIBUTION" IN THE ACCOMPANYING PROSPECTUS.

                           FORWARD-LOOKING STATEMENTS

    The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements in certain circumstances. Certain statements in the Summary, under the captions "Risk Factors" and elsewhere in this Prospectus Supplement and the documents incorporated by reference herein contain or may contain information that is forward looking, including, without limitation, statements regarding acquisitions, AIMCO's future financial performance and the effect of government regulations. Actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors including, without limitation: national and local economic conditions; the general level of interest rates; terms of governmental regulations that affect AIMCO and interpretations of those regulations; the competitive environment in which AIMCO operates; risks related to integrating NHP Incorporated ("NHP") and other acquired businesses with the existing businesses of AIMCO; financing risks, including the risk that AIMCO's cash flow from operations may be insufficient to meet required payments of principal and interest on outstanding indebtedness and required dividends on outstanding preferred stock; real estate risks, including variations of real estate values and the general economic climate in local markets and competition for tenants in such markets; acquisition and development risks, including the failure of acquisitions to perform in accordance with projections; and possible environmental liabilities, including costs which may be incurred due to necessary remediation of contamination of properties owned, acquired or previously owned by AIMCO. In addition, AIMCO's continued qualification as a REIT involves the application of highly technical and complex provisions of the Internal Revenue Code of 1986, as amended (the "Code"). Readers should carefully review AIMCO's financial statements and the notes thereto, as well as the risk factors described herein and in the documents incorporated by reference herein.

                                    SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. UNLESS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS SUPPLEMENT ASSUMES THAT THE UNDERWRITERS' OVER-ALLOTMENT OPTION IS NOT EXERCISED.

                                  THE COMPANY

GENERAL

    Apartment Investment and Management Company (together with its majority-owned subsidiaries and controlled entities, the "Company") is the second largest owner and manager of multifamily apartment properties in the United States, based on apartment unit data compiled by the National Multi Housing Council as of January 1, 1997, with 186,993 apartment units owned or under management as of September 30, 1997. As of September 30, 1997, the Company owned or controlled a total of 28,773 units in 109 apartment properties (the "Owned Properties"), had an equity interest in 87,182 units in 526 apartment properties (the "Equity Properties"), and managed 71,038 units in 394 apartment properties (the "Managed Properties," and, together with the Owned Properties and the Equity Properties, the "AIMCO Properties"). In addition to the Managed Properties, the Company manages all of the Owned Properties and a majority of the Equity Properties. The AIMCO Properties are located in 42 states, the District of Columbia and Puerto Rico. The Company conducts its operations primarily through AIMCO Properties, L.P., a Delaware limited partnership (the "Operating Partnership"), and its subsidiaries. As of December 1, 1997, AIMCO held approximately an 87% interest in the Operating Partnership. AIMCO has elected to be taxed as a REIT for Federal income tax purposes.

RECENT DEVELOPMENTS

    NHP MERGER

    On December 8, 1997 (the "Effective Date"), AIMCO completed the acquisition of NHP (the "NHP Merger"). As a result of the NHP Merger, each share of the common stock of NHP, par value $.01 per share ("NHP Common Stock"), other than shares previously acquired by AIMCO and its subsidiaries (excluding ANHI (as defined below) which has elected Mixed Consideration (as defined below)) has been converted into the right to receive (i) 0.74766 shares of Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), of AIMCO ("Stock Consideration"), or (ii) at the election of the holder, 0.37383 shares of Class A Common Stock and $10.00 in cash ("Mixed Consideration"). In addition to the right to receive Stock Consideration or Mixed Consideration, in connection with the NHP Merger, NHP stockholders also received a distribution from NHP of one-third of a share of the common stock, par value $.01 per share (the "WMF Common Stock"), of The WMF Group, Ltd., a Delaware corporation and formerly a wholly-owned subsidiary of NHP ("WMF"), for each share of NHP Common Stock (the "WMF Spin-Off"). Prior to the NHP Merger, AIMCO and its subsidiaries acquired in a series of transactions approximately 53.4% of the outstanding NHP Common Stock (the "NHP Stock Purchase" and, together with the NHP Merger, the "NHP Acquisition"). NHP and its subsidiaries provided a broad array of real estate services nationwide including property management and asset management. As of September 30, 1997, NHP's management portfolio (which is included in the AIMCO Properties) included 732 properties containing 79,208 conventional units and 55,102 "affordable" units (units benefiting from some form of interest rate or rental subsidy or otherwise subject to governmental programs aimed at providing low and moderate income housing) located in 38 states, the District of Columbia and Puerto Rico. In addition, NHP owned 12 properties containing 2,905 apartment units.

    Immediately following the NHP Merger, AIMCO reorganized the assets and operations of NHP (the "NHP Reorganization"). As a result of the NHP Reorganization, NHP was liquidated and its subsidiaries were contributed (or otherwise transferred) to the Operating Partnership or its subsidiaries. The Operating Partnership reorganized and recapitalized such subsidiaries as unconsolidated subsidiaries of AIMCO in which certain officers and/or directors of AIMCO have a controlling interest (with an economic interest of 5%) (the "Unconsolidated Subsidiaries"). Also as a result of the NHP Reorganization, ownership of the 12 properties referred to above that were owned by NHP was transferred to AIMCO/NHP Partners, L.P., a limited partnership in which the Company has a 99% limited partnership interest and certain officers of AIMCO have a controlling 1% general partnership interest (the "Unconsolidated Partnership").

    NHP REAL ESTATE ACQUISITION

    In June 1997, the Company acquired a group of companies (the "NHP Real Estate Companies") previously owned by NHP that hold general and limited partnership interests in partnerships that own 534 conventional and affordable apartment properties (the "NHP Properties") containing 87,659 units, a captive insurance subsidiary and certain related assets (the "NHP Real Estate Acquisition"). The Company paid aggregate consideration of $54.8 million in cash and warrants to purchase 399,999 shares of Class A Common Stock at an exercise price of $36 per share.

    The NHP Real Estate Acquisition involved three distinct investments in real estate:

    - The Company acquired general and certain limited partnership interests in various partnerships that own 11,078 apartment units in 34 conventional "Class A" properties (properties that management believes are in the top 10% in market rents and generally in a superior location, in each case, when compared to competing properties in their respective markets) and "Class B" properties (generally, properties between 3 and 15 years old, which management believes are achieving rents 5% to 10% in excess of the average market rents when compared to competing properties in their respective markets). AIMCO is presently in the process of making tender offers to the limited partners of 26 of such partnerships to acquire their partnership interests for an aggregate amount of approximately $79 million.

    - The Company acquired general and certain limited partnership interests in various partnerships that own 9,996 apartment units in 44 "Class C" apartment properties (properties that management estimates have a remaining useful life of less than 20 years and will have a residual value equal to the value of the underlying land).

    - The Company also acquired general and certain limited partnership interests in various partnerships that own 50,309 affordable housing units and 15,004 Class C apartment units in 462 affordable and conventional apartment properties. The Company's long-term strategy for the affordable portfolio is to take advantage of potential opportunities from the potential restructuring of U.S. Department of Housing and Urban Development ("HUD") assistance or insurance programs, or to liquidate such properties while continuing to realize management fees from the portfolio. In addition, the Company believes that it may be able to significantly increase its return from its affordable portfolio by improving operations at some properties or by converting some affordable properties to conventional properties. See "--Business and Growth Strategies--Growth Strategies--Internal Growth Strategies--Conversion of Affordable Properties; Improvement of Performance."

    The Company engaged in a reorganization (the "NHP Real Estate Reorganization") of its interests in the NHP Real Estate Companies, which resulted in the vast majority of the NHP Properties being owned by the Unconsolidated Partnership. As a consequence of the NHP Real Estate Reorganization, the results of the NHP Properties transferred to the Unconsolidated Partnership will not be consolidated with AIMCO's results.

    WINTHROP PORTFOLIO ACQUISITION

    In October 1997, the Operating Partnership acquired a portfolio of 35 residential apartment properties (collectively, the "Winthrop Portfolio"). The 35 garden-style apartment communities comprising the Winthrop Portfolio are located in seven states, have an average age of 17 years and contain a total of 8,175 apartment units. Fifteen of the apartment communities are located in Arizona, with 2,602 units in Phoenix and 816 units in Tucson; eleven apartment communities with 2,075 units are located throughout Texas; two apartment communities with 1,223 units are located in Florida; two apartment communities with 494 units are located in Michigan; three apartment communities with 536 units are located in Georgia; one apartment community with 293 units is located in Illinois; and one apartment community with 136 units is located in North Carolina.

    The aggregate purchase price for the Winthrop Portfolio, including estimated transaction costs, was approximately $263.5 million. AIMCO paid aggregate consideration of $116.1 million in cash to the sellers, assumed $8.3 million in mortgage indebtedness and incurred $139.1 million of new indebtedness secured by the properties, to complete the purchase. The Company has also budgeted an additional $16 million in initial capital expenditures related to the Winthrop Portfolio.

    OTHER 1997 ACQUISITIONS

    FOXCHASE. On December 1, 1997, the Company purchased Foxchase Apartments ("Foxchase"), a 2,113 unit apartment complex located in Alexandria, Virginia for approximately $110.3 million, consisting of approximately $70.0 million in assumed mortgage obligations and the remainder (after deducting closing costs and a 10% sales commission payable to the general partner) in Partnership Common Units of the Operating Partnership ("OP Units"). The Company purchased Foxchase from a limited partnership for which the Company serves as general partner and majority limited partner.

    WINDWARD AT THE VILLAGES. In October, the Company purchased Windward at the Villages Apartments ("Windward"), a 196-unit apartment community built in 1988, located in West Palm Beach, Florida, for approximately $10.8 million. Windward is adjacent to the Bear Lakes Country Club and Golf Course in the Villages of Palm Beach Lakes master planned golf course community.

    MORTON TOWERS. In September, the Company, through two subsidiary limited partnerships in which the Company is the sole general partner and has an aggregate interest of approximately 77%, acquired the Morton Towers apartments, a 1,277-unit, twin tower high rise apartment complex built in 1960, located in Miami Beach, Florida, for $63 million, including approximately 1.4 million OP Units valued at $42 million. The Company expects to undertake a major renovation of the complex at an estimated total cost of $35 million.

    LOS ARBOLES. In September, the Company acquired Los Arboles Apartments, a 232-unit apartment community built in 1985, located in Chandler, Arizona, for approximately $11.3 million. Los Arboles is adjacent to Vista del Lagos, a 200-unit apartment community in which the Company has an equity interest.

    SAWGRASS. In July, the Company purchased Sawgrass Apartments, a 208-unit apartment community built in 1989, located in Orlando, Florida, for approximately $9.6 million. Sawgrass was formerly a Managed Property.

    TUSTIN EAST VILLAGE/THE CALIFORNIAN. In June, the Company acquired Tustin East Village and The Californian, two garden-style apartment communities consisting of 292 units built in 1970, and Red Hill Plaza, an adjacent shopping plaza built in 1970, located in Tustin, California, for $21.4 million, including approximately 500,000 OP Units valued at $13.9 million. These properties are contiguous to Brookside Apartments, another Owned Property, consisting of 336 units, purchased in April 1996 from the same seller, and are operated with Brookside as one property.

    THE VININGS. In June, the Company acquired The Vinings at the Waterways, a 180-unit luxury garden-style apartment community built in 1991, located in Aventura, Florida, for approximately $16.4 million. The Vinings is located by a yacht basin and marina directly accessing the Intracoastal Waterway and is also adjacent to a commercial center.

    STONEBROOK. In May, the Company acquired the Stonebrook Apartments, a 244-unit apartment community built in 1991, located in Orlando, Florida, for approximately $11 million. Stonebrook is less than a mile from the location of a proposed interchange on a beltway around Orlando and is near a regional airport being expanded for commercial aviation.

    BAY CLUB. In April, the Company acquired The Bay Club at Aventura, a 702-unit luxury high rise apartment complex, consisting of two towers built in 1990, located in Aventura, Florida, for approximately $71 million. The property includes approximately 3.5 acres of land with permits to construct a third tower consisting of 225 units. Aventura is a coastal city located near North Miami Beach.

    OTHER PROPERTIES. In September 1997, the Company acquired a majority limited partner interest in three partnerships for which the Company serves as general partner. Pursuant to tender offers commenced in June 1997, the Company acquired (i) approximately 54% of the limited partner interests in Country Lakes Associates Two, the owner of the apartment property known as The Greens of Naperville, Naperville, Illinois, for approximately $521,000 in cash and OP Units, (ii) approximately 62% of the limited partner interests in Point West Limited Partnership, owner of the apartment property known as Point West Apartments, Lenexa, Kansas, for approximately $379,000 in cash and OP Units, and
(iii) approximately 72% of the limited partner interests in The Oak Park Partnership, the owner of the apartment property known as 100 Forest Place Apartments, Oak Park, Illinois, for approximately $3.35 million in cash and OP Units.

PROPERTIES SUBJECT TO LETTER OF INTENT OR CONTRACT

    In the ordinary course of the Company's business, the Company is engaged in discussions and negotiations with property owners regarding the purchase of apartment properties or interests in apartment properties. The Company frequently enters into letters of intent, which may be binding or nonbinding, and contracts with respect to the purchase of real property which are subject to certain conditions and which permit the Company to terminate the contract in its sole and absolute discretion if it is not satisfied with the results of its due diligence investigation of the properties under contract. The Company's management believes that such contracts essentially result in the creation of an option on the property subject to the contract and give the Company greater flexibility in seeking to acquire properties. As of December 12, 1997, the Company had under letter of intent or contract 24 apartment properties with a maximum aggregate purchase price of $224 million, which, in some cases, may be paid in the form of assumption of existing debt. All such contracts are subject to termination by the Company as described above. Due diligence with respect to these properties is generally not completed and there is no assurance that any transaction will occur or that they will occur on the terms currently contemplated.

    POTENTIAL AMBASSADOR TRANSACTION

    AMBASSADOR APARTMENTS. In September 1997, the Company acquired 886,600 shares of common stock of Ambassador Apartments, Inc., a publicly traded REIT ("Ambassador"), representing 8.40% of the shares outstanding as reported in Ambassador's Form 10-Q for the quarter ended September 30, 1997. AIMCO has made a proposal to acquire all of the outstanding shares of Ambassador's common stock not owned by AIMCO in a merger transaction in which AIMCO would issue shares of its Class A Common Stock in exchange for the Ambassador common stock and is in active negotiations with Ambassador with respect to such proposal. Although no agreement has yet been reached for the definitive terms of any such transaction and AIMCO has been advised that Ambassador is evaluating other proposals, it is possible that AIMCO and Ambassador could enter into a definitive agreement with respect to an acquisition in the near future. There can be no assurance, however, that AIMCO will be able to reach such an agreement, or that, if any agreement is entered into, that such a transaction will occur. Any such transaction would be subject to a number of conditions, including approval by the stockholders of Ambassador.

    RECENT FINANCINGS

    In August 1997, AIMCO sold 750,000 shares of newly issued Class B Convertible Preferred Stock, par value $.01 per share (the "Class B Preferred Stock"), to an institutional investor for $75 million in cash in a private transaction. Holders of the Class B Preferred Stock are entitled to receive, when, as and if declared by AIMCO's Board of Directors, quarterly cash dividends per share equal to the greater of (i) $1.78125 or (ii) the cash dividends declared on the number of shares of Class A Common Stock into which one share of Class B Preferred Stock is convertible. The Class B Preferred Stock is convertible at a conversion ratio of 3.28407 shares of Class A Common Stock for each share of Class B Preferred Stock (subject to anti-dilution adjustments). The Class B Preferred Stock is senior to Class A Common Stock as to dividends and upon liquidation. The proceeds from the sale of the Class B Preferred Stock were used to repay outstanding indebtedness under the Company's revolving credit facility (the "Credit Facility") with Bank of America National Trust and Savings Association ("Bank of America"), as agent for the banks parties thereto, and for general business purposes.

    In October 1997, AIMCO sold 7,000,000 shares of Class A Common Stock in an underwritten public offering for net proceeds of $241.5 million. AIMCO used approximately $23 million of such net proceeds to repay an intercompany loan from the Operating Partnership, and contributed all of the remaining approximately $218.5 million of such net proceeds to the Operating Partnership, which used such proceeds for the repayment of outstanding indebtedness and for general business purposes. Since August 1997, AIMCO has also issued an aggregate of 5,052,418 additional shares of Class A Common Stock to institutional investors for aggregate net proceeds of approximately $157 million. Of the net proceeds of such offerings, AIMCO used $7.0 million to purchase shares of NHP Common Stock and used $114.3 million to repay in full outstanding borrowings (including accrued interest) under a short-term credit facility of one of the Unconsolidated Subsidiaries. Substantially all of the remaining $35.7 million of proceeds were transferred to the Operating Partnership in exchange for OP Units. The Operating Partnership used such proceeds to repay outstanding indebtedness under the Credit Facility and for general business purposes.

                         BUSINESS AND GROWTH STRATEGIES

OPERATING AND FINANCIAL STRATEGIES

    The Company's operating and financing strategies to attempt to meet its objective of providing long-term, predictable funds from operations ("FFO") per share of Common Stock include the following:

    - ACQUISITION OF PROPERTIES AT LESS THAN REPLACEMENT COST. The Company attempts to acquire properties at a significant discount to their replacement cost.

    - GEOGRAPHIC DIVERSIFICATION. The Company operates in 42 states, the District of Columbia and Puerto Rico. This geographic diversification insulates AIMCO, to some degree, from inevitable downturns in any one market.

    - MARKET GROWTH. The Company seeks to operate in markets where population and employment growth are expected to exceed the national average and where it believes it can become a regionally significant owner or manager of properties. For the 1996 to 1999 period, annual population and employment growth rates in AIMCO's five largest regional markets are forecasted to be 2.2% and 3.6%, respectively, compared with projected national averages of 0.9% and 2.0%, respectively.

    - PRODUCT DIVERSIFICATION. The Company's portfolio of apartment properties spans a wide range of apartment community types, both within and among markets.

    - CAPITAL REPLACEMENT. The Company believes that the physical condition and amenities of its apartment communities are important factors in its ability to maintain and increase rental rates. The Company allocates approximately $300 annually per owned apartment unit for capital replacements ("Capital Replacements") and reserves unexpended amounts for future capital replacements.

    - DEBT FINANCING. The Company's strategy is generally to incur debt to increase its return on equity while maintaining acceptable interest coverage ratios. The Company uses predominantly long-term, fixed-rate and self-amortizing debt in order to avoid the refunding or repricing risks of short-term borrowings.

    - DISPOSITIONS. From time to time, the Company sells properties that do not meet its return on investment criteria or that are located in areas where the Company does not believe that the long-term neighborhood values justify the continued investment in the properties.

    - DIVIDEND POLICY. AIMCO pays dividends to share its profitability with its stockholders. For the years ended December 31, 1996 and 1995 and the nine months ended September 30, 1997, AIMCO distributed 72.3%, 75.1% and 68.0%, respectively, of FFO to its stockholders. It is the present policy of AIMCO's Board of Directors to increase the dividend annually in an amount equal to one-half the projected increase in FFO, adjusted for Capital Replacements.

GROWTH STRATEGIES

    The Company seeks growth through two primary sources--acquisition and internal expansion.

    ACQUISITION STRATEGIES. The Company believes its acquisition strategies will increase profitability and predictability of earnings by increasing its geographic diversification, economies of scale and opportunities to provide ancillary services to tenants at the AIMCO Properties. Since AIMCO's initial public offering in July 1994 (the "IPO") through September 30, 1997, excluding the NHP Real Estate Acquisition and the NHP Acquisition, the Company has completed 25 acquisition transactions involving a total of 68 properties for an aggregate purchase price of $714 million, including the assumption of $397 million of indebtedness. Subsequently, in October 1997, the Company also consummated acquisition transactions involving the properties of the Winthrop Portfolio, Windward and Foxchase. The Company acquires additional properties primarily in three ways:

    - DIRECT ACQUISITIONS. The Company may directly acquire individual properties or portfolios and controlling interests in entities that own or control such properties or portfolios. During the nine months ended September 30, 1997, in addition to the NHP Real Estate Acquisition and the NHP Acquisition, the Company has directly acquired seven apartment properties for a total consideration of $185 million, consisting of $56 million in cash, approximately 1.9 million OP Units valued at $56 million, and the assumption of $73 million of indebtedness.

    - ACQUISITION OF MANAGED PROPERTIES. The Company believes that its property management operations support its acquisition activities. Since the IPO, the Company has acquired from its managed portfolio 12 properties comprising 3,530 units for total consideration of $129 million.

    - INCREASING ITS INTEREST IN PARTNERSHIPS. For properties where the Company owns a general partnership interest in the property-owning partnership, AIMCO may seek to acquire, subject to its fiduciary duties to the partnership, the outstanding limited partnership interests for cash or, in some cases, in exchange for OP Units. The Company has completed tender offers with respect to 25 partnerships and purchased additional limited partnership interests in the partnerships for a combination of cash and OP Units.

    INTERNAL GROWTH STRATEGIES. The Company pursues internal growth primarily through the following strategies:

    - REVENUE INCREASES. The Company increases rents where feasible and seeks to improve occupancy rates. AIMCO's "same store" revenues from the Owned Properties (based on properties owned from period to period) have grown by 2.5% and 3.4%, respectively, for the three months and nine months ended September 30, 1997, as compared to the three months and the nine months ended September 30, 1996.

    - REDEVELOPMENT OF PROPERTIES. The Company believes redevelopment of selected properties in superior locations provides advantages over development of new properties, because, compared with new development, redevelopment generally can be accomplished with relatively lower financial risk, in less time and with reduced delays attributable to governmental regulation.

    - EXPANSION OF PROPERTIES. The Company believes that expansion within or adjacent to existing AIMCO Properties also provides growth opportunities at lower risk than new development. Such expansion can offer cost advantages to the extent common area amenities and on-site management personnel can service the property expansions.

    - CONVERSION OF AFFORDABLE PROPERTIES; IMPROVEMENT OF PERFORMANCE. The Company believes that it may be able to significantly increase its return from its portfolio of affordable properties by improving operations at some of its properties or by converting some of its properties to conventional properties.

PROPERTY MANAGEMENT STRATEGIES

    AIMCO seeks to improve the operating results from its property management business by, among other methods, combining centralized financial control and uniform operating procedures with localized property management decision-making and market knowledge. AIMCO's management operations are organized into 14 regional hubs, each supervised by a Regional Vice President, who has, on average, 17 years of experience in apartment management.

                                  THE OFFERING

Securities Offered....  2,400,000 shares of Class C Preferred Stock (the "Offering").

Dividends.............  Dividends on the Class C Preferred Stock are cumulative from the date of original issue and are payable quarterly, when and as declared, commencing on April 15, 1998, at the rate of 9% per annum of the $25 liquidation preference (equivalent to an annual dividend rate of $2.25 per share).

Liquidation             $25 per share of Class C Preferred Stock, plus an amount equal to
Preference............  accumulated, accrued and unpaid dividends (whether or not earned or declared).

Redemption............  The Class C Preferred Stock is not redeemable prior to December 23,
                        2002, except in certain limited circumstances relating to the ownership limitation necessary to preserve AIMCO's qualification as a REIT. On and after December 23, 2002, the Class C Preferred Stock will be redeemable for cash at the option of AIMCO, in whole or from time to time in part, at a redemption price of $25 per share, plus accrued and unpaid dividends, if any, to the redemption date. The redemption price for the Class C Preferred Stock (other than any portion thereof consisting of accrued and unpaid dividends) shall be payable solely with the proceeds from the sale by AIMCO or the
                        Operating Partnership of other capital shares of AIMCO or the
                        Operating Partnership (whether or not such sale occurs concurrently with such redemption).

Ranking...............  The Class C Preferred Stock will rank on a parity with the outstanding shares of Class B Preferred Stock and senior to the
                        Class A Common Stock and AIMCO's Class B Common Stock, par value
                        $.01 per share ("Class B Common Stock"), in each case, with respect to the payment of dividends and the distribution of amounts upon liquidation, dissolution or winding up.

Voting Rights.........  Holders of Class C Preferred Stock will generally have no voting rights. However, whenever dividends on the shares of Class C
                        Preferred Stock are in arrears for six or more quarterly periods
                        (whether or not consecutive), the holders of such shares (voting together as a single class with all other shares of any class or series of stock ranking on a parity with the Class C Preferred Stock which are entitled to similar voting rights) will be entitled to vote for the election of two additional directors of AIMCO until all dividends in arrears on outstanding shares of Class C Preferred
                        Stock have been paid or declared and set apart for payment. In addition, certain changes to the terms of the Class C Preferred
                        Stock that would be materially adverse to the rights of holders of
                        Class C Preferred Stock cannot be made without the affirmative vote of holders of at least 66 2/3% of the outstanding shares of Class C
                        Preferred Stock and shares of any class or series of stock ranking on a parity with the Class C Preferred Stock which are entitled to similar voting rights, voting as a single class.

Ownership Limit.......  Ownership of shares of Class C Preferred Stock by any person is limited such that the sum of (i) the aggregate value of the Class C
                        Preferred Stock, and (ii) the aggregate value of all shares of any other class of capital stock of AIMCO (such other classes of stock, collectively with the Class C Preferred Stock, the "Equity Stock"), owned, directly or constructively, by such person, does not, subject to certain exceptions, exceed 8.7% of the aggregate value of all outstanding shares of Equity Stock.

Listing...............  AIMCO has applied to list the Class C Preferred Stock on the NYSE.
                        If approved for listing, trading of the Class C Preferred Stock on the NYSE is expected to commence within the 30-day period after the initial delivery of the Class C Preferred Stock.

Use of Proceeds.......  AIMCO intends to contribute the net proceeds from the sale of the
                        Class C Preferred Stock (estimated to be $57.9 million ($66.6 million if the Underwriters' over-allotment option is exercised in full)) to the Operating Partnership in exchange for a preferred interest in the Operating Partnership. The Operating Partnership
                        intends to use the amounts received from AIMCO to repay outstanding indebtedness and for general business purposes. See "Use of
                        Proceeds."

             SUMMARY PRO FORMA AND HISTORICAL FINANCIAL INFORMATION
                (IN THOUSANDS, EXCEPT PER SHARE AND RATIO DATA)

    The following table sets forth summary pro forma and historical financial and operating information for AIMCO. The pro forma financial and operating information gives effect to the NHP Acquisition, the NHP Real Estate Acquisition, the WMF Spin-Off and the NHP Reorganization, assuming that AIMCO/NHP Holdings, Inc. ("ANHI") elects to receive Mixed Consideration and that all other NHP stockholders elect to receive Stock Consideration for each share of NHP Common Stock owned by them. The pro forma financial and operating information set forth below also gives effect to certain other transactions completed prior to the date hereof and should be read in conjunction with, and is qualified in its entirety by, the historical and pro forma financial statements and notes thereto of AIMCO, NHP, the NHP Real Estate Companies, NHP Southwest Partners, L.P., the NHP New LP Entities (as defined in Note 1 of such financial statements included in AIMCO's Current Report on Form 8-K dated June 3, 1997, as amended), the NHP Borrower Entities (as defined in Note 1 of such financial statements included in AIMCO's Current Report on Form 8-K dated June 3, 1997, as amended), The Bay Club at Aventura, the Morton Towers apartments, the Thirty-five Acquisition Properties (which represent the Winthrop Portfolio), First Alexandria Associates Limited Partnership, Country Lakes Associates Two, Point West Limited Partnership, and The Oak Park Partnership, all of which are incorporated by reference herein. The summary historical financial information for the years ended December 31, 1996 and 1995 is based on the audited financial statements of AIMCO incorporated by reference herein. The summary historical financial information for AIMCO for the nine months ended September 30, 1997 and 1996 has been prepared from unaudited historical financial data incorporated by reference herein. In the opinion of the management of AIMCO, the operating data for the nine months ended September 30, 1997 and 1996 include all adjustments (consisting only of normally recurring adjustments) necessary to present fairly the information set forth therein. The results for the nine months ended September 30, 1997 are not necessarily indicative of the results to be obtained for the year ending December 31, 1997. The following information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements of AIMCO and notes thereto incorporated by reference herein.

                                            FOR THE NINE MONTHS ENDED SEPTEMBER 30,          FOR THE YEAR ENDED DECEMBER 31,
                                          -------------------------------------------  -------------------------------------------
                                                                     1997                                         1996
                                                         ----------------------------                 ----------------------------
                                              1996       HISTORICAL      PRO FORMA         1995       HISTORICAL      PRO FORMA
                                          -------------  -----------  ---------------  -------------  -----------  ---------------
                                                                                       (RESTATED)(A)
OPERATING DATA:
  Income from rental property
    operations..........................    $  27,566     $  48,154   $  67,063          $  27,483     $  39,814   $  73,581
  Income from service company
    business............................        1,042         2,804         989              1,973         1,717         856
  Income (loss) before minority interest
    in Operating Partnership,
    extraordinary item and gain (loss)
    on disposition of property..........       11,132        19,865      31,262             14,988        15,629      35,596
  Net income............................    $   9,351     $  16,815   $  27,833(h)       $  13,375     $  12,984   $  31,135(h)

PER SHARE DATA:
  Net income per common share and common
    share equivalents...................    $    0.77     $    0.77   $    0.59(h)       $    0.86     $    1.04   $    0.67(h)
  Dividends paid per common share.......    $   1.275     $  1.3875   $  1.3875          $    1.66     $    1.70   $    1.70
  Weighted average number of common
    shares and common share equivalents
    outstanding.........................       12,127        20,629      40,396              9,579        12,427      38,686

                                           FOR THE NINE MONTHS ENDED SEPTEMBER        FOR THE YEAR ENDED
                                                           30,                           DECEMBER 31,
                                          --------------------------------------  --------------------------
                                                                  1997                                     1996
                                                         -----------------------                 ------------------------
                                              1996       HISTORICAL   PRO FORMA                  HISTORICAL    PRO FORMA
                                          -------------  ----------  -----------      1995       -----------  -----------
                                                                                  -------------
                                                                                  (RESTATED)(A)
BALANCE SHEET DATA (END OF PERIOD):
  Real estate, before accumulated
    depreciation........................    $ 541,933    $1,250,239   $1,469,870    $ 477,162     $ 865,222
  Cash and cash equivalents.............        1,115        45,775      64,606         2,379        13,170
  Total assets..........................      531,863     1,608,195   1,910,985       480,361       834,813
  Total mortgages and notes payable.....      304,772       661,715     686,420       268,692       522,146
  Minority interest in other
    partnerships........................       --            19,355      39,709        --            10,386
  Minority interest in Operating
    Partnership.........................       42,760       111,632     117,323        30,376        58,777
  Stockholders' equity(b)...............      172,298       627,426     999,652       169,032       222,889
CASH FLOW DATA:
  Cash provided by operating
    activities(c).......................    $  30,865    $   53,435   $  74,736     $  25,911     $  38,806    $  80,781
  Cash used in investing
    activities(d).......................      (11,188)     (314,814)     (8,638)      (60,821)      (88,144)     (11,518)
  Cash provided by (used in) financing
    activities(e).......................      (20,941)      293,984     (66,434)       30,145        60,129      (81,725)
OTHER DATA:
  Funds from Operations(f)..............    $  25,192    $   48,857   $  90,081     $  25,285     $  35,185    $ 113,747
  Weighted average number of common
    shares and OP Units
    outstanding(g)......................       14,517        23,824      45,373        11,461        14,994       44,228
  Ratio of earnings to combined fixed
    charges and preferred stock
    dividends...........................        1.6:1         1.5:1       1.8:1         1.5:1         1.6:1        1.6:1

-------------

(a) In the second quarter of 1996, AIMCO reorganized the ownership of its subsidiary service company, whereby the Operating Partnership (i) owns all of the non-voting preferred stock of the service company, Property Asset Management Services, Inc., a Delaware corporation ("PAMS Inc."), representing a 95% economic interest, and (ii) owns the 1% general partnership interest in Property Asset Management Services, L.P., a Delaware limited partnership ("PAMS LP"). PAMS Inc. owns the 99% limited partnership interest in PAMS LP. Substantially all the activity of PAMS Inc. is conducted by PAMS LP. Because the Operating Partnership owns 95% of the economic value of PAMS Inc. and also controls the general partnership interest in PAMS LP, thereby controlling the activity of the partnership, the service company is consolidated. Prior to the reorganization, AIMCO reported the service company business on the equity method. The restatement has no impact on net income, but does increase third party and affiliate management and other income, management and other expenses, amortization of management company goodwill and depreciation of non-real estate assets. AIMCO has restated the balance sheet as of December 31, 1995, and the statements of income and statements of cash flows for the year ended December 31, 1995 to reflect the change.

(b) Subsequent to September 30, 1997, AIMCO issued 7,000,000 shares of Class A Common Stock for aggregate net proceeds of approximately $242 million. See "--Recent Financings."

(c) Pro forma cash provided by operating activities represents income before income allocable to minority interests, plus depreciation and amortization less the non-cash portion of AIMCO's equity in earnings of unconsolidated subsidiaries. The pro forma amounts do not include adjustments for changes in working capital resulting from changes in current assets and current liabilities as there is no historical data available as of both the beginning and end of each period presented.

(d) On a pro forma basis, cash used in investing activities represents the minimum annual provision for capital replacements of $300 per owned apartment unit.

(e) Pro forma cash used in financing activities represents estimated dividends and distributions to be paid based on AIMCO's historical dividend rate of $1.70 and $1.3875 per share for the year ended December 31, 1996 and the nine months ended September 30, 1997, respectively, and outstanding shares of Class A Common Stock and OP Units, as well as estimated dividends to be paid based on the rate of $7.125 and $5.34375 per share for the year ended December 31, 1996 and the nine months ended September 30, 1997, respectively, and on outstanding shares of Class B Preferred Stock.

(f) The Company's management believes that the presentation of FFO, when considered with the financial data determined in accordance with generally accepted accounting principles ("GAAP"), provides useful measures of AIMCO's performance. However, FFO does not represent cash flow and is not necessarily indicative of cash flow or liquidity available to AIMCO, nor should it be considered as an alternative to net income as an indicator of operating performance. The Board of Governors of the National Association of Real Estate Investment Trusts ("NAREIT") defines FFO as net income (loss), computed in accordance with GAAP, excluding gains and losses from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. In addition, AIMCO adjusts FFO for minority interest in the Operating Partnership, amortization of management company goodwill, the non-cash deferred portion of the income tax provision for unconsolidated subsidiaries and the payment of dividends on preferred stock. AIMCO's management believes that presentation of FFO provides investors with an industry accepted measurement which helps facilitate an understanding of AIMCO's ability to meet required dividend payments, capital expenditures and principal payments on its debt. There can be no assurance that AIMCO's basis of computing FFO is comparable with that of other REITs.

    The following is a reconciliation of Income before minority interest in Operating Partnership to FFO:

                                                          FOR THE NINE MONTHS
                                                          ENDED SEPTEMBER 30,              FOR THE YEAR ENDED DECEMBER 31,
                                                 -------------------------------------  -------------------------------------
                                                                        1997                                   1996
                                                              ------------------------               ------------------------
                                                    1996      HISTORICAL    PRO FORMA      1995      HISTORICAL    PRO FORMA
                                                 -----------  -----------  -----------  -----------  -----------  -----------
                                                 (RESTATED)                             (RESTATED)

OPERATING ACTIVITIES
Income before minority interest in Operating
  Partnership..................................   $  11,196    $  19,427    $  31,262    $  14,988    $  15,673    $  35,596
(Gain) loss on disposition of property.........         (64)         169       --           --              (44)      --
Extraordinary item.............................      --              269       --           --           --           --
Real estate depreciation, net of minority
  interest in other partnerships...............      13,716       21,052       31,818       15,038       19,056       40,559
Amortization of management company goodwill....         344          711          897          428          500        1,256
Equity in earnings of Unconsolidated
  Subsidiaries:
    Real estate depreciation...................      --            2,781        6,020       --           --            8,942
    Amortization of recoverable amount of
      management contracts.....................      --              430        6,322       --           --            8,429
    Deferred income taxes......................      --            2,164          600       --           --            3,600
Real estate depreciation from investments in
  partnerships.................................      --            2,689       17,170       --           --           20,709
                                                 -----------  -----------  -----------  -----------  -----------  -----------
Net funds provided by operating activities.....      25,192       49,692       94,089       30,454       35,185      119,091
                                                 -----------  -----------  -----------  -----------  -----------  -----------

FINANCING ACTIVITIES
Payment of dividend on Preferred Stock.........      --             (835)      (4,008)      (5,169)      --           (5,344)
                                                 -----------  -----------  -----------  -----------  -----------  -----------
Net funds used in financing activities.........      --             (835)      (4,008)      (5,169)      --           (5,344)
                                                 -----------  -----------  -----------  -----------  -----------  -----------
Funds from Operations..........................   $  25,192    $  48,857    $  90,081    $  25,285    $  35,185    $ 113,747
                                                 -----------  -----------  -----------  -----------  -----------  -----------
                                                 -----------  -----------  -----------  -----------  -----------  -----------

(g) After a one year holding period, OP Units may be tendered for redemption at the option of the holder and, upon tender, may be acquired by AIMCO for shares of Class A Common Stock at an exchange ratio of one share of Class A Common Stock for each OP Unit (subject to adjustment).

(h) AIMCO has amortized goodwill associated with the NHP Acquisition using the straight line method over 20 years. The allocation of the purchase price of NHP is preliminary; therefore, the amount and life of goodwill are subject to change as additional information is obtained and the purchase price allocation is finalized. The expected life of goodwill will depend upon the final valuation of the various intangible assets, which could range from five years to 20 years. If the estimated life of goodwill is ultimately determined to be five years, for the nine months ended September 30, 1997, the net income (loss) and net income (loss) per common share and common share equivalent on a pro forma basis would have been $14,639 and $0.36, respectively; and for the year ended December 31, 1996, the net income
    (loss) and net income (loss) per common share and common share equivalent on a pro forma basis would have been $13,763 and $0.36, respectively. Since AIMCO's policy is to adjust FFO for amortization of goodwill, the change in life of such goodwill would not have any material impact on FFO for the periods presented.

                                  RISK FACTORS

    An investment in the Class C Preferred Stock involves various risks. In addition to general investment risks and those factors set forth elsewhere or incorporated by reference in this Prospectus Supplement, potential investors should consider, among other things, the following factors:

RISKS ASSOCIATED WITH INTEGRATING NHP AND OTHER ACQUIRED BUSINESSES.

    The NHP Acquisition and the NHP Real Estate Acquisition constitute the largest acquisition ever undertaken by the Company, involving an aggregate purchase price in excess of $450 million. In addition to the risks typically associated with acquisitions generally, the integration of NHP's business with AIMCO's may place a significant burden on AIMCO's management and its systems. See "--Risks of Acquisition and Development Activities". Such integration is subject to risks commonly encountered in making such acquisitions, including, among others, loss of key personnel of NHP, the difficulty associated with assimilating the personnel and operations of NHP, the disruption of AIMCO's ongoing business and acquisition strategy, the difficulty in maintaining uniform standards, controls, procedures and policies and the impairment of AIMCO's reputation. No assurance can be given that the anticipated benefits from the NHP Acquisition and the NHP Real Estate Acquisition will be realized, that AIMCO will be able to integrate the two businesses successfully or that AIMCO will not be required to make expenditures to enhance its systems. Failure of AIMCO to integrate the two businesses successfully could have a material adverse effect on AIMCO's results of operations. Substantial growth in AIMCO's portfolio as a result of recent and possible future acquisitions of businesses may involve similar burdens and risks.

POSSIBLE CONFLICT OF INTERESTS; TRANSACTIONS WITH AFFILIATES

    The Company presently manages the Managed Properties through PAMS Inc., PAMS LP and former subsidiaries of NHP (the "Management Subsidiaries"). In order to satisfy certain REIT requirements, the ownership of PAMS Inc. and certain other Management Subsidiaries consists of the Operating Partnership holding non-voting preferred stock that represents a 95% economic interest, and certain officers and/or directors of the Company holding, directly or indirectly, all of the voting common stock, representing a 5% economic interest. In addition, PAMS LP provides property management services with respect to certain Managed Properties in which certain officers and/or directors of the Company have separate ownership interests. The fees for these services have been negotiated on an individual basis and typically range from 3% to 6% of gross receipts for the particular property. Although these arrangements were not negotiated on an arm's-length basis, AIMCO believes, based on comparisons to the fees charged by other real estate companies and by PAMS LP with respect to unaffiliated Managed Properties in comparable locations, that the terms of such arrangements are fair to the Company.

    Upon completion of the NHP Real Estate Reorganization, the vast majority of the assets of the NHP Real Estate Companies will be owned by the Unconsolidated Partnership, in which certain officers and/or directors of AIMCO will have a controlling interest (with a 1% economic interest). As a result of the NHP Acquisition and the NHP Reorganization, the operations of NHP are conducted by the Unconsolidated Subsidiaries, in which certain officers and/or directors of AIMCO have a controlling interest (with an economic interest of 5%). As a result of the ownership interest held by certain officers and/or directors of AIMCO in PAMS Inc., the Unconsolidated Partnership, the Unconsolidated Subsidiaries and certain other Management Subsidiaries, certain conflicts of interest may arise with respect to such persons in transactions involving such entities or the assets held by such entities. For example, in order to acquire an interest in such entities, such persons were required to contribute assets (including promissory notes) to such entities in exchange therefor. Although AIMCO believes that such contributions, and any additional contributions that have been made to maintain a particular percentage interest, have been made on terms that were fair to AIMCO and such entities, such transactions were not made at arm's-length, AIMCO in some instances did not obtain independent valuations of such entities and there can be no assurance that contributions by such individuals to such entities were made in amounts which reflected the market value of the associated economic interest. In addition, because AIMCO does not have voting control over PAMS Inc., the Unconsolidated Partnership, the Unconsolidated Subsidiaries, or certain other Management Subsidiaries, AIMCO may not be able to cause such entities to take actions that would be in the interest of AIMCO and its stockholders or prevent other actions that are not in the interest of AIMCO and its stockholders.

SIGNIFICANT INDEBTEDNESS; REFINANCING RISKS

    The Company has significant amounts of debt outstanding and, accordingly, is subject to the risks normally associated with debt financing, including the risk that its cash flow from operations will be insufficient to make required payments of principal and interest, the risk that existing indebtedness, including secured indebtedness, may not be refinanced or that the terms of any refinancing will not be as favorable as the terms of existing indebtedness. As of November 30, 1997, 96% of the Company's Owned Properties and 71% of its total assets, were encumbered by debt, and the Company had total outstanding indebtedness of $771.1 million, all of which was secured by Owned Properties and other assets. On December 8, 1997, in connection with the NHP Merger, the Company borrowed $35.0 million under the Credit Facility and used such funds, in addition to available cash balances, to repay $59.5 million of secured short-term borrowings of NHP. The Company intends to repay such borrowings under the Credit Facility with a portion of the net proceeds from the Offering. See "Use of Proceeds." The Credit Facility restricts AIMCO's ability to effect certain mergers, business consolidations and asset sales, imposes minimum net worth requirements, and requires AIMCO to maintain a ratio of debt to gross asset value of no more than 0.6 to 1, an interest coverage ratio of at least 2.0 to 1 and a debt service coverage ratio of at least 1.8 to 1. Additionally, the Credit Facility limits AIMCO from distributing more than 80% of funds from operations to AIMCO stockholders, including holders of Class C Preferred Stock, or from making any distributions to stockholders if an event of default exists as a result of a breach of financial covenants. The Credit Facility also requires the Company to seek the lenders' consent in order to effect a redemption of Preferred Stock. Failure to comply with these covenants could result in adverse consequences to holders of Class C Preferred Stock by rendering the Company unable to pay dividends or make redemptions or resulting in an event of default under the Credit Facility. Failure by AIMCO to make payments exceeding $2.0 million under any other debt agreement (except intracompany agreements), failure to perform or observe covenants or conditions under an intracompany subordination agreement entered into in connection with the Credit Facility and events of default resulting in acceleration under AIMCO's other credit agreements, among other events, are considered defaults under the Credit Facility. General Motors Acceptance Corporation has made 96 loans (the "GMAC Loans"), with an aggregate outstanding principal balance of $470.6 million at November 30, 1997, to 61 property owning partnerships of the Company, each of which is secured by the underlying Owned Property of such partnership. Certain GMAC Loans are cross-collateralized with certain other GMAC Loans. Other than certain GMAC Loans, none of the Company's debt is subject to cross-collateralization provisions. AIMCO's Amended and Restated Articles of Incorporation (the "AIMCO Charter") does not limit the amount of indebtedness which may be incurred by AIMCO and its subsidiaries. If the Company does not have sufficient funds to repay its indebtedness at maturity, it may be necessary to refinance such indebtedness through additional debt financing, private or public offerings of debt securities or additional equity offerings. If, at the time of any such refinancing, prevailing interest rates or other factors result in higher interest rates on refinancings, increases in interest expense could adversely affect cash flow, and consequently, cash available for required dividends on shares of the Class C Preferred Stock. If the Company is unable to refinance its indebtedness on acceptable terms, it might be forced to dispose of properties or other assets on disadvantageous terms, potentially resulting in losses and adverse effects on cash flow from operating activities. If the Company is unable to make required payments of principal and interest on indebtedness secured by Owned Properties, such properties could be foreclosed upon by the lender with a consequent loss of income and asset value to the Company.

RISK OF RISING INTEREST RATES

    Certain of the Company's borrowings, including the Credit Facility, bear interest at a variable rate. In addition, as of November 30, 1997, the Company (excluding NHP) had approximately $47.5 million of other indebtedness that bears interest at a variable rate. As of November 30, 1997, approximately 94% of the Company's total indebtedness (excluding NHP) was subject to fixed interest rates and 6% was subject to variable interest rates. Although, as described below, the Company has certain hedging arrangements in place, increases in interest rates could increase the Company's interest expense and adversely affect cash flow.

RISKS RELATED TO INTEREST RATE HEDGING ARRANGEMENTS

    The Company from time to time enters into agreements to reduce the risks associated with increases in interest rates. Although these agreements provide the Company with some protection against rising interest rates, these agreements also reduce the benefits to the Company when interest rates decline. In March 199s7, the Company entered into an interest rate hedging agreement (the "Hedge") with an investment banking company in anticipation of refinancing certain indebtedness. The Hedge, which has been extended to mature on January 30, 1998, has a notional amount of $100 million and fixes the interest rate of the anticipated refinancing at 7.053%. In addition, in September 1997, the Company entered into a second interest rate agreement (the "September Hedge"), with the same investment banking company, having a notional amount of $75 million, in anticipation of refinancing certain indebtedness. The September Hedge matures on January 30, 1998 and fixes the interest rate of the anticipated refinancing at 6.211%. Based on the fair value of the Hedge and the September Hedge at December 11, 1997, the Company has unrealized losses of approximately $12.4 million. These losses, when amortized, will result in effective interest rates of approximately 7.8% and 7.0%, respectively, over the life of the refinanced debt. There can be no assurance that the above described indebtedness will be refinanced or that the Company will be able to enter into other hedging arrangements to replace the Hedge or the September Hedge.

    Interest rate hedging arrangements, including the Hedge and the September Hedge, may expose the Company to certain risks. Interest rate movements during the term of interest rate hedging arrangements may result in a gain or loss on the Company's investment in the hedging arrangement. In addition, if a hedging arrangement is not indexed to the same rate as the indebtedness that is hedged, the Company may be exposed to losses to the extent that the rate governing the indebtedness and the rate governing the hedging arrangement change independently of each other. Finally, nonperformance by the other party to the hedging arrangement may result in credit risks to the Company. In order to minimize counterparty credit risk, the Company's policy is to enter into hedging arrangements only with large financial institutions that maintain an investment grade credit rating.

HOLDING COMPANY STRUCTURE

    The Class C Preferred Stock is an obligation exclusively of AIMCO. The principal asset of AIMCO is its interest in the Operating Partnership and the operations of AIMCO are conducted almost exclusively through the Operating Partnership and its subsidiaries. Accordingly, the cash flow and the consequent ability of AIMCO to satisfy its obligations and to make required dividend payments on the Class C Preferred Stock is dependent upon the earnings of the Operating Partnership and its subsidiaries and the ability of the Operating Partnership and its subsidiaries to distribute those earnings to AIMCO, whether by distributions, loans or otherwise. The payment of distributions or the making of loans to AIMCO may be subject to statutory or contractual limitations, are dependent upon the earnings of such subsidiaries and are subject to various business considerations. In connection with the Offering, the net proceeds of the Offering will be contributed to the Operating Partnership in exchange for a preferred interest in the Operating Partnership which will accrue dividends at the same rates and at the same times as the dividends on the Class C Preferred Stock. However, the Credit Facility provides, and any future credit agreement would be expected to provide, that the Operating Partnership may not make any distributions to AIMCO if the Operating Partnership is in default under the Credit Facility with respect to certain financial covenants or if the aggregate distributions exceed certain specified levels. Any right of AIMCO to receive assets of the Operating Partnership and its subsidiaries upon their liquidation or reorganization (and the consequent right of the holders of the Class C Preferred Stock to participate in those assets) will be effectively subordinated to the claims of the Operating Partnership and its subsidiaries' creditors, except to the extent that AIMCO is recognized as a creditor of the Operating Partnership or such subsidiaries, in which case the claims would still be subordinate to any security interest in the assets of the Operating Partnership or such subsidiaries and to any indebtedness or other obligations of the Operating Partnership or such subsidiaries that are senior to the interest held by AIMCO.

RISKS RELATED TO INVESTMENT IN AND MANAGEMENT OF REAL ESTATE

    GENERAL. Real property investments are subject to varying degrees of risk. The yields available from equity investments in real estate depend on the amount of income generated and expenses incurred. The Company's income from its Owned Properties and Equity Properties may be adversely affected by the general economic climate, local conditions such as oversupply of apartments or a reduction in demand for apartments in the area, the attractiveness of the properties to tenants, competition from other available apartments, the ability of the Company to provide adequate maintenance and insurance, and increases in operating costs (including real estate taxes). The Company's income from its Owned Properties and Equity Properties would also be adversely affected if a significant number of tenants were unable to meet their rent payment obligations when due or if apartments could not be rented on favorable terms. Certain significant expenditures associated with real property investments (such as debt service, real estate taxes and maintenance costs) generally are not reduced when circumstances cause a reduction in income from the investments. In addition, income from properties and real estate values are also affected by such factors as applicable laws, including tax laws, interest rate levels and the availability of financing. If the Company's Owned Properties and Equity Properties do not generate income sufficient to meet operating expenses, including debt service and capital expenditures, the Company's income, and AIMCO's ability to pay dividends to holders of Class C Preferred Stock, will be adversely affected. Many of the factors that could adversely affect the Company's income from its Owned Properties and Equity Properties could also adversely affect the Company's income from its Managed Properties by reducing gross receipts for such properties.

    ILLIQUIDITY OF REAL ESTATE. Investments in real estate or partnerships which own real estate may be illiquid. As a result, the Company may be unable to vary its portfolio promptly in response to changes in economic or other conditions. In addition, the Code limits the ability of AIMCO, as a REIT, to sell properties held for fewer than four years.

    OPERATING RISKS. The AIMCO Properties are subject to operating risks common to apartment properties in general. These risks may adversely affect the Company's cash flow from operations. For example, increases in unemployment in the areas in which the AIMCO Properties are located may adversely affect apartment occupancy or rental rates and it may not be possible to offset increases in operating costs due to inflation and other factors by increased rents. Local rental market characteristics also limit the extent to which rents may be increased without decreasing occupancy rates.

    COMPETITION. There are numerous housing alternatives that compete with the AIMCO Properties in attracting residents. Such properties compete directly with other rental apartments and single family homes that are available for rent in the markets in which such properties are located. Such properties also compete for residents with new and existing homes and condominiums. The ability of the Company to lease apartment units and the level of rents charged is determined in large part by the number of competitive properties in the local market. Numerous real estate companies compete with the Company in each of its market areas in acquiring, developing and managing apartment properties and seeking tenants to occupy their properties and the Company's market share is small in each of its market areas. In addition, numerous property management companies compete with the Company in the markets where the Managed Properties are located.

    CHANGE IN LAWS. Changes in laws increasing the potential liability for environmental conditions existing on properties or increasing the restrictions on discharges or other conditions, as well as changes in laws affecting development, construction and safety requirements, may result in significant unanticipated expenditures which would adversely affect the Company's cash flow from operating activities. In addition, future enactment of rent control or rent stabilization laws or other laws regulating multifamily housing may reduce, or limit the ability of the Company to increase, rental revenue or increase operating costs in particular markets.

    POSSIBLE ENVIRONMENTAL LIABILITIES. Under Federal, state and local environmental laws and regulations, a current or previous owner or operator of real property may be required to investigate and clean up a release of hazardous substances at such property, and may, under such laws and common law, be held liable for property damage and other costs incurred by third parties in connection with such releases. The liability under certain of these laws has been interpreted to be joint and several unless the harm is divisible or there is a reasonable basis for allocation of responsibility. The failure to remediate the property properly may also adversely affect the owner's ability to sell or rent the property or to borrow using the property as collateral. In connection with its ownership, operation or management of the AIMCO Properties, the Company could be potentially liable for environmental liabilities or costs associated with its properties or properties it may in the future acquire or manage.

    Certain Federal, state and local laws and regulations govern the removal, encapsulation or disturbance of asbestos-containing materials ("ACMs") when those materials are in poor condition or in the event of building remodeling, renovation or demolition, impose certain worker protection and notification requirements and govern emissions of and exposure to asbestos fibers in the air. These laws also impose liability for a release of ACMs and may enable third parties to seek recovery from owners or operators of real properties for personal injury associated with ACMs. In connection with the ownership, operation or management of properties, the Company could be potentially liable for those costs. There are ACMs at certain of the Owned Properties, and there may be ACMs at certain of the other AIMCO Properties. AIMCO has developed and implemented operations and maintenance programs, as appropriate, that establish operating procedures with respect to the ACMs at most of the Owned Properties, and intends to develop and implement, as appropriate, such programs at AIMCO Properties that do not have such programs.

    Certain of the Owned Properties, and some of the other AIMCO Properties, are located on or near properties that contain or have contained underground storage tanks or on which activities have occurred which could have released hazardous substances into the soil or groundwater. There can be no assurances that such hazardous substances have not been released or have not migrated, or in the future will not be released or will not migrate onto the AIMCO Properties. Such hazardous substances have been released at certain Owned Properties and, in at least one case, have migrated from an off-site location onto the Company's property. In addition, the Company's Montecito property in Austin, Texas, is located adjacent to, and may be partially on, land that was used as a landfill. Low levels of methane and other landfill gas have been detected at Montecito. The City of Austin (the "City"), the former landfill operator, has assumed responsibility for conducting all investigation and remedial activities to date associated with the methane and other landfill gas. The remediation of the landfill gas is now substantially complete, and the Texas Natural Resources Conservation Commission (the "TNRCC") has preliminarily approved the methane gas remediation efforts. Final approval of the site and the remediation process is contingent upon the results of continued methane gas monitors to confirm the effectiveness of the remediation efforts. Should further actionable levels of methane gas be detected, a proposed contingency plan of passive methane gas venting may be implemented by the City. The City has also conducted testing on the Company's Montecito property to determine whether, and to what extent, groundwater has been impacted. Based on test reports received to date by the Company, the groundwater does not appear to be contaminated at actionable levels. The Company has not incurred and does not expect to incur liability for the landfill investigation and remediation; however, AIMCO has relocated some of its tenants and has installed a venting system according to the TNRCC's specifications under the building slabs, in connection with its present raising of four of its buildings, in order to install stabilizing piers thereunder, at an estimated total cost of approximately $573,000, which cost is primarily for the restabilization. The Company anticipates that the construction in process will be completed in January 1998. The City will be responsible for monitoring the conditions at the Montecito property.

    All of the Owned Properties were subject to Phase I or similar environmental audits by independent environmental consultants prior to acquisition. The audits did not reveal, nor is the Company aware of, any environmental liability relating to such properties that the Company believes would have a material adverse effect on the Company's business, assets or results of operations. However, such audits involve a number of judgments and it is possible that such audits did not reveal all environmental liabilities or that there are material environmental liabilities of which the Company is unaware. In addition, the Managed Properties may not have been, and certain of the NHP Properties have not been, subject to Phase I or similar environmental audits by independent environmental consultants. While the Company is not aware of any environmental liability that it believes would have a material adverse effect on its business, financial condition or results of operations relating to either the Managed Properties or the NHP Properties for which audits are not available, there can be no assurance that material environmental liabilities of which the Company is unaware do not exist at such properties.

    In October 1997, NHP received a letter (the "EPA Letter") from the U.S. Department of Justice ("DOJ") which indicated that the U.S. Environmental Protection Agency ("EPA") has requested that DOJ file a lawsuit against NHP alleging, among other things, that NHP violated the Clean Air Act, the National Recycling and Emissions Reduction Program and associated regulations in connection with the employment of certain unlicensed personnel, maintenance and disposal of certain refrigerants, and record-keeping practices at two properties. The EPA Letter states that DOJ has evidence of various violations at two properties, and that the statutory penalty allows up to $25,000 per day for each violation. The EPA letter further states that DOJ intends to seek an audit of all NHP properties for similar potential violations. The EPA Letter invites NHP to settle the matter before a lawsuit is filed. The Company expects that the matters referred to in the EPA Letter will be settled by the Company and that such settlement will not have a material adverse financial effect on the Company's results of operations taken as a whole.

    RESTRICTIONS IMPOSED BY LAWS BENEFITING DISABLED PERSONS. Under the Americans with Disabilities Act of 1990 (the "ADA"), all places of public accommodation are required to meet certain Federal requirements related to access and use by disabled persons. These requirements became effective in 1992. A number of additional Federal, state and local laws exist which also may require modifications to the Owned Properties, or restrict certain further renovations thereof, with respect to access thereto by disabled persons. For example, the Fair Housing Amendments Act of 1988 (the "FHAA") requires apartment properties first occupied after March 13, 1990 to be accessible to the handicapped. Noncompliance with the ADA or the FHAA could result in the imposition of fines or an award of damages to private litigants and also could result in an order to correct any non-complying feature, which could result in substantial capital expenditures. Although management of AIMCO believes that the Owned Properties are substantially in compliance with present requirements, if the Owned Properties are not in compliance, the Company is likely to incur additional costs to comply with the ADA and FHAA.

    RISK OF LOSS OF REVENUE DUE TO TERMINATION OR OTHER LOSS OF PROPERTY MANAGEMENT AGREEMENTS. The Company is dependent upon revenue received for services performed under property management agreements relating to properties owned by third parties. For the year ended December 31, 1996, AIMCO and NHP derived approximately 7.1% and 26.8%, respectively, of their gross revenues from management of properties owned by third parties, excluding, in the case of NHP, reimbursements from property owners for on-site personnel and general and administrative costs. Risks associated with the management of properties owned by third parties include risks that management contracts will be terminated by the property owner or will be lost in connection with a sale of the property, contracts may not be renewed upon expiration or may not be renewed on terms consistent with current terms, and rental revenues upon which management fees are based will decline as a result of general real estate market conditions or other factors and result in decreases in management fees. If significant numbers of contracts are terminated or are not renewed, net income from fee management operations could be adversely affected. Contracts with unaffiliated third parties are for terms ranging from 30 days to 5 years, with most contracts being terminable within one year or less. In general, management contracts may be terminated or otherwise lost as a result of a number of factors, many of which are beyond the control of the Company, including: (i) disposition of the property by the owner in the ordinary course or as a result of financial distress of the property owner; (ii) the property owner's determination that the Company's management of the property is unsatisfactory; (iii) willful misconduct, gross negligence or other conduct by the manager that constitutes grounds for termination under such contracts; and (iv) with respect to certain affordable properties, termination of such contracts by HUD or state housing finance agencies, generally at their discretion.

    On July 29, 1997, the NHP Real Estate Companies elected to sell their interests in 32 apartment properties (collectively, the "Hall Portfolio") to other unaffiliated joint venture partners. The sale is subject to the approval of certain third parties and there is no assurance that the sale will occur. NHP recognized approximately $1.8 million and $1.3 million in property management revenues associated with management of the Hall Portfolio for the year ended December 31, 1996, and the nine months ended September 30, 1997, respectively. If the sale occurs, NHP will no longer provide property management services to the 32 properties which comprise the Hall Portfolio.

    RISKS RELATING TO REGULATION OF AFFORDABLE HOUSING. As of September 30, 1997, the Managed Properties included 60,171 affordable units in 474 properties. In addition, the NHP Real Estate Companies own interests in approximately 50,000 affordable units (a substantial majority of which are managed by NHP). A substantial portion of the affordable properties, and some conventional properties in which the NHP Real Estate Companies own interests, were built or acquired by the owners with the assistance of programs administered by HUD that provide mortgage insurance, favorable financing terms, or rental assistance payments to the owners. As a condition to the receipt of assistance under these and other HUD programs, the properties must comply with various HUD requirements, which typically include limits on rents to amounts approved by HUD. HUD approval is required before the Company may be appointed as manager of additional HUD-assisted properties. There can be no assurance that HUD approval will be received with respect to any particular action for which it is required. In addition to the effects of HUD regulation on the Company as a manager of affordable properties, the business of the Company may be indirectly affected by regulations generally applicable to the entities owning affordable properties. In particular, HUD limits the rents that may be charged on certain HUD-assisted properties to approved amounts. If permitted rents on a property are insufficient to cover costs, a sale of the property may become necessary, which would result in a loss of management fee revenue. As of September 30, 1997, in addition to the 422 HUD-assisted properties, the Company managed 52 properties that receive assistance from agencies other than HUD or are subject to regulation by agencies other than HUD. The Company estimates that it receives less than 9% of its revenues from affordable units.

    RISKS RELATED TO HUD ENFORCEMENT AND LIMITED DENIALS. Under its regulations, HUD has the authority to suspend or deny property owners and managers from participation in HUD programs with respect to additional assistance within a geographic region through imposition of a limited denial of participation ("LDP") by any HUD office or nationwide for violations of HUD regulatory requirements. In March 1997, HUD announced its intention to step up enforcement against property owners and managers who violate their agreements with HUD, and in July 1997, HUD announced the creation of a new department-wide enforcement division. Three HUD field offices have recently issued LDPs to NHP as a result of physical inspections and mortgage defaults at four properties owned by the NHP Real Estate Companies, two of which are managed by the Company. One LDP was subsequently withdrawn and another was terminated in December 1997 after a reinspection of the property. The one remaining LDP, unless lifted, suspends the Company's ability to manage or acquire additional HUD-assisted properties in eastern Missouri (until June 24, 1998). In 1996, NHP obtained approximately $1 million in management revenues from affordable properties in the affected regions. The Company is in the process of requesting that HUD terminate the one remaining LDP, but HUD has so far refused to do so, and the Company cannot determine whether HUD will reverse that decision with respect to the affected region. Because a LDP is prospective, existing HUD agreements are not affected, so a LDP is not expected to result in the loss of management service revenue from or otherwise to affect properties that the Company currently manages in the subject regions. If HUD were to disapprove the Company as property manager for one or more affordable properties, the Company's ability to obtain property management revenues from new affordable properties may be impaired.

    HUD monitors the performance of properties with HUD-insured mortgage loans. HUD also monitors compliance with applicable regulations, and takes performance and compliance into account in approving management of HUD-assisted properties. In this regard, since July 1988, 29 HUD-assisted properties owned or managed by NHP Real Estate Companies or NHP have defaulted on non-recourse HUD-insured mortgage loans. Eight of these 29 properties are also currently managed by NHP. An additional six properties owned or managed by the NHP Real Estate Companies or NHP have received unsatisfactory performance ratings. As a result of the defaults and unsatisfactory ratings, a national HUD office must review any field office approval of the Company to act as property manager for a HUD-assisted property. The national HUD office has consistently approved NHP's applications to manage new properties, and the Company has received HUD clearance to acquire its interests in NHP and the NHP Real Estate Companies. The Company believes that it, including NHP, enjoys a good working relationship with HUD and that the national office will continue to apply the clearance process to large management portfolios such as the Company's, including NHP's, with discretion and flexibility. While there can be no assurance, the Company believes that the unsatisfactory reviews and the mortgage defaults will not have a material impact on its results of operations or financial condition.

    In October 1997, NHP received a subpoena from the Inspector General of HUD requesting documents relating to any arrangement whereby NHP or any of its affiliates provides or has provided compensation to owners of HUD multifamily projects in exchange for or in connection with management of a HUD project. The Company believes that other owners and managers of HUD projects have received similar subpoenas. Documents relating to certain of the Company's acquisitions of property management rights for HUD projects, including its acquisition of property management rights from Oxford Realty Financial Group, Inc. and Oxford Holdings Corporation, may be responsive to the subpoena. The Company intends to comply with the subpoena and believes that its operations are in compliance, in all material respects, with all laws, rules and regulations relating to HUD-assisted or HUD-insured properties. Although the Inspector General has not initiated any action against the Company or, to the Company's knowledge, any owner of a HUD property managed by the Company, if any such action is taken in the future, it could ultimately affect existing arrangements with respect to HUD projects or otherwise have a material adverse effect on the results of operations of AIMCO.

    RISKS RELATING TO RESTRUCTURING OF FEDERAL HOUSING SUBSIDIES. The Company manages approximately 44,000 units that are subsidized under Section 8 of the United States Housing Act of 1937, as amended ("Section 8"). These subsidies are generally provided pursuant to project-based contracts between HUD and the owners of the properties or, with respect to a limited number of units managed by the Company, pursuant to vouchers received by tenants. On October 27, 1997, the President signed into law the Multifamily Assisted Housing Reform and Affordability Act of 1997 (the "1997 Housing Act"). Under the 1997 Housing Act, the mortgage financing of certain properties assisted under Section 8, with rents above market levels and financed with HUD-insured mortgage loans, will be restructured by reducing subsidized rents to market levels, thereby reducing rent subsidies, and lowering required debt service costs as needed to ensure financial viability at the reduced rents and rent subsidies. The 1997 Housing Act retains project-based subsidies for most properties (properties in rental markets with limited supply, properties serving the elderly and certain other properties). The 1997 Housing Act phases out project-based subsidies on selected properties serving families not located in rental markets with limited supply, converting such subsidies to a tenant-based subsidy. Under a tenant-based system, rent vouchers would be issued to qualified tenants who then could elect to reside at properties of their choice, provided such tenants have the financial ability to pay the difference between the selected properties' monthly rent and the value of the vouchers, which would be established based on HUD's regulated fair market rent for the relevant geographic areas. The 1997 Housing Act provides that properties will begin the restructuring process in Federal fiscal year 1999 (beginning October 1, 1998), and that HUD will issue final regulations implementing the 1997 Housing Act on or before October 27, 1998. With respect to Housing Assistance Payments Contracts ("HAP Contracts") expiring before October 1, 1998, Congress has elected to renew them for one year terms, generally at existing rents, so long as the properties remain in compliance with the HAP Contracts. While the Company does not expect the provisions of the 1997 Housing Act to result in a significant number of tenants relocating from properties managed by the Company, there can be no assurance that the proposed changes would not significantly affect the Company's affordable portfolio. Furthermore, there can be no assurance that other changes in Federal housing subsidy policy will not occur. Any such changes could have a material adverse effect on the Company's property management revenues and the NHP Properties.

RISKS OF ACQUISITION AND DEVELOPMENT ACTIVITIES

    The Company has engaged in, and intends to continue to engage in, the selective acquisition, development and expansion of apartment properties. In the ordinary course of business, the Company engages in discussions and negotiations regarding the acquisition of apartment properties or interests in apartment properties. The Company frequently enters into contracts and nonbinding letters of intent with respect to the purchase of properties. These contracts are typically subject to certain conditions and permit the Company to terminate the contract in its sole and absolute discretion if it is not satisfied with the results of its due diligence investigation of the properties. The Company believes that such contracts essentially result in the creation of an option on the subject properties and give the Company greater flexibility in seeking to acquire properties. As of December 12, 1997, the Company had under contract or letter of intent an aggregate of 24 apartment properties (exclusive of two acquisitions closed in October 1997) with a maximum aggregate purchase price of $224 million, which, in some cases, may be paid in the form of assumption of existing debt. All such contracts are subject to termination by the Company as described above. No assurance can be given that any of these possible acquisitions will be completed or, if completed, that they will be accretive on a per share basis.

    In addition to general investment risks associated with any new investment, acquisitions entail risks that such investments will fail to perform in accordance with expectations, including projected occupancy and rental rates, management fees and the costs of property improvements, along with integration related risks. Risks associated with redevelopment and expansion of properties include the risks that development opportunities may be abandoned; that construction costs of a property may exceed original estimates, possibly making the property uneconomical; that occupancy rates and rents at a newly completed property may not be sufficient to make the property profitable; that construction and permanent financing may not be available on favorable terms; and that construction and lease-up may not be completed on schedule, resulting in increased debt service expense and construction costs. Development activities are also subject to risks relating to any inability to obtain, or delays in obtaining, necessary zoning, land-use, building, occupancy, and other governmental permits and authorizations. See also "--Risks Associated with Integrating NHP and Other Acquired Businesses."

    The Company also has engaged in, and intends to continue to engage in the selective acquisition of, or investment in, companies that own or manage apartment properties or own general or limited partnership or other interests therein, including tender offers for limited partnership interests. Risks associated with the Company's past and future acquisitions of general partnership interests, and tender offers for outstanding limited partnership interests, include the risks that the general partner will be subject to allegations (including legal actions) of, or will be otherwise liable for, breaches of fiduciary duty to the limited partners of such partnership and that the assets of the general partner may be subject to claims by creditors of the partnership if the partnership becomes insolvent.

RISKS RELATING TO ENGLISH LITIGATION

    In November 1996, the Company acquired (the "English Acquisition") certain partnership interests, real estate and related assets owned by J.W. English, a Houston, Texas-based real estate syndicator and developer, and certain affiliated entities (collectively, the "J.W. English Companies"). In the English Acquisition, the Company purchased all of the general and limited partnership interests in 22 limited partnerships which act as the general partner to 31 limited partnerships (the "English Partnerships") that own 22 multifamily apartment properties and other assets and interests related to the J.W. English Companies, and assumed management of the properties owned by the English Partnerships. The Company made separate tender offers (the "English Tender Offers") to the limited partners of 25 of the English Partnerships (the "Tender Offer English Partnerships").

    In November 1996, purported limited partners of certain of the Tender Offer English Partnerships filed a purported class action lawsuit against the Company and J.W. English in the U.S. District Court for the Northern District of California (the "Federal Action"), alleging, among other things, that the Company conspired with J.W. English to breach his fiduciary duty to the plaintiffs, and that the offering materials used by the Company in connection with the English Tender Offers contained misleading statements or omissions. The plaintiffs in the Federal Action filed a motion to voluntarily dismiss the Federal Action, without prejudice, in favor of another purported class action. The Federal Action was dismissed without prejudice in July 1997. In May 1997, limited partners of certain of the Tender Offer English Partnerships and six additional English Partnerships filed two complaints in Superior Court of the State of California (the "California Actions") against the Company and the J.W. English Companies, alleging, among other things, that the consideration the Company offered in the English Tender Offers was inadequate and designed to benefit the J.W. English Companies at the expense of the limited partners, that certain misrepresentations and omissions were made in connection with the English Tender Offers, that the Company receives excessive fees in connection with its management of the properties owned by the English Partnerships, that the Company continues to refuse to liquidate the English Partnerships and that the English Acquisition violated the partnership agreements governing the English Partnerships and constituted a breach of fiduciary duty.

    In addition to unspecified compensation and exemplary damages, the complaints in the California Actions seek an accounting, a constructive trust on the assets and monies acquired by the English defendants in connection with the English Acquisition, a court order removing the Company from management of the English Partnerships and/or ordering disposition of the properties and attorneys fees, expert fees and other costs. The Company intends to vigorously defend itself in connection with these actions. The Company believes it is entitled to indemnity from the J.W. English Companies, subject to certain exceptions. Failure by the Company to prevail in the California Actions or to receive indemnification could have a material adverse effect on the Company's financial condition and results of operations. On August 4, 1997, the Company filed demurrers to both complaints in the California Actions. A hearing on the demurrers is scheduled for January 9, 1997.

DEPENDENCE ON CERTAIN EXECUTIVE OFFICERS

    Although each of Terry Considine, Peter K. Kompaniez and Steven D. Ira, officers and/or directors of the Company, has entered into an employment agreement with the Company, the loss of any of their services could have an adverse effect on the operations of the Company.

ADVERSE CONSEQUENCES OF FAILURE TO QUALIFY AS A REIT

    Qualification as a REIT involves the application of highly technical and complex provisions of the Code, for which there are only limited judicial or administrative interpretations, and the determination of various factual matters and circumstances not entirely within AIMCO's control. Although AIMCO believes that it has operated since July 29, 1994, the date of its initial public offering, in a manner so as to qualify as a REIT, no assurance can be given that AIMCO is or will remain so qualified. See "Certain Federal Income Tax Considerations." Although AIMCO is not aware of any pending tax legislation that would adversely affect AIMCO's ability to operate as a REIT, no assurance can be given that new legislation, regulations, administrative interpretations or court decisions will not change the tax laws with respect to qualification as a REIT or the Federal income tax consequences of such qualification.

    In November 1997, AIMCO received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, tax counsel to AIMCO, concerning the qualification of AIMCO as a REIT. In rendering this opinion, Skadden, Arps, Slate, Meagher & Flom LLP relied on certain assumptions and representations by AIMCO (including the value of the Management Subsidiaries and the Unconsolidated Subsidiaries, and of the Operating Partnership's ownership interests therein and other items regarding AIMCO's ability to meet the various requirements for qualification as a REIT) and on opinions of local counsel with respect to matters of local law. The opinion is expressed based upon facts, representations and assumptions as of its date, and Skadden, Arps, Slate, Meagher & Flom LLP has no obligation to advise the holders of Class C Preferred Stock of any subsequent change in the matters stated, represented or assumed or any subsequent change in applicable law. No assurance can be given that AIMCO will meet these requirements in the future, and a legal opinion is not binding on the Internal Revenue Service (the "IRS").

    If, in any taxable year, AIMCO fails to qualify as a REIT, AIMCO would not be allowed a deduction for dividends to stockholders in computing taxable income and would be subject to Federal income tax on its taxable income at corporate rates. As a result of the additional tax liability, the Company might need to borrow funds or liquidate certain investments on terms that may be disadvantageous to the Company in order to pay the applicable tax and AIMCO would not be required to make distributions under the Code. Unless entitled to relief under certain statutory provisions, AIMCO would also be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. Although AIMCO currently intends to operate in a manner designed to qualify as a REIT, it is possible that future economic, market, legal, tax or other considerations may cause AIMCO to fail to qualify as a REIT or may cause the Board of Directors of AIMCO to revoke the REIT election. See "--Significant Indebtedness; Refinancing Risks," "--Risks Related to Investment in and Management of Real Estate" and "Certain Federal Income Tax Considerations."

    Certain requirements for REIT qualification may in the future limit AIMCO's ability to conduct or increase the property management and asset management operations of the Management Subsidiaries without jeopardizing AIMCO's qualification as a REIT. See "Certain Federal Income Tax Considerations."

    In addition, if AIMCO fails to qualify as a REIT, the agreement pursuant to which AIMCO issued its Class B Preferred Stock provides that the original purchaser may require AIMCO to repurchase such investor's Class B Preferred Stock, in whole or in part, at a price of $105 per share, plus accrued and unpaid dividends to the date of repurchase. Such investor acquired and currently owns 750,000 shares of Class B Preferred Stock.

OWNERSHIP LIMIT

    In order for AIMCO to maintain its qualification as a REIT, not more than 50% of the value of its outstanding capital stock may be owned, directly or constructively, by five or fewer individuals or entities (as set forth in the Code). The AIMCO Charter limits direct or constructive ownership of shares of Class C Preferred Stock by any person such that the sum of (i) the aggregate value of the Class C Preferred Stock, and (ii) the aggregate value of all shares of any other Equity Stock owned by such person may not exceed 8.7% (or 15% in the case of certain pension trusts, registered investment companies and Mr. Considine) of the aggregate value of all outstanding shares of Equity Stock. The constructive ownership rules are complex and may cause shares of AIMCO's Equity Stock owned directly or constructively by a group of related individuals or entities to be constructively owned by one individual or entity. A transfer of shares to a person who, as a result of the transfer, violates the limit on ownership described above may be void under some circumstances or may be transferred to a trust, for the benefit of one or more qualified charitable organizations designated by AIMCO, with the intended transferee having only a right to share (to the extent of the transferee's original purchase price for such shares) in proceeds from the trust's sale of such shares.

                                USE OF PROCEEDS

    AIMCO intends to contribute the net proceeds from the sale of the Class C Preferred Stock (estimated to be $57.9 million ($66.6 million if the Underwriters' over-allotment option is exercised in full)) to the Operating Partnership in exchange for a preferred interest in the Operating Partnership. The terms of such preferred interest will be substantially equivalent to the economic terms of the Class C Preferred Stock. The Operating Partnership intends to use the amounts received from AIMCO to repay $35.0 million of indebtedness outstanding under the Credit Facility, which indebtedness bears interest at a rate of LIBOR plus 1.70% (7.70% at December 8, 1997) and matures in August 1998 (unless otherwise extended). The remaining $22.9 million will be used for general business purposes.

                       RATIO OF EARNINGS TO FIXED CHARGES

                                                                         HISTORICAL
                                  -----------------------------------------------------------------------------------------
                                                                                                        AIMCO PREDECESSORS
                                                                 AIMCO                                         (1)
                                  -------------------------------------------------------------------  --------------------
                                  FOR THE NINE MONTHS   FOR THE YEARS ENDED                            FOR THE YEARS ENDED
                                  ENDED SEPTEMBER 30,       DECEMBER 31,          FOR THE PERIOD           DECEMBER 31,
                                  --------------------  --------------------     JANUARY 10, 1994      --------------------
                                    1997       1996       1996       1995      TO DECEMBER 31, 1994      1993       1992
                                  ---------  ---------  ---------  ---------  -----------------------  ---------  ---------
Ratio of earnings to fixed
  charges (2)(3)................      1.6:1      1.6:1      1.6:1      2.1:1             5.8:1             1.2:1      1.0:1

Ratio of earnings to combined
  fixed charges and preferred
  stock dividends (4)(5)........      1.5:1      1.6:1      1.6:1      1.5:1             2.0:1             1.2:1      1.0:1


                                            PRO FORMA (6)
                                  ----------------------------------
                                    FOR THE NINE
                                    MONTHS ENDED       YEAR ENDED
                                    SEPTEMBER 30,     DECEMBER 31,
                                        1997              1996
                                  -----------------  ---------------
Ratio of earnings to fixed
  charges (2)(3)................          2.0:1             1.7:1
Ratio of earnings to combined
  fixed charges and preferred
  stock dividends (4)(5)........          1.8:1             1.6:1

------------

(1) On July 29, 1994, AIMCO completed its initial public offering of 9,075,000 shares of Class A Common Stock. On such date, AIMCO and Property Asset Management, L.L.C., Limited Liability Company and its affiliated companies and PDI Realty Enterprises, Inc. (collectively, the "AIMCO Predecessors") engaged in a business combination and consummated a series of related transactions which enabled AIMCO to continue and to expand the property management and related businesses of the AIMCO Predecessors.

(2) The ratio of earnings to fixed charges for AIMCO was computed by dividing earnings by fixed charges. For this purpose, "earnings" consists of income before minority interest plus fixed charges (other than any interest which has been capitalized); and "fixed charges" consists of interest expense (including amortization of loan costs) and interest which has been capitalized.

    The ratio of earnings to fixed charges for the AIMCO Predecessors was computed by dividing earnings by fixed charges. For this purpose, "earnings" consists of income (loss) before extraordinary items and income taxes plus fixed charges; and "fixed charges" consists of interest expense (including amortization of loan costs). No preferred stock was issued by the AIMCO Predecessors.

(3) The earnings of the AIMCO Predecessors for the period from January 1, 1994 to July 28, 1994 were inadequate to cover fixed charges by $1,463,000.

(4) The ratio of earnings to combined fixed charges and preferred stock dividends for AIMCO was computed by dividing earnings by the total of fixed charges and preferred stock dividends. For this purpose, "earnings" consists of income before minority interest plus fixed charges (other than any interest which has been capitalized); "fixed charges" consists of interest expense (including amortization of loan costs) and interest which has been capitalized; and "preferred stock dividends" consists of the amount of pre-tax earnings that would be required to cover preferred stock dividend requirements.

(5) The AIMCO Predecessors did not have any shares of preferred stock outstanding during the period from January 1, 1992 through July 28, 1994.

(6) On a pro forma, as adjusted basis, the ratio of earnings to fixed charges was 2.0:1 and 1.7:1 for the nine months ended September 30, 1997 and the year ended December 31, 1996, respectively. On a pro forma, as adjusted basis, the ratio of earnings to combined fixed charges and preferred stock dividends was 1.7:1 and 1.4:1 for the nine months ended September 30, 1997 and the year ended December 31, 1996, respectively.

                                 CAPITALIZATION

    The following table sets forth the short-term debt and capitalization of AIMCO at September 30, 1997 (i) on a historical basis; (ii) on a pro forma basis to reflect the NHP Acquisition (including the NHP Reorganization and the WMF Spin-Off); and (iii) on a pro forma basis, as adjusted to reflect the Offering and the use of net proceeds therefrom (assuming no exercise of the Underwriters' over-allotment option). The information set forth in the following table should be read in connection with the financial statements and notes thereto and the pro forma financial information and notes thereto incorporated by reference herein.

                                                                                                       PRO FORMA
                                                                          HISTORICAL   PRO FORMA (1)  AS ADJUSTED
                                                                         ------------  -------------  ------------
Credit Facility (2)....................................................  $     73,980   $   --        $    --
Secured short-term financing...........................................        20,317       --             --
Long-term debt:
  Secured tax-exempt bond financing....................................        74,441        74,441         74,441
  Secured notes payable................................................       492,977       611,979        611,979
Minority interests in other partnerships...............................        19,355        39,709         39,709
Minority interests in Operating Partnership............................       111,632       117,323        117,323

Stockholders' equity:
  Class A Common Stock, $.01 par value, 150,000,000 authorized,
    28,277,739 issued and outstanding on a historical basis; 40,000,326
    issued and outstanding on a pro forma basis (4)....................           283           401            401
  Class B Common Stock, $.01 par value, 425,000 authorized, 325,000
    issued and outstanding (5).........................................             3             3              3
  Class B Cumulative Convertible Preferred Stock, $.01 par value,
    750,000 authorized, 750,000 issued
    and outstanding (3)................................................        75,000        75,000         75,000
  Class C Cumulative Preferred Stock, $.01 par value, 2,760,000 authorized, none issued and outstanding on a historical or pro forma basis, 2,400,000 issued and outstanding
    as adjusted........................................................       --            --              60,000
  Preferred Stock, $.01 par value, 6,490,000 authorized, none issued or
    outstanding........................................................       --            --             --
  Additional paid-in capital...........................................       606,799       981,904        979,814
  Notes due on common stock purchases..................................       (30,459)      (30,459)       (30,459)
  Unrealized gain on investments.......................................         1,175         1,175          1,175
  Retained earnings (distributions in excess of earnings)..............       (25,375)      (28,372)       (28,372)
                                                                         ------------  -------------  ------------
Total stockholders' equity.............................................       627,426       999,652      1,057,562
                                                                         ------------  -------------  ------------
Total capitalization...................................................  $  1,420,128   $ 1,843,104   $  1,901,014
                                                                         ------------  -------------  ------------
                                                                         ------------  -------------  ------------

----------
(1) The pro forma capitalization information is presented as if the transactions detailed above occurred on September 30, 1997.
(2) As of December 8, 1997, the borrowings under the Credit Facility were approximately $35 million. As of September 30, 1997, on a pro forma basis, AIMCO had paid off all short term financing and the proceeds from the Offering would all be applied to cash.
(3) Convertible into 3.28407 shares of Class A Common Stock per share, or a total of 2,463,053 shares at the option of the holder on or after August 4, 1998, subject to certain anti-dilution adjustments.
(4) Excludes (i) 4,938,710 shares of Class A Common Stock which may be issued in exchange for 4,938,710 OP Units which may be tendered for redemption; (ii) 325,000 shares of Class A Common Stock issuable upon conversion of 325,000 shares Class B Common Stock; (iii) 953,645 shares of Class A Common Stock issuable upon exercise of outstanding options and warrants; and (iv) 2,463,053 shares of Class A Common Stock which may be issued upon conversion of 750,000 shares of Class B Preferred Stock.
(5) Convertible into 325,000 shares of Class A Common Stock if certain performance standards are achieved, including 8.5% annual increases in both AIMCO's FFO per share and the market price of Class A Common Stock. See "Description of Common Stock--Class B Common Stock" in the accompanying Prospectus.

            SELECTED PRO FORMA AND HISTORICAL FINANCIAL INFORMATION
                (IN THOUSANDS, EXCEPT PER SHARE AND RATIO DATA)

    The following table sets forth summary pro forma historical financial and operating information for AIMCO. The pro forma financial and operating information gives effect to the NHP Acquisition, the NHP Real Estate Acquisition, the WMF Spin-Off and the NHP Reorganization, assuming that ANHI elects to receive Mixed Consideration and that all other NHP stockholders elect to receive Stock Consideration for each share of NHP Common Stock owned by them. The pro forma financial and operating information set forth below also gives effect to certain other transactions completed prior to the date hereof and should be read in conjunction with, and is qualified in its entirety by, the historical and pro forma financial statements and notes thereto of AIMCO, NHP, the NHP Real Estate Companies, NHP Southwest Partners, L.P., the NHP New LP Entities (as defined in Note 1 of such financial statements included in AIMCO's Current Report on Form 8-K dated June 3, 1997, as amended), the NHP Borrower Entities (as defined in Note 1 of such financial statements included in AIMCO's Current Report on Form 8-K dated June 3, 1997, as amended), The Bay Club at Aventura, the Morton Towers apartments, the Thirty-five Acquisition Properties (which represent the Winthrop Portfolio), First Alexandria Associates Limited Partnership, Country Lakes Associates Two, Point West Limited Partnership, and The Oak Park Partnership, all of which are incorporated by reference herein. The summary historical financial information for the years ended December 31, 1996 and 1995 is based on the audited financial statements of AIMCO incorporated by reference herein. The summary historical financial information for AIMCO for the nine months ended September 30, 1997 and 1996 has been prepared from unaudited historical financial data incorporated by reference herein. In the opinion of the management of AIMCO, the operating data for the nine months ended September 30, 1997 and 1996 include all adjustments (consisting only of normally recurring adjustments) necessary to present fairly the information set forth therein. The results for the nine months ended September 30, 1997 are not necessarily indicative of the results to be obtained for the year ending December 31, 1997. The following information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements of AIMCO and notes thereto incorporated by reference herein.

                                       FOR THE NINE MONTHS ENDED SEPTEMBER 30,
                                      ------------------------------------------
                                                                 1997
                                                      --------------------------
                                          1996        HISTORICAL    PRO FORMA
                                      -------------   ----------  --------------
OPERATING DATA:
  Income from rental property
    operations......................    $  27,566     $   48,154  $   67,063
  Income from service company
    business........................        1,042          2,804         989
  General and administrative
    expenses........................         (943)        (1,408)       (841)
  Interest expense..................      (16,775)       (33,359)    (34,941)
  Interest income...................          242          4,458       5,356
  Income (loss) before minority
    interests and equity in losses
    of unconsolidated entities......       11,132         20,649      37,626
  Minority interest in other
    partnerships....................      --                (777)       (332)
  Equity in losses of unconsolidated
    partnerships....................      --                (463)    (12,952)
  Equity in earnings of
    unconsolidated subsidiaries.....      --                 456       6,920
  Income (loss) before minority
    interest in Operating
    Partnership, extraordinary item
    and gain (loss) on disposition
    of properties...................       11,132         19,865      31,262
  Extraordinary item - early
    extinguishment of debt..........      --                (269)     --
  Gain (loss) on disposition of
    properties......................           64           (169)     --
  Income before minority interest in
    Operating Partnership...........       11,196         19,427      31,262
  Minority interest in Operating
    Partnership.....................       (1,845)        (2,612)     (3,429)
  Net income........................    $   9,351     $   16,815  $   27,833(h)
PER SHARE DATA:
  Net income per common share and
    common share equivalents........    $    0.77     $     0.77  $     0.59(g)(h)
  Dividends paid per common share...    $   1.275     $   1.3875  $   1.3875
  Weighted average number of common
    shares and common share
    equivalents outstanding.........       12,127         20,629      40,396
BALANCE SHEET DATA (END OF PERIOD):
  Real estate, before accumulated
    depreciation....................    $ 541,933     $1,250,239  $1,469,870
  Cash and cash equivalents.........        1,115         45,775      64,606
  Total assets......................      531,863      1,608,195   1,910,985
  Total mortgages and notes
    payable.........................      304,772        661,715     686,420
  Minority Interest in other
    partnerships....................      --              19,355      39,709
  Minority interest in Operating
    Partnership.....................       42,760        111,632     117,323
  Stockholders' equity(b)...........      172,298        627,426     999,652


                                      -----------------------------------------
                                                                1996
                                                      -------------------------
                                          1995        HISTORICAL    PRO FORMA
                                      -------------   ----------   ------------
OPERATING DATA:
  Income from rental property
    operations......................    $ 27,483       $ 39,814    $ 73,581
  Income from service company
    business........................       1,973          1,717         856
  General and administrative
    expenses........................      (1,804)        (1,512)       (756)
  Interest expense..................     (13,322)       (24,802)    (43,210)
  Interest income...................         658            523       2,998
  Income (loss) before minority
    interests and equity in losses
    of unconsolidated entities......      14,988         15,740      33,469
  Minority interest in other
    partnerships....................      --               (111)      3,603
  Equity in losses of unconsolidated
    partnerships....................      --             --         (15,590)
  Equity in earnings of
    unconsolidated subsidiaries.....      --             --          14,114
  Income (loss) before minority
    interest in Operating
    Partnership, extraordinary item
    and gain (loss) on disposition
    of properties...................      14,988         15,629      35,596
  Extraordinary item - early
    extinguishment of debt..........      --             --           --
  Gain (loss) on disposition of
    properties......................      --                 44       --
  Income before minority interest in
    Operating Partnership...........      14,988         15,673      35,596
  Minority interest in Operating
    Partnership.....................      (1,613)        (2,689)     (4,461)
  Net income........................    $ 13,375       $ 12,984    $ 31,135(h)
PER SHARE DATA:
  Net income per common share and
    common share equivalents........    $   0.86       $   1.04    $   0.67(h)
  Dividends paid per common share...    $   1.66       $   1.70    $   1.70
  Weighted average number of common
    shares and common share
    equivalents outstanding.........       9,579         12,427      38,686
BALANCE SHEET DATA (END OF PERIOD):
  Real estate, before accumulated
    depreciation....................    $477,162       $865,222
  Cash and cash equivalents.........       2,379         13,170
  Total assets......................     480,361        834,813
  Total mortgages and notes
    payable.........................     268,692        522,146
  Minority Interest in other
    partnerships....................      --             10,386
  Minority interest in Operating
    Partnership.....................      30,376         58,777
  Stockholders' equity(b)...........     169,032        222,889

                                            FOR THE NINE MONTHS ENDED SEPTEMBER 30,
                                           ------------------------------------------
                                                                      1997
                                                           --------------------------
                                               1996        HISTORICAL    PRO FORMA
                                           -------------   ----------  --------------
CASH FLOW DATA:
  Cash provided by operating
    activities(c)........................    $  30,865     $  53,435   $   74,736
  Cash used in investing activities(d)...      (11,188)     (314,814 )     (8,638)
  Cash provided by (used in) financing
    activities(e)........................      (20,941)      293,984      (66,434)
OTHER DATA:
  Funds from Operations(f)...............    $  25,192     $  48,857   $   90,081
  Weighted average number of common
    shares and OP Units outstanding(g)...       14,517        23,824       45,373
  Ratio of earnings to combined fixed
    charges and preferred stock
    dividends............................        1.6:1         1.5:1        1.8:1


                                                FOR THE YEAR ENDED DECEMBER 31,
                                           -----------------------------------------
                                                                     1996
                                                           -------------------------
                                               1995        HISTORICAL    PRO FORMA
                                           -------------   ----------   ------------
                                           (RESTATED)(A)
CASH FLOW DATA:
  Cash provided by operating
    activities(c)........................    $ 25,911       $ 38,806    $ 80,781
  Cash used in investing activities(d)...     (60,821)       (88,144)    (11,518)
  Cash provided by (used in) financing
    activities(e)........................      30,145         60,129     (81,725)
OTHER DATA:
  Funds from Operations(f)...............    $ 25,285       $ 35,185    $113,747
  Weighted average number of common
    shares and OP Units outstanding(g)...      11,461         14,994      44,228
  Ratio of earnings to combined fixed
    charges and preferred stock
    dividends............................       1.5:1          1.6:1       1.6:1

------------
(a) In the second quarter of 1996, AIMCO reorganized the ownership of its subsidiary service company, whereby the Operating Partnership (i) owns all of the non-voting preferred stock of the service company, PAMS Inc., representing a 95% economic interest, and (ii) owns the 1% general partnership interest in PAMS LP. PAMS Inc. owns the 99% limited partnership interest in PAMS LP. PAMS, Inc. owns the 99% limited partnership interest in PAMS LP. Substantially all the activity of PAMS Inc. is conducted by PAMS LP. Because the Operating Partnership owns 95% of the economic value of PAMS Inc. and also controls the general partnership interest in PAMS LP, thereby controlling the activity of the partnership, the service company is consolidated. Prior to the reorganization, AIMCO reported the service company business on the equity method. The restatement has no impact on net income, but does increase third party and affiliate management and other income, management and other expenses, amortization of management company goodwill and depreciation of non-real estate assets. AIMCO has restated the balance sheet as of December 31, 1995, and the statements of income and statements of cash flows for the year ended December 31, 1995 to reflect the change.

(b) Subsequent to September 30, 1997, AIMCO issued 7,000,000 shares of Class A Common Stock for aggregate net proceeds of approximately $242 million. See "Summary--Recent Financings."

(c) Pro forma cash provided by operating activities represents income before income allocable to minority interests, plus depreciation and amortization less the non-cash portion of AIMCO's equity in earnings of unconsolidated subsidiaries. The pro forma amounts do not include adjustments for changes in working capital resulting from changes in current assets and current liabilities as there is no historical data available as of both the beginning and end of each period presented.

(d) On a pro forma basis, cash used in investing activities represents the minimum annual provision for capital replacements of $300 per owned apartment unit.

(e) Pro forma cash used in financing activities represents estimated dividends and distributions to be paid based on AIMCO's historical dividend rate of $1.70 and $1.3875 per share for the year ended December 31, 1996 and the nine months ended September 30, 1997, respectively, and outstanding shares of Class A Common Stock and OP Units, as well as estimated dividends to be paid based on the rate of $7.125 and $5.34375 per share for the year ended December 31, 1996 and the nine months ended September 30, 1997, respectively, on outstanding shares of Class B Preferred Stock.

(f) The Company's management believes that the presentation of FFO, when considered with the financial data determined in accordance with GAAP, provides useful measures of AIMCO's performance. However, FFO does not represent cash flow and is not necessarily indicative of cash flow or liquidity available to AIMCO, nor should it be considered as alternatives to net income as an indicator of operating performance. The Board of Governors of NAREIT defines FFO as net income (loss), computed in accordance with GAAP, excluding gains and losses from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. In addition, AIMCO adjusts FFO for minority interest in the Operating Partnership, amortization of management company goodwill, the non-cash deferred portion of the income tax provision for unconsolidated subsidiaries and the payment of dividends on preferred stock. AIMCO's management believes that presentation of FFO provides investors with an industry accepted measurement which helps facilitate an understanding of AIMCO's ability to meet required dividend payments, capital expenditures and principal payments on its debt. There can be no assurance that AIMCO's basis of computing FFO is comparable with that of other REITs.

    The following is a reconciliation of Income before minority interest in Operating Partnership to FFO:

                                            FOR THE NINE MONTHS ENDED
                                                  SEPTEMBER 30,
                                        ---------------------------------
                                                             1997
                                                     --------------------
                                                                    PRO
                                           1996      HISTORICAL    FORMA
                                        ----------   ----------   -------
OPERATING ACTIVITIES
Income before minority interest in
  Operating Partnership...............   $11,196      $19,427     $31,262
(Gain) loss on disposition of
  property............................       (64)         169       --
Extraordinary item....................                    269       --
Real estate depreciation, net of
  minority interest in other
  partnerships........................    13,716       21,052      31,818
Amortization of management company
  goodwill............................       344          711         897
Equity in earnings of Unconsolidated
  Subsidiaries:
    Real estate depreciation..........     --           2,781       6,020
    Amortization of recoverable amount
      of management contracts.........     --             430       6,322
    Deferred income taxes.............     --           2,164         600
Real estate depreciation from
  investments in partnerships.........     --           2,689      17,170
                                        ----------   ----------   -------
Net funds provided by operating
  activities..........................    25,192       49,692      94,089
                                        ----------   ----------   -------

FINANCING ACTIVITIES
Payment of dividend on Preferred
  Stock...............................     --            (835)     (4,008)
                                        ----------   ----------   -------
Net funds used in financing
  activities..........................     --            (835)     (4,008)
                                        ----------   ----------   -------
Funds from Operations.................   $25,192      $48,857     $90,081
                                        ----------   ----------   -------
                                        ----------   ----------   -------


                                         FOR THE YEAR ENDED DECEMBER 31,

                                        ---------------------------------
                                                             1996
                                                     --------------------
                                                                    PRO
                                           1995      HISTORICAL    FORMA
                                        ----------   ----------   -------
                                        (RESTATED)
OPERATING ACTIVITIES
Income before minority interest in
  Operating Partnership...............   $14,988      $15,673     $35,596
(Gain) loss on disposition of
  property............................     --             (44)      --
Extraordinary item....................     --           --          --
Real estate depreciation, net of
  minority interest in other
  partnerships........................    15,038       19,056      40,559
Amortization of management company
  goodwill............................       428          500       1,256
Equity in earnings of Unconsolidated
  Subsidiaries:
    Real estate depreciation..........     --           --          8,942
    Amortization of recoverable amount
      of management contracts.........     --           --          8,429
    Deferred income taxes.............     --           --          3,600
Real estate depreciation from
  investments in partnerships.........     --           --         20,709
                                        ----------   ----------   -------
Net funds provided by operating
  activities..........................    30,454       35,185     119,091
                                        ----------   ----------   -------
FINANCING ACTIVITIES
Payment of dividend on Preferred
  Stock...............................    (5,169)       --         (5,344)
                                        ----------   ----------   -------
Net funds used in financing
  activities..........................    (5,169)       --         (5,344)
                                        ----------   ----------   -------
Funds from Operations.................   $25,285      $35,185     $113,747
                                        ----------   ----------   -------
                                        ----------   ----------   -------

(g) After a one year holding period, OP Units may be tendered for redemption at the option of the holder and, upon tender may be acquired by AIMCO for shares of Class A Common Stock at an exchange ratio of one share of Class A Common Stock for each OP Unit (subject to adjustment).

(h) AIMCO has amortized goodwill associated with the NHP Acquisition using the straight line method over 20 years. The allocation of the purchase price of NHP is preliminary; therefore, the amount and life of goodwill are subject to change as additional information is obtained and the purchase price allocation is finalized. The expected life of goodwill will depend upon the final valuation of the various intangible assets, which could range from five years to 20 years. If the estimated life of goodwill is ultimately determined to be five years, for the nine months ended September 30, 1997, the net income (loss) and net income (loss) per common share and common share equivalent on a pro forma basis would have been $14,639 and $0.36, respectively; and for the year ended December 31, 1996, the net income
    (loss) and net income (loss) per common share and common share equivalent on a pro forma basis would have been $13,763 and $0.36, respectively. Since AIMCO's policy is to adjust FFO for amortization of goodwill, the change in life of such goodwill would not have any material impact on FFO for the periods presented.

                     DESCRIPTION OF CLASS C PREFERRED STOCK

    The following summary of the terms and provisions of the Class C Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the pertinent sections of the AIMCO Charter and the articles supplementary to the AIMCO Charter (the "Articles Supplementary") establishing the Class C Preferred Stock, each of which is available from the Company. This description of the particular terms of the Class C Preferred Stock supplements, and to the extent inconsistent therewith, replaces, the description of the general terms and provisions of the Preferred Stock set forth in the accompanying Prospectus, to which description reference is hereby made.

GENERAL

    AIMCO is authorized to issue shares of Preferred Stock in one or more series or classes, with such designations, preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption in each case, if any, as are permitted by Maryland law and as the Board of Directors of AIMCO may determine by resolution. See "Description of Preferred Stock" in the accompanying Prospectus. The Class C Preferred Stock is a class of AIMCO's Preferred Stock. Except for the 750,000 outstanding shares of Class B Preferred Stock, there are currently no other classes or series of outstanding Preferred Stock. The Class C Preferred Stock is not convertible into or exchangeable for any other securities of AIMCO.

RANKING

    The Class C Preferred Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of AIMCO, rank (a) prior or senior to any class or series of Common Stock of AIMCO and any other class or series of capital stock of AIMCO, if the holders of Class C Preferred Stock shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of shares of such class or series ("Junior Stock"); (b) on a parity with the Class B Preferred Stock and with any other class or series of capital stock of AIMCO, if, pursuant to the specific terms of such class of stock or series, the holders of such class of stock or series and the Class C Preferred Stock shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other ("Parity Stock"); and (c) junior to any class or series of capital stock of AIMCO, if, pursuant to the specific terms of such class of stock or series, the holders of such class or series shall be entitled to the receipt of dividends or amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of the Class C Preferred Stock ("Senior Stock").

DIVIDENDS

    Holders of Class C Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, out of funds of AIMCO legally available for payment, cash dividends at the rate of 9% per annum of the $25 liquidation preference (equivalent to $2.25 per annum per share). Such dividends shall be cumulative from the date of original issue, whether or not in any dividend period or periods such dividends shall be declared, there shall be funds of AIMCO legally available for the payment of such dividends or any agreement of AIMCO prohibits payment of such dividends, and shall be payable quarterly on or before January 15, April 15, July 15 and October 15 of each year (or, if not a business day, the next succeeding business day, each a "Dividend Payment Date"), commencing April 15, 1998. Any dividend payable on the Class C Preferred Stock, for any partial dividend period will be computed on the basis of twelve 30-day months and a 360 day year. Dividends will be payable in arrears to holders of record as they appear on the stock records of AIMCO at the close of business on the January 1, April 1, July 1 or October 1, as the case may be, immediately preceding such Dividend Payment Date. Holders of Class C Preferred Stock shall not be entitled to receive any dividends in excess of cumulative dividends on the Class C Preferred Stock. No interest shall be paid in respect of any dividend payment or payments on the Class C Preferred Stock that may be in arrears.

    When dividends are not paid in full upon the Class C Preferred Stock or any other class or series of Parity Stock, or a sum sufficient for such payment is not set apart, all dividends declared upon the Class C Preferred Stock and any other class or series of Parity Stock shall be declared ratably in proportion to the respective amounts of dividends accumulated, accrued and unpaid on the Class C Preferred Stock and accumulated, accrued and unpaid on such Parity Stock. Except as set forth in the preceding sentence, unless dividends on the Class C Preferred Stock equal to the full amount of accumulated, accrued and unpaid dividends have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof set apart for such payment for all past dividend periods, no dividends shall be declared or paid or set aside for payment by AIMCO with respect to any class or series of Parity Stock. Unless full cumulative dividends on the Class C Preferred Stock have been paid or declared and set apart for payment for all past dividend periods, no dividends (other than dividends paid in shares of Junior Stock or options, warrants or rights to subscribe for or purchase shares of Junior Stock) shall be declared or paid or set apart for payment by AIMCO with respect to any shares of Junior Stock, nor shall any shares of Junior Stock be redeemed, purchased or otherwise acquired (except for purposes of an employee benefit plan) for any consideration (except by conversion or exchange for shares of Junior Stock, or options, warrants or rights to subscribe for or purchase shares of Junior Stock), nor shall any other cash or other property be paid or distributed to or for the benefit of holders of shares of Junior Stock. Notwithstanding the above, AIMCO shall not be prohibited from (i) declaring or paying or setting apart for payment any dividend or distribution on any shares of Parity Stock or (ii) or redeeming, purchasing or otherwise acquiring any Parity Stock, in each case, if such declaration, payment, redemption, purchase or other acquisition is necessary to maintain AIMCO's qualification as a REIT.

    The Credit Facility contains restrictive covenants which may limit, among other things, the ability of AIMCO to pay dividends or make other restricted payments. Such covenants provide that AIMCO may make distributions during any 12 month period in an amount in the aggregate which does exceed the greater of 80% of FFO for such period or such amount as may be necessary to maintain REIT status, provided that no event of default exists as a result of a breach of certain financial ratios and tests that the Company is required to meet. The Credit Facility also requires the Company to seek the lenders' consent in order to effect a redemption of preferred stock. A failure of the Company to comply with these or other conditions and obligations contained in the Credit Facility could result in adverse consequences to holders of the Class C Preferred Stock, could render the Company unable to pay required dividends or make redemptions, and could result in an event of default under the Credit Facility. Other indebtedness of the Company that may be incurred in the future may contain financial or other covenants more restrictive than those applicable to the existing Credit Facility. See "Risk Factors--Holding Company Structure."

LIQUIDATION PREFERENCE

    Upon any voluntary or involuntary liquidation, dissolution or winding up of AIMCO, before any payment or distribution by AIMCO shall be made to or set apart for the holders of any shares of Junior Stock, the holders of shares of Class C Preferred Stock shall be entitled to receive a liquidation preference of $25 per share (the "Liquidation Preference"), plus an amount equal to all accumulated, accrued and unpaid dividends (whether or not earned or declared) to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. Until the holders of the Class C Preferred Stock have been paid the Liquidation Preference in full, plus an amount equal to all accumulated, accrued and unpaid dividends (whether or not earned or declared) to the date of final distribution to such holders, no payment shall be made to any holder of Junior Stock upon the liquidation, dissolution or winding up of AIMCO. If upon any liquidation, dissolution or winding up of AIMCO, the assets of AIMCO, or proceeds thereof, distributable among the holders of Class C Preferred Stock shall be insufficient to pay in full the above described preferential amount and liquidating payments on any other shares of any class or series of Parity Stock, then such assets, or the proceeds thereof, shall be distributed among the holders of Class C Preferred Stock and any such other Parity Stock ratably in the same proportion as the respective amounts that would be payable on such Class C Preferred Stock and any such other Parity Stock if all amounts payable thereon were paid in full. A voluntary or involuntary liquidation, dissolution or winding up of AIMCO shall not include a consolidation or merger of AIMCO with one or more corporations, a sale or transfer of all or substantially all of AIMCO's assets, or a statutory share exchange.

    Upon any liquidation, dissolution or winding up of AIMCO, after payment shall have been made in full to the holders of Class C Preferred Stock and any Parity Stock, any other series or class or classes of Junior Stock shall be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Class C Preferred Stock and any Parity Stock shall not be entitled to share therein.

REDEMPTION

    Shares of Class C Preferred Stock shall not be redeemable by AIMCO prior to December 23, 2002 (except in certain limited circumstances relating to AIMCO's maintenance of its ability to qualify as a REIT as described in "--Restrictions on Ownership and Transfer.") On and after December 23, 2002, AIMCO may redeem shares of Class C Preferred Stock, in whole or from time to time in part, at a cash redemption price equal to 100% of the Liquidation Preference plus all accrued and unpaid dividends to the date fixed for redemption (the "Redemption Date"). The Redemption Date shall be selected by AIMCO and shall not be less than 30 days nor more than 60 days after the date notice of redemption is sent by AIMCO. If full cumulative dividends on all outstanding shares of Class C Preferred Stock have not been paid or declared and set apart for payment, no shares of Class C Preferred Stock may be redeemed unless all outstanding shares of Class C Preferred Stock are simultaneously redeemed. The redemption price for the Class C Preferred Stock (other than any portion thereof consisting of accrued and unpaid dividends) shall be payable solely with the proceeds from the sale by AIMCO or the Operating Partnership of other capital shares of AIMCO or the Operating Partnership (whether or not such sale occurs concurrently with such redemption). For purposes of the preceding sentence, "capital shares" means any common stock, preferred stock, depositary shares, partnership or other interests, participations or other ownership interests (however designated) and any rights (other than debt securities convertible into or exchangeable at the option of the holder for equity securities (unless and to the extent such debt securities are subsequently converted into capital shares )) or options to purchase any of the foregoing of or in AIMCO or the Operating Partnership.

    Notice of redemption of the Class C Preferred Stock shall be mailed by AIMCO to each holder of record of the shares to be redeemed by first class mail, postage prepaid at such holder's address as the same appears on the stock records of AIMCO. Any notice which was mailed as described above shall be conclusively presumed to have been duly given on the date mailed whether or not the holder receives the notice. Each notice shall state: (i) the Redemption Date; (ii) the number of shares of Class C Preferred Stock to be redeemed; and
(iii) the place or places where certificates for such shares of Class C Preferred Stock are to be surrendered for cash. From and after the Redemption Date, dividends on the shares of Class C Preferred Stock to be redeemed will cease to accrue, such shares shall no longer be deemed to be outstanding and all rights of the holders thereof shall cease (except the right to receive the cash payable upon such redemption).

    The Class C Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption provisions (except as provided under "--Restrictions on Ownership and Transfer").

    Subject to applicable law and the limitation on purchases when dividends on the Class C Preferred Stock are in arrears, the Company may, at any time and from time to time, purchase any shares of Class C Preferred Stock in the open market, by tender or by private agreement.

VOTING RIGHTS

    Holders of shares of Class C Preferred Stock will not have any voting rights, except as set forth below.

    If and whenever distributions on any shares of Class C Preferred Stock or any series or class of Parity Stock shall be in arrears for six or more quarterly periods (whether or not consecutive), the number of directors then constituting the Board of Directors shall be increased by two and the holders of such shares of Class C Preferred Stock (voting together as a single class with all other shares of Parity Stock of any other class or series which is entitled to similar voting rights (the "Voting Preferred Stock")) will be entitled to vote for the election of the two additional directors of AIMCO at any annual meeting of stockholders or at a special meeting of the holders of the Class C Preferred Stock and of the Voting Preferred Stock called for that purpose. AIMCO must call such special meeting upon the request of any holder of record of shares of Class C Preferred Stock. Whenever dividends in arrears on outstanding shares of the Class C Preferred Stock and the Voting Preferred Stock shall have been paid and dividends thereon for the current quarterly dividend period shall have been paid or declared and set apart for payment, then the right of the holders of the Class C Preferred Stock to elect such additional two directors shall cease and the terms of office of such directors shall terminate and the number of directors constituting the Board of Directors shall be reduced accordingly.

    The affirmative vote or consent of at least 66 2/3% of the votes entitled to be cast by the holders of the outstanding shares of Class C Preferred Stock and the holders of all other classes or series of Preferred Stock entitled to vote on such matters, voting as a single class, will be required to (i) authorize the creation of, the increase in the authorized amount of, or issuance of any shares of any class of Senior Stock or any security convertible into shares of any class of Senior Stock and (ii) amend, alter or repeal any provision of, or add any provision to, the AIMCO Charter, including the Articles Supplementary, or the By-Laws of AIMCO, if such action would materially adversely affect the voting powers, rights or preferences of the holders of the Class C Preferred Stock. The amendment of the AIMCO Charter to authorize, create, or to increase the authorized amount of Junior Stock or any shares of any class of Parity Stock, shall not be deemed to materially adversely affect the voting powers, rights or preferences of the holders of Class C Preferred Stock. No such vote of the holders of Class C Preferred Stock as described above shall be required if provision is made to redeem all shares of Class C Preferred Stock at or prior to the time such amendment, alteration or repeal is to take effect, or when the issuance of any such shares or convertible security is to be made, as the case may be.

    With respect to the exercise of the above described voting rights, each share of Class C Preferred Stock shall have one (1) vote per share, except that when any other class or series of Preferred Stock shall have the right to vote with the Class C Preferred Stock as a single class, then the Class C Preferred Stock and such other class or series shall have one quarter of one (0.25) vote per $25 of stated Liquidation Preference.

TRANSFER AGENT

    The registrar and transfer agent for the Class C Preferred Stock will be Boston EquiServe Trust Company, N.A.

RESTRICTIONS ON OWNERSHIP AND TRANSFER

    Ownership of shares of Class C Common Stock by any person is limited such that the sum of the aggregate value of all Equity Stock (including all shares of Class C Common Stock) owned directly or constructively by such person may not exceed 8.7% (or 15% in the case of certain pension trusts, registered investment companies and Mr. Considine) of the aggregate value of all outstanding shares of Equity Stock (the "Ownership Limit"). The Board of Directors may upon appropriate evidence waive the Ownership Limit.

    Any person who acquires or attempts to acquire beneficial or constructive ownership of Class C Preferred Stock that will or may violate the Ownership Limit, or any person who would have owned Class C Preferred Stock except for the transfer of shares to the Trust as defined below, is required to give notice immediately to AIMCO and provide AIMCO with such other information as AIMCO may request in order to determine the effect of such transfer on the Company's status as a REIT.

    If any transfer of Class C Preferred Stock occurs which, if effective, would result in any person beneficially or constructively owning Class C Preferred Stock in excess or in violation of the Ownership Limit (a "Prohibited Transferee"), such shares of Class C Preferred Stock in excess of the Ownership Limit shall be automatically transferred to a trustee (the "Trustee") in his capacity as trustee of a trust (the "Trust") for the exclusive benefit of one or more charitable beneficiaries (the "Charitable Beneficiaries"), and the Prohibited Transferee shall generally have no rights in such shares, except upon sale of the shares by the Trustee. Such automatic transfer shall be deemed to be effective as of the close of business on the business day prior to the date of such violative transfer. Shares of Class C Preferred Stock held in the Trust shall be issued and outstanding shares of AIMCO.

The Prohibited Transferee shall not benefit economically from ownership of any shares of Class C Preferred Stock held in the Trust, shall have no rights to dividends and shall not possess any rights to vote or other rights attributable to the shares of Class C Preferred Stock held in the Trust. The Trustee shall have all voting rights and rights to dividends with respect to shares of Class C Preferred Stock held in the Trust, which rights shall be exercised for the benefit of the Charitable Beneficiaries. Any dividend or other distribution paid prior to the discovery by AIMCO that shares of Class C Preferred Stock have been transferred to the Trustee shall be repaid to AIMCO upon demand, and any dividend or other distribution declared but unpaid with respect to such shares shall be rescinded as void. Any dividend or distribution so disgorged or rescinded shall be paid to the Trustee and held in trust for the Charitable Beneficiaries.

    The Trustee may sell the Class C Preferred Stock held in the Trust to a person, designated by the Trustee, whose ownership of the Class C Preferred Stock will not violate the Ownership Limit. Upon such sale, the interest of the Charitable Beneficiaries in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Transferee and to the Charitable Beneficiary as described below. The Prohibited Transferee shall receive the lesser of (i) the price paid by the Prohibited Transferee for the shares or, if the Prohibited Transferee did not give value for the shares in connection with the event causing the shares to be held in the Trust (e.g., a gift, devise or other such transaction), the Market Price (as defined in the Articles Supplementary) of such shares on the day of the event causing the shares to be held in the Trust and (ii) the price per share received by the Trustee from the sale or other disposition of the shares held in the Trust. Any proceeds in excess of the amount payable to the Prohibited Transferee shall be payable to the Charitable Beneficiaries.

    In addition, shares of Class C Preferred Stock held in the Trust shall be deemed to have been offered for sale to AIMCO, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date AIMCO or its designee, accepts such offer.

    All certificates representing Class C Preferred Stock will bear a legend referring to the restrictions described above.

    Every owner of more than 5% of the outstanding shares of Class C Preferred Stock, within 30 days after January 1 of each year, is required to give written notice to AIMCO stating the name and address of such owner, the number of shares of Class C Preferred Stock which the owner beneficially owns and a description of the manner in which such shares are held. Each such owner shall provide to AIMCO such additional information as AIMCO may request in order to determine the effect, if any, of such ownership on AIMCO's status as a REIT and to ensure compliance with the Ownership Limit. In addition, each stockholder shall provide to AIMCO such information as AIMCO may request, in its sole discretion, in order to determine AIMCO's status as a REIT and to comply with the requirements of any taxing authority or governmental agency to determine any such compliance or to ensure compliance with the Ownership Limit.

                            CLASS B PREFERRED STOCK

    On August 4, 1997, AIMCO issued 750,000 shares of Class B Preferred Stock to an institutional investor (the "Preferred Share Investor") for $75 million. The Class B Preferred Stock ranks prior to Class A Common Stock, with respect to dividends, liquidation, dissolution, and winding-up, and has an aggregate liquidation value of $75 million. Holders of the Class B Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors, quarterly cash dividends per share equal to the greater of (i) $1.78125 (the "Base Rate") and (ii) the cash dividends declared on the number of shares of Class A Common Stock into which one share of Class B Preferred Stock is convertible. On or after August 4, 1998, each share of Class B Preferred Stock may be converted at the option of the holder into 3.28407 shares of Class A Common Stock, subject to certain anti-dilution adjustments. AIMCO may redeem any or all of the Class B Preferred Stock on or after August 4, 2002, at a redemption price of $100 per share, plus unpaid dividends accrued on the shares redeemed.

    Holders of Class B Preferred Stock, voting as a class with the holders of all Parity Stock, will be entitled to elect (i) two directors of AIMCO if six quarterly dividends (whether or not consecutive) on the Class B Preferred Stock or any Parity Stock are in arrears, and (ii) one director of AIMCO if for two consecutive quarterly dividend periods AIMCO fails to pay at least $0.4625 in dividends on the Class A Common Stock. The affirmative vote of the holders of two-thirds of the outstanding shares of Class B Preferred Stock will be required to amend the AIMCO Charter in any manner that would adversely affect the rights of the holders of Class B Preferred Stock, and to approve the issuance of any capital stock that ranks senior to the Class B Preferred Stock with respect to payment of dividends or upon liquidation, dissolution, winding up or otherwise. If the IRS were to make a final determination that AIMCO does not qualify as a REIT, the Base Rate for quarterly cash dividends on the Class B Preferred Stock would be increased to $3.03125 per share.

    The agreement pursuant to which AIMCO issued the Class B Preferred Stock (the "Preferred Share Purchase Agreement") provides that the Preferred Share Investor may require AIMCO to repurchase such investor's Class B Preferred Stock in whole or in part at a price of $105 per share, plus accrued and unpaid dividends on the purchased shares, if (i) AIMCO shall fail to continue to be taxed as a REIT, or (ii) upon the occurrence of a change of control (as defined in the Preferred Share Purchase Agreement). The Preferred Share Purchase Agreement also provides that, so long as the Preferred Share Investor owns Class B Preferred Stock with an aggregate liquidation preference of at least $18.75 million, neither AIMCO, the Operating Partnership nor any subsidiary of AIMCO may issue preferred securities or incur indebtedness for borrowed money if immediately following such issuance and after giving effect thereto and the application of the net proceeds therefrom, AIMCO's ratio of aggregate consolidated earnings before income taxes, depreciation and amortization; to aggregate consolidated fixed charges (earnings before income taxes depreciation and amortization) for the four fiscal quarters immediately preceding such issuance would be less than 1.5 to 1.

                    BOARD OF DIRECTORS AND OFFICERS OF AIMCO

    The directors and executive officers of AIMCO, their ages, dates they were first elected and their positions with AIMCO or on the AIMCO Board are set forth below.

NAME                               AGE       FIRST ELECTED                            POSITION
------------------------------     ---     ------------------  -------------------------------------------------------
Terry Considine...............         50      July 1994       Chairman of the Board of Directors and Chief Executive
                                                                 Officer
Peter K. Kompaniez............         52      July 1994       Vice Chairman, President and Director
Joel F. Bonder................         49    December 1997     Executive Vice President and General Counsel
Steven D. Ira.................         47      July 1994       Executive Vice President--START
Thomas W. Toomey..............         37     January 1996     Executive Vice President--Finance and Administration
David L. Williams.............         52     January 1997     Executive Vice President--Property Operations
Harry G. Alcock...............         34      July 1996       Senior Vice President--Acquisitions
Troy D. Butts.................         33    November 1997     Senior Vice President and Chief Financial Officer
Joseph DeTuno.................         52    September 1997    Senior Vice President--Property Redevelopment
Jack W. Marquardt.............         41    September 1997    Senior Vice President--Accounting
Leeann Morein.................         43      July 1994       Senior Vice President--Investor Services and Secretary
R. Scott Wesson...............         34      July 1997       Senior Vice President--Chief Information Officer
Richard S. Ellwood............         65      July 1994       Director; Chairman, Audit Committee
J. Landis Martin..............         51      July 1994       Director
Thomas L. Rhodes..............         58      July 1994       Director; Chairman, Compensation Committee
John D. Smith.................         69    November 1994     Director

    The following is a biographical summary of the experience of the current directors and executive officers of AIMCO for the past five years or more.

    TERRY CONSIDINE. Mr. Considine has been Chairman of the Board of Directors and Chief Executive Officer of AIMCO since July 1994, and was President until July 1997. He is the sole owner of Considine Investment Co. and prior to July 1994 was owner of approximately 75% of Property Asset Management, L.L.C., Limited Liability Company, a Colorado limited liability company, and its related entities (collectively, "PAM"), one of the AIMCO Predecessors. On October 1, 1996, Mr. Considine was appointed Co-Chairman and director of Asset Investors Corp. and Commercial Asset Investors, Inc., two other public real estate investment trusts, and appointed as a director of Financial Assets Management, LLC, a real estate investment trust manager. Mr. Considine has been involved as a principal in a variety of real estate activities, including the acquisition, renovation, development and disposition of properties. Mr. Considine has also controlled entities engaged in other businesses such as television broadcasting, gasoline distribution and environmental laboratories. Mr. Considine received a B.A. from Harvard College, a J.D. from Harvard Law School and is admitted as a member of the Massachusetts Bar. He served as a Colorado State Senator from 1987-1992 and in 1992 was the Republican nominee for election to the United States Senate from Colorado.

    Mr. Considine has had substantial multifamily real estate experience. From 1975 through July 1994, partnerships or other entities in which Mr. Considine had controlling interests invested in approximately 35 multifamily apartment properties and commercial real estate properties. Six of these real estate assets (four of which were multifamily apartment properties and two of which were office properties) did not generate sufficient cash flow to service their related indebtedness and were foreclosed upon by their lenders, causing pre-tax losses of approximately $11.9 million to investors and losses of approximately $2.7 million to Mr. Considine.

    PETER K. KOMPANIEZ. Mr. Kompaniez has been Vice Chairman and a director of AIMCO since July 1994 and was appointed President in July 1997. Mr. Kompaniez has also served as Chief Operating Officer of NHP and President of NHP Partners since June 1997. Since September 1993, Mr. Kompaniez has owned 75% of PDI Realty Enterprises, Inc., a Delaware corporation ("PDI"), one of AIMCO's predecessors, and serves as its President and Chief Executive Officer. From 1986 to 1993, he served as President and Chief Executive Officer of Heron Financial Corporation ("HFC"), a United States holding company for Heron International, N.V.'s real estate and related assets. While at HFC, Mr. Kompaniez administered the acquisition, development and disposition of approximately 8,150 apartment units (including 6,217 units that have been acquired by AIMCO) and 3.1 million square feet of commercial real estate. Prior to joining HFC, Mr. Kompaniez was a senior partner with the law firm of Loeb and Loeb where he had extensive real estate and REIT experience. Mr. Kompaniez received a B.A. from Yale College and a J.D. from the University of California (Boalt Hall).

    The downturn in the real estate markets in the late 1980s and early 1990s adversely affected the United States real estate operations of Heron International N.V. and its subsidiaries and affiliates (the "Heron Group"). During this period from 1986 to 1993, Mr. Kompaniez served as President and Chief Executive Officer of Heron "HFC", and as a director or officer of certain other Heron Group entities. In 1993, HFC, its parent Heron International, and certain other members of the Heron Group voluntarily entered into restructuring agreements with separate groups of their United States and international creditors. The restructuring agreement for the United States members of the Heron Group generally provided for the joint assumption of certain liabilities and the pledge of unencumbered assets in support of such liabilities for the benefit of their United States creditors. As a result of the restructuring, the operations and assets of the United States members of the Heron Group were generally separated from those of Heron International and its non-United States subsidiaries. At the conclusion of the restructuring, Mr. Kompaniez commenced the operations of PDI, which was engaged to act as asset and corporate manager of the continuing United States operations of HFC and the other United States Heron Group members for the benefit of the United States creditors. In connection with certain transactions effected at the time of the initial public offering of AIMCO Common Stock, Mr. Kompaniez was appointed Vice Chairman of AIMCO and substantially all of the property management assets of PDI were transferred or assigned to AIMCO.

    JOEL F. BONDER. Mr. Bonder was appointed Executive Vice President and General Counsel of AIMCO effective with the NHP Merger. Prior to joining AIMCO, Mr. Bonder served as Senior Vice President and General Counsel of NHP from April 1994 until the Effective Date. Mr. Bonder served as Vice President and Deputy General Counsel of NHP from June 1991 to March 1994 and as Associate General Counsel of NHP from 1986 to 1991. From 1983 to 1985, Mr. Bonder was with the Washington, D.C. law firm of Lane & Edson, P.C. From 1979 to 1983, Mr. Bonder practiced with the Chicago law firm of Ross and Hardies.

    STEVEN D. IRA. Mr. Ira has served as Executive Vice President of AIMCO since July 1994. From 1987 until July 1994, he served as President of PAM. Prior to merging his firm with PAM in 1987, Mr. Ira acquired extensive experience in property management. Between 1977 and 1981 he supervised the property management of over 3,000 apartment and mobile home units in Colorado, Michigan, Pennsylvania and Florida, and in 1981 he joined with others to form the property management firm of McDermott, Stein and Ira. Mr. Ira served for several years on the National Apartment Manager Accreditation Board and is a former president of both the National Apartment Association and the Colorado Apartment Association. Mr. Ira is the sixth individual elected to the Hall of Fame of the National Apartment Association in its 54-year history. He holds a Certified Apartment Property Supervisor (CAPS) and a Certified Apartment Manager designation from the National Apartment Association, a Certified Property Manager (CPM) designation from the National Institute of Real Estate Management (IREM) and he is a member of the Boards of Directors of the National Multi-Housing Council, the National Apartment Association and the Apartment Association of Metro Denver. Mr. Ira received a B.S. from Metropolitan State College in 1975.

    Although Mr. Ira has had substantial multifamily real estate experience, in the late 1980s and early 1990s, three multifamily apartment properties located in Colorado that were owned by partnerships in which Mr. Ira had a general partnership interest could not meet their debt payments, and were foreclosed upon by their respective lenders, causing a pre-tax loss of approximately $3.2 million to investors. Mr. Ira was not the managing general partner of two of these partnerships.

    THOMAS W. TOOMEY. Mr. Toomey has served as Senior Vice President--Finance and Administration of AIMCO since January 1996 and was promoted to Executive Vice President--Finance and Administration in March 1997. From 1990 until 1995, Mr. Toomey served in a similar capacity with Lincoln Property Company

("LPC") as Vice President/Senior Controller and Director of Administrative Services of Lincoln Property Services where he was responsible for LPC's computer systems, accounting, tax, treasury services and benefits administration. From 1984 to 1990, he was an audit manager with Arthur Andersen & Co. where he served real estate and banking clients. From 1981 to 1983, Mr. Toomey was on the audit staff of Kenneth Leventhal & Company. Mr. Toomey received a B.S. in Business Administration/Finance from Oregon State University and is a Certified Public Accountant.

    DAVID L. WILLIAMS. Mr. Williams has been Executive Vice President--Operations of AIMCO since January 1997. Prior to joining AIMCO, Mr. Williams was Senior Vice President of Operations at Evans Withycombe Residential, Inc. from January 1996 to January 1997. Previously, he was Executive Vice President at Equity Residential Properties Trust from October 1989 to December 1995. He has served on National Multi-Housing Council Boards and NAREIT committees. Mr. Williams also served as Senior Vice President of Operations and Acquisitions of US Shelter Corporation from 1983 to 1989. Mr. Williams has been involved in the property management, development and acquisition of real estate properties since 1973. Mr. Williams received his B.A. in education and administration from the University of Washington in 1967.

    HARRY G. ALCOCK. Mr. Alcock has served as a Vice President since July 1996, and was promoted to Senior Vice President--Acquisitions in October 1997, with responsibility for acquisition and financing activities since July 1994. From June 1992 until July 1994, Mr. Alcock served as Senior Financial Analyst for PDI and HFC. From 1988 to 1992, Mr. Alcock worked for Larwin Development Corp., a Los Angeles based real estate developer, with responsibility for raising debt and joint venture equity to fund land acquisitions and development. From 1987 to 1988, Mr. Alcock worked for Ford Aerospace Corp. He received his B.S. from San Jose State University.

    TROY D. BUTTS. Mr. Butts has served as Senior Vice President and Chief Financial Officer of AIMCO since November 1997. Prior to joining AIMCO, Mr. Butts served as a Senior Manager in the audit practice of the Real Estate Services Group for Arthur Andersen LLP in Dallas, Texas. Mr. Butts was employed by Arthur Andersen LLP for ten years and his clients were primarily publicly-held real estate companies, including office and multi-family real estate investment trusts. Mr. Butts holds a Bachelor of Business Administration degree in Accounting from Angelo State University and is a Certified Public Accountant.

    JOSEPH DETUNO. Mr. DeTuno has been Senior Vice President--Property Redevelopment of AIMCO since September 1997. Mr. DeTuno was president and founder of JD Associates, his own full service real estate consulting, advisory and project management company which he founded in 1990. JD Associates provided development management, financial analysis, business plan preparation and implementation services. Previously, Mr. DeTuno served as President/Partner of Gulfstream Commercial Properties, President and Co-managing Partner of Criswell Development Company, Vice President of Crow Hotel and Company and Project Director with Perkins & Will Architects and Planners. Mr. DeTuno received his B.A. in architecture and is a registered architect in Illinois and Texas.

    JACK W. MARQUARDT. Mr. Marquardt has been Senior Vice President--Accounting of AIMCO since September 1997. Mr. Marquardt brings over 17 years of real estate accounting experience to AIMCO. From October 1992 through August 1997, Mr. Marquardt served as Vice President/Corporate Controller and Manager of Data Processing for Transwestern Property Company, where he was responsible for corporate accounting, tax, treasury services and computer systems. From August 1986 through September 1992, Mr. Marquardt worked in the real estate accounting area of Aetna Realty Investors, Inc. serving as Regional Controller from April 1990 through September 1992. Mr. Marquardt received a B.S. in Business Administration/Finance from Ohio State University.

    LEEANN MOREIN. Ms. Morein has served as Senior Vice President Investor Services AIMCO since November 1997. Ms. Morein has served as Secretary since July 1994. From July 1994 until October 1997 Ms. Morein also served as Chief Financial Officer. From September 1990 to March 1994, Ms. Morein served as Chief Financial Officer of the real estate subsidiaries of California Federal Bank, including the general partner of CF Income Partners, L.P., a publicly-traded master limited partnership. Ms. Morein joined California Federal in

September 1988 as Director of Real Estate Syndications Accounting and became Vice President--Financial Administration in January 1990. From 1983 to 1988, Ms. Morein was Controller of Storage Equities, Inc., a real estate investment trust, and from 1981 to 1983, she was Director of Corporate Accounting for Angeles Corporation, a real estate syndication firm. Ms. Morein worked on the audit staff of Price Waterhouse from 1979 to 1981. Ms. Morein received a B.A. from Pomona College and is a Certified Public Accountant.

    R. SCOTT WESSON. Mr. Wesson has been Senior Vice President--Chief Information Officer of AIMCO since July 1997. From 1994 until 1997, Mr. Wesson served as Vice President of Information Services at Lincoln Property Company, where he was responsible for information systems infrastructure, technology planning and business process re-engineering. From 1992 to 1994, Mr. Wesson served in the role of Director of Network Services for Lincoln Property Company, where he was responsible for the design and deployment of the company's Wide Area Network and Local Area Networks, comprising over 2,500 workstations in over 40 locations nationwide. From 1988 to 1992, he was a systems consultant with Automatic Data Processing involved in design, planning and deployment of financial and human resources systems for several major, multi-national organizations. From 1984 to 1987, he was a Senior Analyst with Federated Department Stores, Inc. involved in planning and distribution. Mr. Wesson received his B.S. from the University of Texas in 1984.

    RICHARD S. ELLWOOD. Mr. Ellwood was appointed a director of AIMCO in July 1994 and is currently Chairman of the Audit Committee. Mr. Ellwood is the founder and President of R.S. Ellwood & Co., Incorporated, a real estate investment banking firm. Prior to forming R.S. Ellwood & Co., Incorporated in 1987, Mr. Ellwood had 31 years experience as an investment banker, serving as:
Managing Director and senior banker at Merrill Lynch Capital Markets from 1984 to 1987; Managing Director at Warburg Paribas Becker from 1978 to 1984; general partner and then Senior Vice President and a director at White, Weld & Co. from 1968 to 1978; and in various capacities at J.P. Morgan & Co. from 1955 to 1968. Mr. Ellwood currently serves as a director of Corporate Realty Income Trust and FelCor Suite Hotels, Inc. He is a registered investment advisor.

    J. LANDIS MARTIN. Mr. Martin was appointed a director of AIMCO in July 1994. Mr. Martin has served as President, Chief Executive Officer and a director of NL Industries, Inc., a manufacturer of specialty chemicals, since 1987. Since 1988, he has served as the President and Chief Executive Officer of Tremont Corporation, an integrated producer of titanium metals. Mr. Martin has also served as a director and the Chairman of the Board of Directors of Tremont Corporation since August 1990. From December 1988 until January 1994, he served as Chairman of the Board of Directors of Baroid Corporation, an oilfield services company. In January 1994, Baroid Corporation became a wholly owned subsidiary of Dresser Industries, Inc. and Mr. Martin currently serves as a director of Dresser Industries, Inc. Mr. Martin also serves as Chairman of the Board and Chief Executive Officer of Titanium Metals Corporation, an integrated producer of titanium.

    THOMAS L. RHODES. Mr. Rhodes was appointed a director of AIMCO in July 1994 and is currently Chairman of the Compensation Committee. Mr. Rhodes has served as the President and a director of NATIONAL REVIEW since 1992. From 1976 to 1992, he held various positions at Goldman, Sachs & Co. and was elected a General Partner in 1986. He also served as a director of Underwriters Reinsurance Company from 1987 to 1993 and was a member of the Advisory Board of TransTerra Co. during 1993. He currently serves as Co-Chairman and director of Financial Assets Management, LLC and its subsidiaries, and as a director of Delphi Financial Group, Inc. and The Lynde and Harry Bradley Foundation. Mr. Rhodes is Chairman of the Empire Foundation for Policy Research, a Trustee of The Heritage Foundation, a Trustee of The Manhattan Institute and a Member of the Council on Foreign Relations.

    JOHN D. SMITH. Mr. Smith was appointed a director of AIMCO in November 1994. Mr. Smith is Principal and President of John D. Smith Developments. Mr. Smith has been a shopping center developer, owner and consultant for over 8.6 million square feet of shopping center projects including Lenox Square in Atlanta, Georgia. Mr. Smith is a Trustee and former President of the International Council of Shopping Centers and was selected to be a member of the American Society of Real Estate Counselors. Mr. Smith served as a director for Pan-American Properties, Inc. (National Coal Board of Great Britain) formerly known as Continental Illinois Properties. He also serves as a director of American Fidelity Assurance Companies and is retained as an advisor by Shop System Study Society, Tokyo, Japan.

                                  UNDERWRITING

    Upon the terms and subject to the conditions stated in the underwriting agreement, dated the date hereof (the "Underwriting Agreement"), each of the Underwriters named below (each, an "Underwriter" and together, the "Underwriters"), has severally agreed to purchase, and AIMCO has agreed to sell to each Underwriter, the number of shares of Class C Preferred Stock set forth opposite the name of such Underwriter below.

                                                                                              NUMBER OF
NAME                                                                                            SHARES
-------                                                                                       ----------
Smith Barney Inc. ..........................................................................     600,000
PaineWebber Incorporated....................................................................     600,000
Raymond James & Associates, Inc.............................................................     600,000
The Robinson-Humphrey Company, LLC..........................................................     600,000
                                                                                              ----------
  Total.....................................................................................   2,400,000
                                                                                              ----------
                                                                                              ----------

    The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares of Class C Preferred Stock is subject to approval of certain legal matters by counsel and to certain other conditions. The Underwriters are obligated to take and pay for all the shares of Class C Preferred Stock offered hereby (other than those covered by the over-allotment option described below) if any such shares are taken.

    The Underwriters initially propose to offer part of the shares of Series C Preferred Stock directly to the public at the public offering price set forth on the cover page of this Prospectus Supplement and part of the shares to certain dealers at a price which represents a concession not in excess of $.50 per share under the public offering price. The Underwriters may allow, and such dealers may reallow, a concession not in excess of $.35 per share to certain other dealers. After the initial offering of the shares of Series C Preferred Stock to the public, the public offering price and other selling terms may be changed by the Underwriters.

    AIMCO has granted to the Underwriters an option, exercisable for thirty days from the date of this Prospectus Supplement, to purchase up to 360,000 additional shares of Class C Preferred Stock from AIMCO at the price to the public set forth on the cover page of this Prospectus Supplement minus the underwriting discounts and commissions. The Underwriters may exercise such option solely for the purpose of covering over-allotments, if any, in connection with the offering of the shares of Class C Preferred Stock offered hereby. To the extent that such option is exercised, each Underwriter will be obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number of shares set forth opposite such Underwriter's name in the preceding table bears to the total number of shares listed in such table.

    In connection with this Offering and in compliance with applicable law, the Underwriters may overallot (i.e., sell more shares of Class C Preferred Stock than the total amount shown on the list of Underwriters and participations which appears above) and may effect transactions which stabilize, maintain or otherwise affect the market price of the Class C Preferred Stock at levels above those which might otherwise prevail in the open market. Such transactions may include placing bids for the Class C Preferred Stock or effecting purchases of the shares of Class C Preferred Stock for the purpose of pegging, fixing or maintaining the price of the securities or for the purpose of reducing a syndicate short position created in connection with the Offering. A syndicate short position may be covered by exercise of the option described above in lieu of or in addition to open market purchases. The Underwriters are not required to engage in any of these activities and any such activities, if commenced, may be discontinued at any time.

    AIMCO and the Underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

    AIMCO has applied to list the Class C Preferred Stock on the NYSE under the symbol "AIVPrC." Prior to this Offering, there has been no public market for the Class C Preferred Stock. Trading of the Class C Preferred Stock on the NYSE is expected to commence within 30 days after the initial delivery of the Class C Preferred Stock. The Underwriters have advised AIMCO that they intend to make a market in the Class C Preferred Stock prior to the commencement of trading on the NYSE, but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given that a market for the Class C Preferred Stock will exist prior to commencement of trading on the NYSE or at any other time.

    Smith Barney Inc. and its affiliates have acted as financial advisor and lender to the Company and may in the future from time to time in the ordinary course of business act as financial advisor or lender to the Company.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

TAXATION OF FOREIGN SHAREHOLDERS

    The following discussion of recently enacted legislation, affecting the ownership and disposition of the Class C Preferred Stock by a Non-U.S. Holder (as defined below), supplements the discussion set forth in the accompanying Prospectus under the heading "Certain Federal Income Tax Considerations." A "Non-U.S. Holder" is any person other than (i) a citizen or resident of the United States, (ii) a corporation, partnership, or other entity organized in or under the laws of the United States or any state thereof, or the District of Columbia, (iii) an estate whose income is includable in gross income for U.S. Federal income tax purposes regardless of its source, or (iv) a trust if a United States court is able to exercise primary supervision over the administration of such trust and one or more United States fiduciaries have the authority to control all substantial decisions of such trust. This discussion is based on current law and is for general information only.

    Unless the Class C Preferred Stock constitutes a United States real property interest ("USRPI") within the meaning of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"), distributions by AIMCO which are not dividends out of the current and accumulated earnings and profits of AIMCO will not be subject to U.S. income or withholding tax. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of the current and accumulated earnings and profits, the distribution will be subject to withholding tax at the rate applicable to dividends. A Non-U.S. Holder may seek a refund of such amounts from the IRS if it is subsequently determined that such distribution was, in fact, in excess of current and accumulated earnings and profits of the Company.

    Notwithstanding the discussion in the preceding paragraph, if the Class C Preferred Stock constitutes a USRPI, such distribution will be subject to 10 percent withholding and may also be subject to tax under FIRPTA. The Class C Preferred Stock will not constitute a USRPI so long as AIMCO is a "domestically controlled REIT." AIMCO believes that it currently is a domestically controlled REIT. Because AIMCO's Class A Common Stock is, and the Class C Preferred Stock will be, publicly traded, however, no assurance can be given that AIMCO will continue to be a domestically controlled REIT.

INFORMATION REPORTING AND BACKUP WITHHOLDING

    Recently adopted United States Treasury Department regulations (the "Regulations") require AIMCO to follow certain procedures in complying with United States Federal withholding, backup withholding and information reporting rules. Under the Regulations (and under current law), Holders are required to provide certain information to AIMCO to avoid the imposition of backup withholding and, for non-U.S. Holders, to claim the benefits of an income tax treaty. The Regulations are effective for payments made after December 31, 1998. Holders are urged to consult their tax advisors regarding the tax consequences, if any, of the Proposed Regulations, on the purchase, ownership and sale of the Class C Preferred Stock.

RECENT LEGISLATION APPLICABLE TO REITS

    The Taxpayer Relief Act of 1997 enacted on August 5, 1997 (the "Act") made several changes to the Code, including to the provisions that govern the Federal income tax treatment of REITs. The changes to the REIT provisions are generally effective for taxable years beginning after the date of the enactment of the Act. For AIMCO, the changes are effective beginning on January 1, 1998. The discussion of the Federal income tax treatment of a REIT in the Prospectus under the heading "Certain Federal Income Tax Considerations" does not reflect the changes made by the Act to the REIT provisions of the Code.

    The Act makes a number of changes relating to the qualification and taxation of REITs including the following. First, a REIT will be able to provide certain non-customary services directly to a property without disqualifying all of the rent from the property if the payment for such services does not exceed 1% of the gross income from the property. Second, a REIT's wholly-owned subsidiary will be treated as a "qualified REIT subsidiary" even when the subsidiary was not wholly-owned by the REIT at all times during its existence. Third, the Act repeals the requirement that a REIT must derive less than 30% of its gross income from the sale of stock or securities held for less than one year, real property held less than four years, and property sold or disposed of in a "prohibited transaction." Finally, a REIT will be able to elect to retain and pay income tax on net long-term capital gains. In such a case, REIT shareholders would include in income their share of the long-term capital gains retained by the REIT and would receive a credit for their share of the taxes paid by the REIT.

    As a result of other changes made by the Act to the Code, capital gains of individuals derived in respect of capital assets held for at least one year are eligible for reduced rates of taxation depending upon the holding period of such capital assets. Each prospective investor should consult his own tax advisor regarding the tax consequences to him of the changes made by the Act.

                                    EXPERTS

    The consolidated financial statements of AIMCO and the combined financial statements of the AIMCO Predecessors appearing in AIMCO's Annual Report on Form 10-K for the year ended December 31, 1996 have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. Such consolidated financial statements and combined financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

    This Historical Summary of Gross Income and Direct Operating Expenses of Morton Towers for the year ended December 31, 1996 appearing in AIMCO's Current Report on Form 8-K, dated September 19, 1997, has been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such Historical Summary is incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

    The Historical Summary of Gross Income and Certain Expenses of The Bay Club at Aventura for the year ended December 31, 1996 appearing in Amendment No. 1 to AIMCO's Current Report on Form 8-K, dated June 3, 1997, has been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such Historical Summary is incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

    The Historical Summary of Gross Income and Direct Operating Expenses of Villa Ladera Apartments for the year ended December 31, 1995 appearing in AIMCO's Current Report on Form 8-K, dated December 19, 1996, has been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such Historical Summary is incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

    The consolidated financial statements of NHP for the years ended December 31, 1996, 1995 and 1994 included in Amendment No. 3 to AIMCO's Current Report on Form 8-K, dated April 16, 1997, have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

    As noted in their report, Arthur Andersen LLP did not audit the 1994 financial statements of certain real estate partnerships whose operating results are included in "income (loss) from discontinued real estate operations, net of income taxes" in the 1994 consolidated financial statements of NHP. The financial statements of these real estate partnerships were audited by other auditors, whose reports are incorporated herein by reference to Amendments No. 1 and 2 to AIMCO's Current Report on Form 8-K, dated April 16, 1997, and Arthur Andersen LLP's opinion, insofar as it relates to the amounts included in the consolidated financial statements for these real estate partnerships, is based solely on the reports of those auditors included therein and incorporated herein by reference. The auditors on whose reports Arthur Andersen LLP relied are: Anders, Minkler & Diehl LLP; Dauby O'Connor & Zaleski, LLC; Deloitte & Touche LLP; Edwards Leap & Sauer; George A. Hieronymous & Company, LLC; Goldenberg Rosenthal Friedlander, LLP; Hansen, Hunter & Kibbee, P.C.; J.H. Cohn LLP; J.A. Plumer & Co., P.A.; Marks Shron & Company, LLP; Reznick Fedder & Silverman; and Russell Thompson Butler & Houston. Such financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing. All of the foregoing firms are independent auditors.

    The combined financial statements of NHP Real Estate Companies (as defined in Note 1 of such financial statements) for the years ended December 31, 1996, 1995 and 1994 included in Amendment No. 5 to AIMCO's Current Report on Form 8-K, dated June 3, 1997, have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their report thereon included therein and incorporated herein by reference. Such combined financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

    As noted in their report, Arthur Andersen LLP did not audit the 1996, 1995 and 1994 financial statements of certain real estate partnerships accounted for under the equity method by the NHP Real Estate Companies. The financial statements of these real estate partnerships were audited by other auditors, whose reports are filed as exhibits to Amendments No. 1 and 3 to AIMCO's Current Report on Form 8-K, dated June 3, 1997, and Arthur Andersen LLP's opinion, insofar as it relates to the amounts included in the combined financial statements for these real estate partnerships, is based solely on the reports of those auditors included therein and incorporated herein by reference. The auditors on whose reports Arthur Andersen LLP relied are: Anders, Minkler & Diehl LLP; Dauby O'Connor & Zaleski, LLC; Deloitte & Touche LLP; Edwards Leap & Sauer; Fishbein & Company, P.C.; Freeman and Vessillo; Friduss, Lukee, Schiff & Co., PC; George A. Heironymous & Company, LLC; Goldenberg Rosenthal Friedlander, LLP; Hansen, Hunter & Kibbee, P.C.; J.H. Cohn LLP; J.A. Plumer & Co., P.A.; Prague & Company, P.C.; Robert Ercolini & Company; Marks Shron & Company, LLP; Reznick Fedder & Silverman; Russell Thompson Butler & Houston; Sciarabba Walker & Co., LLP; Wallace Sanders & Company; Warady & Davis LLP; Ziner and Company, PC; and Zinner & Co. Such financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing. All of the foregoing firms are independent auditors.

    The financial statements of NHP Southwest Partners, LP for the year ended December 31, 1996 and for the period from January 20, 1995 through December 31, 1995 included in Amendment No. 5 to AIMCO's Current Report on Form 8-K, dated June 3, 1997, have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

    The combined financial statements of NHP New LP Entities (as defined in Note 1 of such financial statements) for the year ended December 31, 1996 and for the period from January 20, 1995 through December 31, 1995 included in Amendment No. 1 to AIMCO's Current Report on Form 8-K, dated June 3, 1997, have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their report thereon included therein and incorporated herein by reference. Such combined financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

    The combined financial statements of NHP Borrower Entities (as defined in Note 1 of such financial statements) for the year ended December 31, 1996 and for the period from January 20, 1995 through December 31, 1995 included in Amendment No. 1 to AIMCO's Current Report on Form 8-K, dated June 3, 1997, have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their report thereon included therein and incorporated herein by reference. Such combined financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

    The Combined Statement of Revenues and Certain Expenses of the Thirty-five Acquisition Properties (as defined in Note 1 of such financial statements (which represents the Winthrop Portfolio) for the year ended December 31, 1996 included in AIMCO's Current Report on Form 8-K, dated October 15, 1997, have been audited by Deloitte & Touche LLP, independent public accountants, as set forth in their report thereon included therein and incorporated herein by reference. Such combined financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

    The statements of revenues and certain expenses of First Alexandria Associates, A Limited Partnership, for the years ended December 31, 1996, 1995 and 1994 included in AIMCO's Current Report on Form 8-K, dated December 1, 1997, have been audited by Reznick Fedder & Silverman, a Professional Corporation, as set forth in their report thereon included therein and incorporated herein by reference. Such statements of revenues and certain expenses are incorporated herein by reference in reliance upon such report given upon the authority of the firm as experts in accounting and auditing.

    The statements of revenues and certain expenses of Country Lakes Associates Two, A Limited Partnership, for the years ended December 31, 1996, 1995, and 1994 included in AIMCO's Current Report on Form 8-K, dated December 1, 1997, have been audited by Reznick Fedder & Silverman, a Professional Corporation, as set forth in their report thereon included therein and incorporated herein by reference. Such statements of revenues and certain expenses are incorporated herein by reference in reliance upon such report given upon the authority of the firm as experts in accounting and auditing.

    The statements of revenues and certain expenses of Point West Limited Partnership, A Limited Partnership, for the years ended December 31, 1996, 1995 and 1994 included in AIMCO's Current Report on Form 8-K, dated December 1, 1997, have been audited by Deloitte & Touche LLP, independent public accountants, as set forth in their report thereon included therein and incorporated herein by reference. Such statements of revenues and certain expenses are incorporated herein by reference in reliance upon such report given upon the authority of the firm as experts in accounting and auditing.

    The statements of revenues and certain expenses of The Oak Park Partnership, A Limited Partnership, for the years ended December 31, 1996, 1995 and 1994 included in AIMCO's Current Report on Form 8-K, dated December 1, 1997, have been audited by Warady & Davis LLP, as set forth in their report thereon included therein and incorporated herein by reference. Such statements of revenues and certain expenses are incorporated herein by reference in reliance upon such report given upon the authority of the firm as experts in accounting and auditing.

                                 LEGAL MATTERS

    Certain legal matters will be passed upon for AIMCO by Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California and for the Underwriters by Battle Fowler LLP, New York, New York. The legality of the shares of Class C Preferred Stock offered hereby will be passed upon for AIMCO by Piper & Marbury L.L.P., Baltimore, Maryland. Skadden, Arps, Slate, Meagher & Flom LLP and Battle Fowler LLP will rely on Piper & Marbury L.L.P. as to certain matters of Maryland law.

PROSPECTUS

                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY

                                 $1,000,000,000
                                DEBT SECURITIES
                                PREFERRED STOCK
                              CLASS A COMMON STOCK
                                    WARRANTS

    Apartment Investment and Management Company (the "Company") may offer from time to time (i) senior, senior subordinated or subordinated debt securities (the "Debt Securities") consisting of debentures, notes and/or other unsecured evidences of indebtedness, (ii) shares of preferred stock, par value $.01 per share (the "Preferred Stock"), (iii) shares of Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), and (iv) warrants to purchase Debt Securities, Preferred Stock or Class A Common Stock, as shall be designated by the Company at the time of the offering (the "Warrants"). The Debt Securities, the Preferred Stock, the Class A Common Stock and the Warrants are collectively referred to as the "Securities" and will have an aggregate initial offering price of up to $1,000,000,000. The Securities may be offered separately or together (in any combination) and as separate series, in any case, in amounts, at prices and on terms to be determined at the time of sale.

    The form in which the Securities are to be issued, and the terms of such Securities, including without limitation, their specific designation, aggregate principal amount or aggregate initial offering price, maturity, if any, rate and times of payment of interest or dividends, if any, redemption, conversion, exchange and sinking fund terms, if any, voting or other rights, if any, exercise price and detachability, if any, and other specific terms will be set forth in a Prospectus Supplement (the "Prospectus Supplement"), together with the terms of offering of such Securities. If so specified in the applicable Prospectus Supplement, Debt Securities of a series may be issued in whole or in part in the form of one or more temporary or permanent global securities. The Prospectus Supplement will also contain information, as applicable, about certain material United States Federal income tax considerations relating to the particular Securities offered thereby. The Prospectus Supplement will also contain information, where applicable, as to any listing on a national securities exchange of the Securities covered by such Prospectus Supplement.

    The Securities may be offered directly, through agents designated from time to time by the Company, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable Prospectus Supplement. See "Plan of Distribution." No Securities may be sold without delivery of the applicable Prospectus Supplement describing the method and terms of the offering of such Securities.

    PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER "RISK FACTORS" SET FORTH IN THE APPLICABLE PROSPECTUS SUPPLEMENT.
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
      PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

                                  May 22, 1997

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE SECURITIES OFFERED HEREBY OR BY ANY PROSPECTUS SUPPLEMENT OR OTHER SECURITIES OF THE COMPANY. SUCH TRANSACTIONS MAY BE EFFECTED THROUGH THE NEW YORK STOCK EXCHANGE OR OTHERWISE. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "PLAN OF DISTRIBUTION" INCLUDED ELSEWHERE HEREIN AND IN THE ACCOMPANYING PROSPECTUS SUPPLEMENT.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; 7 World Trade Center, 13th Floor, New York, New York 10048; and Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates from the Public Reference Room of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Such material can also be inspected at the New York Stock Exchange, 20 Broad Street, New York, New York 10005. The Commission also maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

    The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Such additional information is available for inspection and copying at the offices of the Commission. Statements contained in this Prospectus, in any Prospectus Supplement or in any document incorporated by reference herein or therein as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to, or incorporated by reference in, the Registration Statement, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents, previously filed by the Company with the Commission pursuant to the Exchange Act (File No. 1-13232), are incorporated herein by reference:

        (i) Annual Report on Form 10-K for the year ended December 31, 1996;

        (ii) Quarterly Report on Form 10-Q/A for the quarter ended September 30, 1996, and Quarterly Report on Form 10-Q for the quarter ended March 31, 1997;

       (iii) Current Reports on Form 8-K dated December 19, 1996, February 19, 1997, April 16, 1997 and May 5, 1997 (and all amendments thereto); and

       (iv) the description of the Class A Common Stock which is contained in a Registration Statement on Form 8-A (File No. 1-13232) filed July 19, 1994, including any amendment or reports filed for the purpose of updating such description.

    All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing such documents.

    Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in the applicable Prospectus Supplement) or in any other subsequently filed document that is or is deemed to be incorporated by reference herein modifies or supersedes such previous statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Prospectus, except as so modified or superseded.

    Copies of all documents which are incorporated herein by reference (other than the exhibits to such documents, unless such exhibits are specifically incorporated by reference herein), will be provided without charge to any person to whom this Prospectus has been delivered, upon request. Requests for such copies should be directed to Apartment Investment and Management Company, 1873 South Bellaire Street, 17th Floor, Denver, Colorado 80222, Attention: Corporate Secretary, telephone number (303) 757-8101.
                            ------------------------

    No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in this Prospectus or any Prospectus Supplement and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any underwriter or agent. This Prospectus and any Prospectus Supplement do not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus or any Prospectus Supplement nor any sale made hereunder or thereunder shall, under any circumstances, create any implication that the information herein or therein is correct as of any time subsequent to their respective dates.

                                  THE COMPANY

    Apartment Investment and Management Company, a Maryland corporation (together with its subsidiaries and other controlled entities, the "Company"), is a self-administered and self-managed real estate investment trust (a "REIT") engaged in the ownership, acquisition, development, expansion and management of multifamily apartment properties. AIMCO Properties, L.P., a Delaware limited partnership (the "Operating Partnership"), and its subsidiaries conduct substantially all of the operations of the Company. As of March 31, 1997, the Company held approximately an 86.0% interest in the Operating Partnership. Through its controlling interests in the Operating Partnership and other limited partnerships and limited liability companies (collectively, the "Subsidiary Partnerships"), the Company owns or controls multifamily apartment properties (the "Owned Properties") and manages other multifamily apartment properties (the "Managed Properties").

    As of March 31, 1997, the Company had 94 Owned Properties containing 23,764 units and 131 Managed Properties, including 17,731 apartment units managed for third parties and affiliates. The Company's third-party property and asset management business is principally conducted by Property Asset Management Services, L.P., a Delaware limited partnership ("PAMS LP"). The Operating Partnership owns a 1% interest in, and is the general partner of, PAMS LP. The sole limited partner of PAMS LP is Property Asset Management Services, Inc., a Delaware corporation ("PAMS Inc." and, together with PAMS LP, the "Management Subsidiaries"), which owns a 99% interest in PAMS LP.

    The Owned Properties are located in the Sunbelt regions of the United States. The distribution of the Owned Properties reflects the Company's focus on growth markets and its belief that geographic diversification will help to insulate the portfolio from regional and economic fluctuations. The Company also seeks to create concentrations of properties within each of its markets in order to achieve economies of scale in management and operation.

    In April 1997, the Company entered into agreements to acquire NHP Incorporated, a Delaware corporation ("NHP"). NHP provides a broad array of real estate services nationwide including property management, and asset management, as well as a group of related services including equity investments, purchasing, risk management and home health care. According to 1995 year-end data published by the National Multi Housing Council and April 1994 data published by the United States Department of Housing and Urban Development, NHP is the nation's second largest property manager of multifamily properties, based on the number of units managed. As of December 31, 1996, NHP's management portfolio includes 457 affordable properties and 260 conventional properties containing 58,504 affordable units and 74,540 conventional units located in 38 states, the District of Columbia and Puerto Rico.

    The Company is also continuing to negotiate the terms of a definitive agreement with Demeter Holdings Corporation, a Massachusetts corporation, and Capricorn Investors, L.P., a Delaware limited partnership, Phemus Corporation, a Massachusetts corporation and an affiliate of Demeter, and J. Roderick Heller, III, relating to the acquisition of certain entities formerly owned by NHP that own direct and indirect interests in partnerships that own conventional and affordable multifamily apartment properties managed primarily by NHP, along with a captive insurance subsidiary and certain related assets (collectively, the "NHP Real Estate Companies"). The proposed acquisitions of NHP and the NHP Real Estate Companies are subject to a number of contingencies, including, in some cases, obtaining approvals of governmental authorities (including HUD), shareholders of the Company and NHP, and other third parties. Accordingly, there can be no assurance that either of such transactions will be completed. If completed, the NHP Acquisition is subject to a number of risks.

    The Company's headquarters are located at 1873 South Bellaire Street, 17th Floor, Denver, Colorado 80222 and its telephone number is (303) 757-8101.

                                USE OF PROCEEDS

    Unless otherwise described in the applicable Prospectus Supplement, the Company intends to use the net proceeds from the sale of the Securities for working capital and general corporate purposes, which may include the repayment of outstanding indebtedness, the financing of future acquisitions (which may include real properties, interests therein or real estate-related securities) and the improvement of the Owned Properties. Pending the use thereof, the Company intends to invest any net proceeds in short-term, interest-bearing securities. The Company will not receive any proceeds from the registered resale of any Securities pursuant to this Prospectus.

                       RATIO OF EARNINGS TO FIXED CHARGES

    The Company's ratio of earnings to fixed charges for the quarters ended March 31, 1997 and March 31, 1996 was 1.5:1 and 1.5:1 respectively and for the years ended December 31, 1996 and December 31, 1995 and the period from January 10, 1994 (the date of formation) to December 31, 1994 was 1.6:1, 2.1:1 and 5.8:1, respectively. Prior to the completion of the initial public offering (the "Initial Offering"), the ratio of earnings to fixed charges of the AIMCO Predecessors for the years ended December 31, 1993 and 1992 was 1.2:1 and 1.0:1, respectively. The earnings of the AIMCO Predecessors for the period from January 1, 1994 to July 28, 1994 were inadequate to cover fixed charges by $1,463,000.

    The Company's ratio of earnings to combined fixed charges and preferred stock dividends for the quarters ended March 31, 1997 and March 31, 1996 was 1.5:1 and 1.5:1 respectively and for the years ended December 31, 1996 and December 31, 1995 and the period from January 10, 1994 to December 31, 1994 was 1.6:1, 1.5:1 and 2.0:1, respectively. The AIMCO Predecessors did not have any shares of Preferred Stock outstanding during the period from January 1, 1992 through July 28, 1994.

    The ratio of earnings to fixed charges for the Company was computed by dividing earnings by fixed charges. For this purpose, "earnings" consists of income before minority interest plus fixed charges (other than any interest which has been capitalized); and "fixed charges" consists of interest expense (including amortization of loan costs) and interest which has been capitalized.

    The ratio of earnings to combined fixed charges and preferred stock dividends for the Company was computed by dividing earnings by the total of fixed charges and preferred stock dividends. For this purpose, "earnings" consists of income before minority interest plus fixed charges (other than any interest which has been capitalized); "fixed charges" consists of interest expense (including amortization of loan costs) and interest which has been capitalized; and "preferred stock dividends" consists of the amount of pre-tax earnings that would be required to cover preferred stock dividend requirements.

    The ratio of earnings to fixed charges for the AIMCO Predecessors was computed by dividing earnings by fixed charges. For this purpose, "earnings" consists of income (loss) before extraordinary items and income taxes plus fixed charges; and "fixed charges" consists of interest expense (including amortization of loan costs). No preferred stock was issued by the AIMCO Predecessors.

                         DESCRIPTION OF DEBT SECURITIES

GENERAL

    The following description sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to the Debt Securities so offered will be described in the Prospectus Supplement relating to such Debt Securities.

    The Debt Securities may be issued, from time to time, in one or more series, and will constitute either senior Debt Securities ("Senior Debt Securities"), senior subordinated Debt Securities ("Senior Subordinated Debt Securities") or subordinated Debt Securities ("Subordinated Debt Securities"). Senior Debt Securities may be issued under an Indenture (the "Senior Debt Securities Indenture") to be entered into between the Company and a trustee to be named in the applicable Prospectus Supplement (the "Senior Debt Securities Trustee"). The Senior Subordinated Debt Securities may be issued from time to time under an Indenture (the "Senior Subordinated Debt Securities Indenture") to be entered into between the Company and a trustee to be named in the applicable Prospectus Supplement (the "Senior Subordinated Debt Securities Trustee"). The Subordinated Debt Securities may be issued from time to time under an Indenture (the "Subordinated Debt Securities Indenture") to be entered into between the Company and a trustee to be named in the applicable Prospectus Supplement (the "Subordinated Debt Securities Trustee").

    The Senior Debt Securities Indenture, the Senior Subordinated Debt Securities Indenture, and the Subordinated Debt Securities Indenture are referred to herein individually as an "Indenture" and, collectively, as the "Indentures." The Senior Debt Securities Trustee, the Senior Subordinated Debt Securities Trustee and the Subordinated Debt Securities Trustee are referred to herein individually as a "Trustee" and collectively as the "Trustees." Forms of the Indentures are filed as exhibits to the Registration Statement of which this Prospectus is a part. The Indentures will be subject to and governed by the Trust Indenture Act of 1939, as amended (the "TIA"). Capitalized terms used in this section which are not otherwise defined in this Prospectus shall have the meanings set forth in the Indenture to which they relate. The statements made under this heading relating to the Debt Securities and the Indentures are summaries of the anticipated provisions of the Debt Securities and the Indentures, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indentures and the Debt Securities, including the definitions therein of certain terms.

    The Debt Securities will be direct, unsecured obligations of the Company. The Indentures do not limit the aggregate principal amount of Debt Securities that may be issued thereunder and provide that Debt Securities may be issued thereunder from time to time in one or more series. Under the Indentures, the Company will have the ability to issue Debt Securities with terms different from those of Debt Securities previously issued, without the consent of the holders of previously issued series of Debt Securities, in an aggregate principal amount determined by the Company.

    The applicable Prospectus Supplement or Prospectus Supplements relating to any Senior Subordinated Debt Securities or Subordinated Debt Securities will set forth the aggregate amount of outstanding indebtedness, as of the most recent practicable date, that by the terms of such Debt Securities would be senior to such Debt Securities and any limitation on the issuance of additional senior indebtedness.

    Debt Securities may be issued and sold at a discount below their principal amount ("Discount Securities"). Special United States Federal income tax considerations applicable to Debt Securities issued with original issue discount, including Discount Securities, will be described in more detail in any applicable Prospectus Supplement. Even if Debt Securities are not issued at a discount below their principal amount, such Debt Securities may, for United States Federal income tax purposes, be deemed to have been issued with "original issue discount" ("OID") because of certain interest payment characteristics. In addition, special United States Federal tax considerations or other restrictions or terms applicable to any Debt Securities offered exclusively to United States Aliens or denominated in a currency other than United States dollars will be set forth in a Prospectus Supplement relating thereto.

    The applicable Prospectus Supplement or Prospectus Supplements will describe, among other things, the following terms of the Debt Securities offered thereby (the "Offered Debt Securities"): (i) the title of the Offered Debt Securities; (ii) any limit on the aggregate principal amount of the Offered Debt Securities; (iii) whether the Offered Debt Securities may be represented initially by a

Debt Security in temporary or permanent global form, and if so, the initial Depositary with respect to such temporary or permanent global Debt Security and whether and the circumstances under which beneficial owners of interests in any such temporary or permanent global Debt Security may exchange such interests for Debt Securities of such series and of like tenor of any authorized form and denomination; (iv) the price or prices at which the Offered Debt Securities will be issued; (v) the date or dates on which the principal of the Offered Debt Securities is payable or the method of determination thereof; (vi) the place or places where and the manner in which the principal of and premium, if any, and interest, if any, on such Offered Debt Securities will be payable and the place or places where such Offered Debt Securities may be presented for transfer and, if applicable, conversion or exchange; (vii) the rate or rates at which the Offered Debt Securities will bear interest, or the method of calculating such rate or rates, if any, and the date or dates from which such interest, if any, will accrue; (viii) the dates (the "Interest Payment Dates"), if any, on which any interest on the Offered Debt Securities will be payable, and the regular record date (the "Regular Record Date") for any interest payable on any Offered Debt Securities; (ix) the right or obligation, if any, of the Company to redeem or purchase Debt Securities of the series pursuant to any sinking fund or analogous provisions or at the option of a holder thereof, the conditions, if any, giving rise to such right or obligation, and the period or periods within which, and the price or prices at which and the terms and conditions upon which Debt Securities of the series shall be redeemed or purchased, in whole or part, and any provisions for the remarketing of such Debt Securities; (x) whether such Offered Debt Securities are convertible or exchangeable into other debt or equity securities of the Company, and, if so, the terms and conditions upon which such conversion or exchange will be effected including the initial conversion or exchange price or rate and any adjustments thereto, the conversion or exchange period and other conversion or exchange provisions; (xi) any terms applicable to such Offered Debt Securities issued at original issue discount below their stated principal amount, including the issue price thereof and the rate or rates at which such original issue discount will accrue; (xii) if other than the principal amount thereof, the portion of the principal amount of the Offered Debt Securities which will be payable upon declaration or acceleration of the maturity thereof pursuant to an Event of Default; (xiii) any deletions from, modifications of or additions to the Events of Default or covenants of the Company with respect to such Offered Debt Securities, whether or not such Events of Default or covenants are consistent with the Events of Default or covenants set forth herein; (xiv) any special United States Federal income tax considerations applicable to the Offered Debt Securities; and (xv) any other terms of the Offered Debt Securities not inconsistent with the provisions of the Indenture. The applicable Prospectus Supplement will also describe the following terms of any series of Senior Subordinated Debt Securities or Subordinated Debt Securities offered hereby in respect of which this Prospectus is being delivered: (a) the rights, if any, to defer payments of interest on the Senior Subordinated Debt Securities or Subordinated Debt Securities of such series by extending the interest payment period, and the duration of such extensions, and
(b) the subordination terms of the Senior Subordinated Debt Securities or Subordinated Debt Securities of such series. The foregoing is not intended to be an exclusive list of the terms that may be applicable to any Offered Debt Securities and shall not limit in any respect the ability of the Company to issue Debt Securities with terms different from or in addition to those described above or elsewhere in this Prospectus provided that such terms are not inconsistent with the applicable Indenture. Any such Prospectus Supplement will also describe any special provisions for the payment of additional amounts with respect to the Offered Debt Securities.

    Since the operations of the Company are currently conducted principally through subsidiaries, the Company's cash flow and its consequent ability to service debt, including the Debt Securities, are dependent, in large part, upon the earnings of its subsidiaries and the distribution of those earnings to the Company, whether by dividends, loans or otherwise. The payment of dividends and the making of loans and advances to the Company by its subsidiaries may be subject to statutory or contractual restrictions, are contingent upon the earnings of those subsidiaries and are subject to various business considerations. Any right of the Company to receive assets of any of its subsidiaries upon their liquidation or reorganization (and the consequent right of the holders of the Debt Securities to participate in those assets) will be effectively subordinated to the claims of that subsidiary's creditors (including trade creditors), except to the extent that the Company is itself recognized as a creditor of such subsidiary, in which case the claims of the Company would still be subordinate to any security interests in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by the Company.

FORM, EXCHANGE, REGISTRATION AND TRANSFER

    The Debt Securities of a series may be issued solely as registered Debt Securities. Debt Securities of a series may be issuable in whole or in part in the form of one or more global Debt Securities, as described below under "Global Debt Securities." Unless otherwise indicated in an applicable Prospectus Supplement, Debt Securities will be issuable in denominations of $1,000 and integral multiples thereof. Debt Securities of any series will be exchangeable for other Debt Securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor.

    Debt Securities may be presented for exchange as provided above and, unless otherwise indicated in an applicable Prospectus Supplement, may be presented for registration of transfer, at the office or agency of the Company designated as registrar or co-registrar with respect to such series of Debt Securities, without service charge and upon payment of any taxes, assessments or other governmental charges as described in the Indenture. Such transfer or exchange will be effected on the books of the registrar or any other transfer agent appointed by the Company upon such registrar or transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. The Company intends to initially appoint the Trustee for the Offered Debt Securities as the registrar for such Offered Debt Securities and the name of any different or additional registrar designated by the Company with respect to the Offered Debt Securities will be included in the Prospectus Supplement relating thereto. If a Prospectus Supplement refers to any transfer agents (in addition to the registrar) designated by the Company with respect to any series of Debt Securities, the Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that the Company will be required to maintain a transfer agent in the Borough of Manhattan, The City of New York. The Company may at any time designate additional transfer agents with respect to any series of Debt Securities.

    In the event of any partial redemption of Debt Securities of any series, the Company will not be required to (i) issue, register the transfer of or exchange Debt Securities of that series during a period beginning at the opening of business 15 days before any selection of Debt Securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption; or (ii) register the transfer of or exchange any Debt Security, or portion thereof, called for redemption, except the unredeemed portion of any Debt Security being redeemed in part.

PAYMENT AND PAYING AGENTS

    Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of, and interest, if any, on, Debt Securities will be made at the office of such paying agent or paying agents as the Company may designate from time to time, except that, at the option of the Company, payment of principal or interest may be made by check or by wire transfer to an account maintained by the payee. Unless otherwise indicated in an applicable Prospectus Supplement, payment of any installment of interest on Debt Securities will be made to the person in whose name such Debt Security is registered at the close of business on the Regular Record Date for such interest.

    Unless otherwise indicated in an applicable Prospectus Supplement, the Trustee for the Offered Debt Securities will be designated as the Company's sole paying agent for payments with respect to the Offered Debt Securities. Any other paying agents initially designated by the Company for the Offered Debt Securities will be named in an applicable Prospectus Supplement. The Company may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that the Company will be required to maintain a paying agent in the Borough of Manhattan, The City of New York.

    All moneys paid by the Company to a paying agent for the payment of principal of, or interest, if any, on, any Debt Security which remains unclaimed at the end of two years after such principal or interest shall have become due and payable will be repaid to the Company, and the holder of such Debt Security or any coupon will thereafter look only to the Company for payment thereof.

GLOBAL DEBT SECURITIES

    The Debt Securities of a series may be issued in whole or in part in global form. A Debt Security in global form will be deposited with, or on behalf of, a depositary, which will be identified in the applicable Prospectus Supplement. A global Debt Security may be issued only in registered form and in either temporary or permanent form. A Debt Security in global form may not be transferred except as a whole to the depositary for such Debt Security or to a nominee or successor of such depositary. If any Debt Securities of a series are issuable in global form, the applicable Prospectus Supplement will describe the circumstances, if any, under which beneficial owners of interests in any such global Debt Security may exchange such interests for definitive Debt Securities of such series and of like tenor and principal amount in any authorized form and denomination, the manner of payment of principal of and interest, if any, on any such global Debt Security and the specific terms of the depositary arrangement with respect to any such global Debt Security.

MERGERS AND SALES OF ASSETS

    The Company may not consolidate with or merge into any other person or convey, transfer or lease its properties and assets substantially as an entirety to another person, unless, among other things, (i) the resulting, surviving or transferee person (if other than the Company) is organized and existing under the laws of the United States, any state thereof or the District of Columbia and such person expressly assumes all obligations of the Company under the Debt Securities and the Indenture, and (ii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred or be continuing under the Indenture. Upon the assumption of the Company's obligations by a person to whom such properties or assets are conveyed, transferred or leased, subject to certain exceptions, the Company shall be discharged from all obligations under the Debt Securities and the Indenture.

EVENTS OF DEFAULT

    Each Indenture provides that, if an Event of Default specified therein shall have occurred and be continuing, with respect to each series of the Debt Securities outstanding thereunder individually, the Trustee or the holders of not less than 25% in aggregate principal amount of the outstanding Debt Securities of such series may declare the principal amount (or, if any of the Debt Securities of such series are Discount Securities, such portion of the principal amount of such Debt Securities as may be specified by the terms thereof) of the Debt Securities of such series to be immediately due and payable. Under certain circumstances, the holders of a majority in aggregate principal amount of the outstanding Debt Securities of such series may rescind such a declaration.

    Under each Indenture, an Event of Default is defined as, with respect to each series of Debt Securities outstanding thereunder individually, any of the following: (i) default in payment of the principal of any Debt Securities of such series; (ii) default in payment of any interest on any Debt Securities of such series when due, continuing for 30 days (or 60 days, in the case of Senior Subordinated Debt Securities or Subordinated Debt Securities); (iii) default by the Company in compliance with its other agreements in the Debt Securities of such series or the Indenture relating to the Debt Securities of such series upon the receipt by the Company of notice of such default given by the Trustee for such Debt Securities or the holders of at least 25% in aggregate principal amount of the outstanding Debt Securities of such series and the Company's failure to cure such default within 60 days after receipt by the Company of such notice; (iv) certain events of bankruptcy or insolvency; and (v) any other Event of Default set forth in an applicable Prospectus Supplement with respect to the Debt Securities of such series.

    The Trustee shall give notice to holders of the Debt Securities of any continuing default known to the Trustee within 90 days after the occurrence thereof; PROVIDED, that the Trustee may withhold such notice, as to any default other than a payment default, if it determines in good faith that withholding the notice is in the interests of the holders.

    The holders of a majority in principal amount of the outstanding Debt Securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of such series; PROVIDED that such direction shall not be in conflict with any law or the Indenture and subject to certain other limitations. Before proceeding to exercise any right or power under the Indenture at the direction of such holders, the Trustee shall be entitled to receive from such holders reasonable security or indemnity satisfactory to it against the costs, expenses and liabilities which might be incurred by it in complying with any such direction. With respect to each series of Debt Securities, no holder will have any right to pursue any remedy with respect to the Indenture or such Debt Securities, unless
(i) such holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Debt Securities of such series;
(ii) the holders of at least 25% in aggregate principal amount of the outstanding Debt Securities of such series shall have made a written request to the Trustee to pursue such remedy; (iii) such holder or holders have offered to the Trustee reasonable indemnity satisfactory to the Trustee; (iv) the holders of a majority in aggregate principal amount of the outstanding Debt Securities of such series have not given the Trustee a direction inconsistent with such request within 60 days after receipt of such request; and (v) the Trustee shall have failed to comply with the request within such 60-day period.

    Notwithstanding the foregoing, the right of any holder of any Debt Securities to receive payment of the principal of and interest in respect of such Debt Securities on the date specified in such Debt Securities as the fixed date on which an amount equal to the principal of such Debt Securities or an installment of principal thereof or interest thereon is due and payable (the "Stated Maturity" or "Stated Maturities") or to institute suit for the enforcement of any such payments shall not be impaired or adversely affected without such holder's consent. The holders of at least a majority in aggregate principal amount of the outstanding Debt Securities of any series may waive an existing default with respect to such series and its consequences, other than
(i) any default in any payment of the principal of, or interest on, any Debt Securities of such series or (ii) any default in respect of certain covenants or provisions in the Indenture which may not be modified without the consent of the holder of each of the outstanding Debt Securities of such series affected as described in "Modification and Waiver," below.

    Each Indenture provides that the Company shall deliver to the Trustee within 120 days after the end of each fiscal year of the Company an officers' certificate stating whether or not the signers know of any default that occurred during such period.

MODIFICATION AND WAIVER

    The Company and the Trustee may execute a supplemental indenture without the consent of the holders of the Debt Securities (i) to add to the covenants, agreements and obligations of the Company for the benefit of the holders of all the Debt Securities of any series or to surrender any right or power conferred in the Indenture upon the Company; (ii) to evidence the succession of another corporation to the Company and the assumption by it of the obligations of the Company under the Indenture and the Debt Securities; (iii) to establish the form or terms of Debt Securities of any series as permitted by the Indenture; (iv) to provide for the acceptance of appointment under the Indenture of a successor Trustee with respect to the Debt Securities of one or more series and to add to or change any provisions of the Indenture as shall be necessary to provide for or facilitate the administration of the trusts by more than one Trustee; (v) to cure any ambiguity, defect or inconsistency; (vi) to add to, change or eliminate any provisions (which addition, change or elimination may apply to one or more series of Debt Securities), PROVIDED that any such addition, change or elimination does not (a) apply to any Debt Securities of any series created prior to the execution of such supplemental indenture that is entitled to the benefit of such provision or (b) modify the rights of the holder of any such Debt Securities with respect to such provision; (vii) to secure the Debt Securities; or (viii) to make any other change that does not adversely affect the rights of any holder of Debt Securities.

    Each Indenture provides that, with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Debt Securities of the series affected by such supplemental indenture, the Company and the Trustee may also execute a supplemental indenture to add provisions to, or change in any manner or eliminate any provisions of, the Indenture with respect to such series of Debt Securities or modify in any manner the rights of the holders of the Debt Securities of such series; PROVIDED that no such supplemental indenture will, without the consent of the holder of each such outstanding Debt Security affected thereby (i) change the stated maturity of the principal of, or any installment of principal or interest on, any such Debt Security or any premium payable upon redemption or repurchase thereof, or reduce the amount of principal of any Debt Security that is a Discount Security and that would be due and payable upon declaration of acceleration of maturity thereof; (ii) reduce the principal amount of, or the rate of interest on, any such Debt Security; (iii) change the place or currency of payment of principal or interest, if any, on any such Debt Security; (iv) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security; (v) reduce the above-stated percentage of holders of Debt Securities of any series necessary to modify or amend the Indenture for such Debt Securities; (vi) modify the foregoing requirements or reduce the percentage in principal amount of outstanding Debt Securities of any series necessary to waive any covenant or past default; or (vii) in the case of Senior Subordinated Debt Securities or Subordinated Debt Securities, amend or modify any of the provisions of such Indenture relating to subordination of the Debt Securities in any manner adverse to the holders of such Debt Securities. Holders of not less than a majority in principal amount of the outstanding Debt Securities of any series may waive certain past defaults and may waive compliance by the Company with certain of the restrictive covenants described above with respect to the Debt Securities of such series.

DISCHARGE AND DEFEASANCE

    Unless otherwise indicated in an applicable Prospectus Supplement, each Indenture provides that the Company may satisfy and discharge obligations thereunder with respect to the Debt Securities of any series by delivering to the Trustee for cancellation all outstanding Debt Securities of such series or depositing with the Trustee, after such outstanding Debt Securities have become due and payable, cash sufficient to pay at Stated Maturity all of the outstanding Debt Securities of such series and paying all other sums payable under the Indenture with respect to such series.

    In addition, unless otherwise indicated in an applicable Prospectus Supplement, each Indenture provides that: the Company (a) shall be discharged from its obligations in respect of the Debt Securities of such series ("defeasance and discharge"), or (b) may cease to comply with certain restrictive covenants ("covenant defeasance"), including those described under "Mergers and Sales of Assets," and any such omission shall not be an Event of Default with respect to the Debt Securities of such series, in each case, at any time prior to the Stated Maturity or redemption thereof, when the Company has irrevocably deposited with the Trustee, in trust, (i) sufficient funds to pay the principal of and interest to Stated Maturity (or redemption) on, the Debt Securities of such series, or (ii) such amount of direct obligations of, or obligations the principal of (and premium, if any) and interest on which are fully guaranteed by, the government of the United States and which are not subject to prepayment, redemption or call, as will, together with the predetermined and certain income to accrue thereon without consideration of any reinvestment thereof, be sufficient to pay when due the principal of (and premium, if any) and interest to Stated Maturity (or redemption) on, the Debt Securities of such series. Upon such defeasance and discharge, the holders of the Debt Securities of such series shall no longer be entitled to the benefits of the Indenture, except for the purposes of registration of transfer and exchange of the Debt Securities of such series and replacement of lost, stolen or mutilated Debt Securities and shall look only to such deposited funds or obligations for payment.

THE TRUSTEES

    The Senior Debt Securities Trustee, the Senior Subordinated Debt Securities Trustee and the Subordinated Debt Securities Trustee will be named in the applicable Prospectus Supplement. Each Trustee will be permitted to engage in other transactions with the Company and each of its subsidiaries; HOWEVER, if a Trustee acquires any conflicting interest, it must eliminate such conflict or resign.

                         DESCRIPTION OF PREFERRED STOCK

GENERAL

    The Company may issue, from time to time, shares of one or more series or classes of Preferred Stock. The following description sets forth certain general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate. The particular terms of any series of Preferred Stock and the extent, if any, to which such general provisions may apply to the series of Preferred Stock so offered will be described in the Prospectus Supplement relating to such Preferred Stock. The following summary of certain provisions of the Preferred Stock do not purport to be complete and is subject to, and is qualified in its entirety by express reference to, the provisions of the Company's Charter (the "Charter") relating to a specific series of the Preferred Stock, which will be in the form filed as an exhibit to or incorporated by reference in the Registration Statement of which this Prospectus is a part at or prior to the time of issuance of such series of Preferred Stock.

    Under the Charter, the Company has the authority to issue up to 10,000,000 shares of Preferred Stock. The Board of Directors of the Company is authorized to issue shares of Preferred Stock, in one or more classes or subclasses, and may classify or reclassify any unissued shares of Preferred Stock by setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of such shares of Preferred Stock including, but not limited to, ownership restrictions consistent with the Ownership Limit (defined below) with respect to each class or subclass of Preferred Stock, and the number of shares constituting each class or subclass, and to increase or decrease the number of shares of any such class or subclass, to the extent permitted by the Maryland General Corporation Law (the "MGCL").

    The Board of Directors of the Company shall be authorized to determine for each series of Preferred Stock, and the Prospectus Supplement shall set forth with respect to such series: (i) the designation of such shares and the number of shares that constitute such series, (ii) the dividend rate (or the method of calculation thereof), if any, on the shares of such series and the priority as to payment of dividends with respect to other classes or series of capital stock of the Company, (iii) the dividend periods (or the method of calculation thereof), (iv) the voting rights of the shares, (v) the liquidation preference and the priority as to payment of such liquidation preference with respect to other classes or series of capital stock of the Company and any other rights of the shares of such series upon any liquidation or winding-up of the Company,
(vi) whether or not and on what terms the shares of such series will be subject to redemption or repurchase at the option of the Company, (vii) whether and on what terms the shares of such series will be convertible into or exchangeable for other debt or equity securities of the Company, (viii) whether the shares of such series of Preferred Stock will be listed on a securities exchange, (x) any special United States Federal income tax considerations applicable to such series, and (ix) the other rights and privileges and any qualifications, limitations or restrictions of such rights or privileges of such series not inconsistent with the Charter and the MGCL.

DIVIDENDS

    Holders of shares of Preferred Stock shall be entitled to receive, when and as declared by the applicable Board of Directors out of funds of the Company legally available therefor, an annual cash dividend payable at such dates and at such rates, if any, per share per annum as set forth in the applicable Prospectus Supplement.

    Unless otherwise set forth in the applicable Prospectus Supplement, each series of Preferred Stock will rank junior as to dividends to any Preferred Stock that may be issued in the future that is expressly senior as to dividends to the Preferred Stock. If at any time the Company has failed to pay accrued dividends on any such senior shares at the time such dividends are payable, the Company may not pay any dividend on the Preferred Stock or redeem or otherwise repurchase shares of Preferred Stock until such accumulated but unpaid dividends on such senior shares have been paid or set aside for payment in full by the Company.

    Unless otherwise set forth in the applicable Prospectus Supplement, no dividends (other than in common stock or other capital stock ranking junior to the Preferred Stock of any series as to dividends and upon liquidation) shall be declared or paid or set aside for payment, nor shall any other distribution be declared or made upon the common stock, or any other capital stock of the Company ranking junior to or on a parity with the Preferred Stock of such series as to dividends, nor shall any common stock or any other capital stock of the Company ranking junior to or on a parity with the Preferred Stock of such series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Company (except by conversion into or exchange for other capital stock of the Company ranking junior to the Preferred Stock of such series as to dividends and upon liquidation) unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for all past dividend periods and the then current dividend period and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period; PROVIDED, HOWEVER, that any monies theretofore deposited in any sinking fund with respect to any preferred stock in compliance with the provisions of such sinking fund may thereafter be applied to the purchase or redemption of such preferred stock in accordance with the terms of such sinking fund, regardless of whether at the time of such application full cumulative dividends upon shares of the Preferred Stock outstanding on the last dividend payment date shall have been paid or declared and set apart for payment; and provided, further, that any such junior or parity preferred stock or common stock may be converted into or exchanged for stock of the Company ranking junior to the Preferred Stock as to dividends.

    The amount of dividends payable for the initial dividend period or any period shorter than a full dividend period shall be computed on the basis of a 360-day year of twelve 30-day months. Accrued but unpaid dividends will not bear interest.

CONVERTIBILITY

    No series of Preferred Stock will be convertible into, or exchangeable for, other securities or property except as set forth in the applicable Prospectus Supplement, which will set forth the terms and conditions upon which such conversion or exchange may be effected, including the initial conversion or exchange rate and any adjustments thereto, the conversion or exchange period and any other conversion or exchange provisions.

REDEMPTION AND SINKING FUND

    No series of Preferred Stock will be redeemable or be entitled to receive the benefit of a sinking fund except as set forth in the applicable Prospectus Supplement, which will set forth the terms and conditions therof, including the dates and redemption prices of any such redemption, any conditions thereto, and any other redemption or sinking fund provisions.

LIQUIDATION RIGHTS

    Unless otherwise set forth in the applicable Prospectus Supplement, in the event of any liquidation, dissolution or winding up of the Company, the holders of shares of each series of Preferred Stock are entitled to receive out of assets of the Company available for distribution to stockholders, before any distribution of assets is made to holders of: (i) any other shares of preferred stock ranking junior to such series of Preferred Stock as to rights upon liquidation, dissolution or winding up; and (ii) shares of common stock, liquidating distributions per share in the amount of the liquidation preference specified in the applicable Prospectus Supplement for such series of Preferred Stock plus any dividends accrued and accumulated but unpaid to the date of final distribution; but the holders of each series of Preferred Stock will not be entitled to receive the liquidating distribution of, plus such dividends on, such shares until the liquidation preference of any shares of the Company's capital stock ranking senior to such series of the Preferred Stock as to the rights upon liquidation, dissolution or winding up shall have been paid (or a sum set aside therefor sufficient to provide for payment) in full. If upon any liquidation, dissolution or winding up of the Company, the amounts payable with respect to the Preferred Stock, and any other Preferred Stock ranking as to any such distribution on a parity with the Preferred Stock are not paid in full, the holders of the preferred stock and such other parity preferred stock will share ratably in any such distribution of assets in proportion to the full respective preferential amount to which they are entitled. Unless otherwise specified in a Prospectus Supplement for a series of Preferred Stock, after payment of the full amount of the liquidating distribution to which they are entitled, the holders of shares of Preferred Stock will not be entitled to any further participation in any distribution of assets by the Company. Neither a consolidation or merger of the Company with another corporation nor a sale of securities shall be considered a liquidation, dissolution or winding up of the Company.

VOTING RIGHTS

    Holders of Preferred Stock will not have any voting right except as set forth below or in the applicable Prospectus Supplement or as otherwise from time to time required by law. Whenever dividends on any applicable series of Preferred Stock or any other class or series of stock ranking on a parity with the applicable series of Preferred Stock with respect to the payment of dividends shall be in arrears for the equivalent of six quarterly dividend periods, whether or not consecutive, the holders of shares of such series of Preferred Stock (voting separately as a class with all other series of Preferred Stock then entitled to such voting rights) will be entitled to vote for the election of two of the authorized number of directors of the Company at the next annual meeting of stockholders and at each subsequent meeting until all dividends accumulated on such series of Preferred Stock shall have been fully paid or set apart for payment. The term of office of all directors elected by the holders of such Preferred Stock shall terminate immediately upon the termination of the right of the holders of such Preferred Stock to vote for directors. Unless otherwise set forth in the applicable Prospectus Supplement, holders of shares of Preferred Stock will have one vote for each share held.

    So long as any shares of any series of Preferred Stock remain outstanding, the Company shall not, without the consent of holders of at least two-thirds of the shares of such series of Preferred Stock outstanding at the time, voting separately as a class with all other series of Preferred Stock of the Company upon which like voting rights have been conferred and are exercisable, (i) issue or increase the authorized amount of any class or series of stock ranking prior to the outstanding Preferred Stock as to dividends or upon liquidation or (ii) amend, alter or repeal the provisions of the Company's Charter relating to such series of Preferred Stock, whether by merger, consolidation or otherwise, so as to materially adversely affect any power, preference or special right of such series of Preferred Stock or the holders thereof; PROVIDED, HOWEVER, that any increase in the amount of the authorized common stock or authorized preferred stock or any increase or decrease in the number of shares of any series of preferred stock or the creation and issuance of other series of common stock or preferred stock ranking on a parity with or junior to Preferred Stock as to dividends and upon liquidation, dissolution or winding up shall not be deemed to materially adversely affect such powers, preferences or special rights.

MISCELLANEOUS

    The holders of Preferred Stock will have no preemptive rights. The Preferred Stock, upon issuance against full payment of the purchase price therefor, will be fully paid and nonassessable. Shares of Preferred Stock redeemed or otherwise reacquired by the Company shall resume the status of authorized and unissued shares of Preferred Stock undesignated as to series, and shall be available for subsequent issuance. There are no restrictions on repurchase or redemption of the Preferred Stock while there is any arrearage on sinking fund installments except as may be set forth in an applicable Prospectus Supplement. Payment of dividends on, and the redemption or repurchase of, any series of Preferred Stock may be restricted by loan agreements, indentures and other agreements entered into by the Company. The accompanying Prospectus Supplement will describe any material contractual restrictions on such dividend payments.

NO OTHER RIGHTS

    The shares of a series of Preferred Stock will not have any preferences, voting powers or relative, participating, optional or other special rights except as set forth above or in the applicable Prospectus Supplement or the Charter or as otherwise required by law.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for each series of Preferred Stock will be designated in the applicable Prospectus Supplement.

                          DESCRIPTION OF COMMON STOCK

GENERAL

    The Charter authorizes the issuance of up to 150,000,000 shares of Class A Common Stock with a par value of $.01 per share. As of March 31, 1997, there were 17,587,036 shares of Class A Common Stock issued and outstanding. Subsequent to that date, the Company issued an aggregate of 2,300,000 shares of Class A Common Stock in separate public offerings. In addition, at such date, the Company had entered into agreements to acquire NHP which, if completed, would result in the issuance of up to 7,570,000 additional shares of Class A Common Stock. In addition, up to 150,000, 500,000 and 500,000 shares of Class A Common Stock have been reserved for issuance under the Company's 1994 Stock Option Plan (the "1994 Plan"), the 1996 Stock Award and Incentive Plan (the "1996 Plan") and the Non-Qualified Employee Stock Option Plan (the "Non-Qualified Plan"), respectively. The 1997 Stock Award and Incentive Plan (the "1997 Plan") covers 10% of the shares of the Company's Common Stock outstanding as of the first day of the fisal year during which any award is made but in no event more than 20,000,000 shares of Common Stock. The Class A Common Stock is traded on the NYSE under the symbol "AIV." ChaseMellon Shareholder Services, L.L.C. serves as transfer agent and registrar of the Class A Common Stock. In addition, the Charter originally authorized 750,000 shares of Class B Common Stock with a par value of $.01 per share (the "Class B Common Stock" and, together with the Class A Common Stock, the "Common Stock"), which number of authorized shares is subject to automatic reduction by the number of shares of Class B Common Stock that have been converted into Class A Common Stock. As of March 31, 1997, 325,000 shares of Class B Common Stock had been so converted, leaving a total of 425,000 shares of Class B Common Stock authorized. (See "-- Class B Common Stock" below.)

    Holders of the Class A Common Stock are entitled to receive dividends, when and as declared by the Board of Directors, out of funds legally available therefor. The holders of shares of Class A Common Stock, upon any liquidation, dissolution or winding-up of the Company, are entitled to receive ratably any assets remaining after payment in full of all liabilities of the Company and the liquidation preferences of preferred stock. The shares of Class A Common Stock possess ordinary voting rights for the election of Directors and in respect of other corporate matters, each share entitling the holder thereof to one vote. Holders of shares of Class A Common Stock do not have cumulative voting rights in the election of Directors, which means that holders of more than 50% of the shares of Class A Common Stock voting for the election of Directors can elect all of the Directors if they choose to do so and the holders of the remaining shares cannot elect any Directors. Holders of shares of Class A Common Stock do not have preemptive rights, which means they have no right to acquire any additional shares of Class A Common Stock that may be issued by the Company at a subsequent date.

RESTRICTIONS ON TRANSFER

    For the Company to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year and the shares of common stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year (see "Certain Federal Income Tax Considerations -- Taxation of the Company -- Income Tests"). Because the Board of Directors believes that it is essential for the Company to continue to qualify as a REIT, the Board of Directors has adopted, and the shareholders have approved, provisions of the Company's Charter restricting the acquisition of shares of Common Stock.

    Subject to certain exceptions specified in the Company's Charter, no holder may own, or be deemed to own by virtue of various attribution and constructive ownership provisions of the Code and Rule 13d-3 under the Exchange Act, more than 8.7% (or 15% in the case of certain pension trusts described in the Code, investment companies registered under the Investment Company Act of 1940 and Mr. Considine) of the outstanding shares of Common Stock (the "Ownership Limit"). The Board of Directors may waive the Ownership Limit if evidence satisfactory to the Board of Directors and the Company's tax counsel is presented that such ownership will not then or in the future jeopardize the Company's status as a REIT. However, in no event may such holder's direct or indirect ownership of Common Stock exceed 9.8% of the total outstanding shares of Common Stock. As a condition of such waiver, the Board of Directors may require opinions of counsel satisfactory to it and/or an undertaking from the applicant with respect to preserving the REIT status of the Company. The foregoing restrictions on transferability and ownership will not apply if the Board of Directors determines that it is no longer in the best interests of the Company to attempt to qualify, or to continue to qualify, as a REIT and a resolution terminating the Company's status as a REIT and amending the Company's Charter to remove the foregoing restrictions is duly adopted by the Board of Directors and a majority of the Company's shareholders. If shares of Common Stock in excess of the Ownership Limit, or shares of Common Stock which would cause the REIT to be beneficially owned by less than 100 persons, or which would result in the Company being "closely held," within the meaning of Section 856(h) of the Code, or which would otherwise result in the Company failing to qualify as a REIT, are issued or transferred to any person, such issuance or transfer shall be null and void to the intended transferee, and the intended transferee would acquire no rights to the stock. Shares of Common Stock transferred in excess of the Ownership Limit or other applicable limitations will automatically be transferred to a trust for the exclusive benefit of one or more qualifying charitable organizations to be designated by the Company. Shares transferred to such trust will remain outstanding, and the trustee of the trust will have all voting and dividend rights pertaining to such shares. The trustee of such trust may transfer such shares to a person whose ownership of such shares does not violate the Ownership Limit or other applicable limitation. Upon a sale of such shares by the trustee, the interest of the charitable beneficiary will terminate, and the sales proceeds would be paid, first, to the original intended transferee, to the extent of the lesser of (a) such transferee's original purchase price (or the original market value of such shares if purportedly acquired by gift or devise) and (b) the price received by the trustee, and, second, any remainder to the charitable beneficiary. In addition, shares of stock held in such trust are purchasable by the Company for a 90-day period at a price equal to the lesser of the price paid for the stock by the original intended transferee (or the original market value of such shares if purportedly acquired by gift or devise) and the market price for the stock on the date that the Company determines to purchase the stock. The 90-day period commences on the date of the violation transfer or the date that the Board of Directors determines in good faith that a violative transfer has occurred, whichever is later. All certificates representing shares of Common Stock bear a legend referring to the restrictions described above.

    All persons who own, directly or by virtue of the attribution provisions of the Code and Rule 13d-3 under the Exchange Act, more than a specified percentage of the outstanding shares of Common Stock must file an affidavit with the Company containing the information specified in the Company's Charter within 30 days after January 1 of each year. In addition, each stockholder shall upon demand be required to disclose to the Company in writing such information with respect to the direct, indirect and constructive ownership of shares as the Board of Directors deems necessary to comply with the provisions of the Code applicable to a REIT or to comply with the requirements of any taxing authority or governmental agency.

    The ownership limitations may have the effect of precluding acquisition of control of the Company by certain third parties unless the Board of Directors determines that maintenance of REIT status is no longer in the best interests of the Company.

CLASS B COMMON STOCK

    The Class B Common Stock does not have voting or dividend rights and, unless converted into Class A Common Stock, as described below, is subject to repurchase by the Company as described below. As of December 31 of each of the years 1994 through 1998 (each, a "Year-End Testing Date"), a number of the shares of Class B Common Stock outstanding as of such date (the "Eligible Class B Shares") become eligible for automatic conversion (subject to the Ownership Limit) into an equal number of shares of Class A Common Stock (subject to adjustment upon the occurrence of certain events in respect of the Class A Common Stock, including stock dividends, subdivisions, combinations and reclassifications). Once converted or forfeited, the Class B Common Stock may not be reissued by the Company.

    The Eligible Class B Shares convert to Class A Common Stock if (i) the Company's Funds from Operations Per Share (as defined below) reaches certain annual and cumulative growth targets and (ii) the average market price for a share of Class A Common Stock for a 90-calendar day period beginning on any day on or after the October 1 immediately preceding the relevant Year-End Testing Date equals or exceeds a specified target price. "Funds from Operations Per Share" or "FFO Per Share" means, for any period, (i) net income (loss), computed in accordance with generally accepted accounting principles, excluding gains (or losses) from debt restructuring and sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures, less any preferred stock dividend payments, divided by (ii) the sum of
(a) the number of shares of the Class A Common Stock outstanding on the last day of such period (excluding any shares of the Class A Common Stock into which shares of the Class B Common Stock shall have been converted as a result of the conversion of shares of the Class B Common Stock on the last day of such period) and (b) the number of shares of the Class A Common Stock issuable to acquire units of limited partnership that (x) may be tendered for redemption in any limited partnership in which the Company serves as general partner and (y) are outstanding on the last day of such period.

    Set forth below for each of the remaining Year-End Testing Dates is (i) the number of shares of Class B Common Stock that become Eligible Class B Shares as of such date, (ii) the annual FFO Per Share growth target (as a percentage increase in FFO Per Share from the prior year), (iii) the cumulative FFO Per Share growth target (in FFO Per Share) and (iv) the average market price target:

                                           ELIGIBLE CLASS                            CUMULATIVE FFO
            YEAR-END TESTING                      B             ANNUAL FFO PER          PER SHARE     AVERAGE MARKET
                  DATE                       SHARES (1)       SHARE GROWTH TARGET     GROWTH TARGET    PRICE TARGET
-----------------------------------------  ---------------  -----------------------  ---------------  --------------
December 31, 1997........................        162,500              8.5%              $   2.544       $   24.307
December 31, 1998........................        162,500              8.5%              $   2.760       $   26.373

------------------------
(1) Assumes that only the shares of Class B Common Stock outstanding as of December 31, 1996 remain outstanding until converted into shares of Class A Common Stock.

    If the annual growth target is not met for a particular Year-End Testing Date, the Eligible Class B Shares for that date may be converted as of a subsequent Year-End Testing Date if all of the targets are met for that subsequent Year-End Testing Date. Any Class B Common Stock that has not been converted into Class A Common Stock following December 31, 1998 will be subject to repurchase by the Company at a price of $0.10 per share. Class B Common Stock is also subject to automatic conversion upon the occurrence of certain events, including a change of control (as defined in the

Company's Charter). The Board of Directors may increase the number of shares which are eligible for conversion as of any Year-End Testing Date and may, under certain circumstances, accelerate the conversion of outstanding Class B Common Stock at such time and in such amount as it may determine appropriate.

BUSINESS COMBINATIONS

    Under the MGCL certain "business combinations" (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any person who beneficially owns 10% or more of the voting power of the corporation's shares or an affiliate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation (an "Interested Stockholder") or an affiliate thereof are prohibited for five years after the most recent date on which the Interested Stockholder became an Interested Stockholder. Thereafter, any such business combination must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding voting shares of the corporation, voting together as a single voting group, and (b) two-thirds of the votes entitled to be cast by holders of outstanding voting shares of the corporation other than shares held by the Interested Stockholder with whom the business combination is to be effected, unless, among other conditions, the corporation's shareholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. The business combination statute could have the effect of discouraging offers to acquire the Company and of increasing the difficulty of consummating any such offer. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the Interested Stockholder becomes an Interested Stockholder.

CONTROL SHARE ACQUISITIONS

    The MGCL provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror or by officers or directors who are employees of the corporation. "Control shares" are voting shares of stock that, if aggregated with all other shares of stock previously acquired by that person, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval.

    A "control share acquisition" means the acquisition of control shares, subject to certain exceptions. A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the corporation's board of directors to call a special meeting of shareholders, to be held within 50 days of demand, to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any shareholders meeting.

    If voting rights are not approved at the meeting or if the acquiring person does not deliver an "acquiring person statement" as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to voting rights, as of the date of the last control share acquisition or of any meeting of shareholders at which the voting rights of such shares were considered and not approved. If voting rights for control shares are approved at a shareholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of the appraisal rights may not be less than the highest price per share paid in the control share acquisition, and certain limitations and restrictions otherwise applicable to the exercise of dissenters' rights do not apply in the context of a control share acquisition.

    The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or to acquisitions approved or exempted by the corporation's articles of incorporation or bylaws prior to the control share acquisition. The control share acquisition statute could have the effect of discouraging offers to acquire the Company and of increasing the difficulty of consummating any such offer.

                            DESCRIPTION OF WARRANTS

GENERAL

    The Company may issue, together with other Securities or separately, warrants for the purchase of Debt Securities, Preferred Stock or Class A Common Stock (the "Warrants"). The Warrants may be issued under a Warrant Agreement (each, a "Warrant Agreement") to be entered into between the Company and a bank or trust company, as warrant agent (the "Warrant Agent"), as set forth in the applicable Prospectus Supplement relating to any or all Warrants in respect of which this Prospectus is being delivered. The Warrant Agent will act solely as an agent of the Company in connection with the Warrants of a particular series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Warrants. The Warrant Agreement for each Warrant, including the forms of certificates representing the Warrants ("Warrant Certificates"), will be filed as an exhibit to, or incorporated by reference in, the Registration Statement of which this Prospectus forms a part at or prior to the time of the issuance of such Warrants.

    The following description sets forth certain general terms and provisions of the Warrants to which any Prospectus Supplement may relate. The particular terms of the Warrants to which any Prospectus Supplement may relate and the extent, if any, to which such general provisions may apply to the Warrants so offered will be described in the applicable Prospectus Supplement. Capitalized terms used in this section which are not otherwise defined in this Prospectus shall have the meanings set forth in the Warrant Agreement and Warrant Certificate. The following summary of certain provisions of the Warrants, Warrant Agreement and Warrant Certificate does not purport to be complete and is subject to, and is qualified in its entirety by express reference to, all the provisions of the Warrant Agreement and Warrant Certificate, including the definitions therein of certain terms.

    Reference is made to the applicable Prospectus Supplement for the terms of Warrants in respect of which this Prospectus is being delivered, the Warrant Agreement relating to such Warrants and the Warrant Certificates representing such Warrants, including the following: (i) the designation, aggregate principal amount and terms of the Debt Securities or the designation and terms of the Preferred Stock, if any, purchasable upon exercise of such Warrants; (ii) the procedures and conditions relating to the exercise of such Warrants; (iii) the designation and terms of any related Securities with which such Warrants are issued and the number of such Warrants issued with each such Security; (iv) the date, if any, on and after which such Warrants and the related Securities will be separately transferable; (v) the offering price of the Warrants, if any; (vi) the principal amount of Debt Securities or the number of shares of Preferred Stock or Common Stock purchasable upon exercise of each Warrant and the price at which such principal amount of Debt Securities or shares of Preferred Stock or Class A Common Stock may be purchased upon such exercise, or the method of determining such number and price; (vii) the date on which the right to exercise such Warrants shall commence and the date on which such right shall expire;
(viii) a discussion of United States Federal income tax considerations applicable to the ownership or exercise of such Warrants; (ix) whether the Warrants represented by the Warrant Certificates will be issued in registered or bearer form, and, if registered, where they may be transferred and registered;
(x) call provisions of such Warrants, if any; and (xi) any other terms of the Warrants.

    Warrant Certificates will be exchangeable for new Warrant Certificates of different denominations and Warrants may be exercised at the corporate trust office of the Warrant Agent or any other office indicated in the applicable Prospectus Supplement. Prior to the exercise of their Warrants, holders of Warrants will not have any of the rights of holders of the Securities purchasable upon such exercise and will not be entitled to payments of principal of (or premium, if any) or interest, if any, on the Debt Securities purchasable upon such exercise or to any dividend payments or voting rights that holders of the Preferred Stock or Common Stock purchasable upon such exercise may be entitled to.

    Each Warrant will entitle the holder to purchase for cash such principal amount of Debt Securities, or such number of shares of Preferred Stock or Class A Common Stock, at such exercise price as shall, in each case, be set forth in, or be determinable as set forth in, the applicable Prospectus Supplement relating to the Warrants offered thereby. Unless otherwise specified in the applicable Prospectus Supplement, Warrants may be exercised at any time up to 5:00 p.m. New York City time on the expiration date set forth in the applicable Prospectus Supplement. After 5:00 p.m. New York City time on the expiration date, unexercised Warrants will become void.

    Warrants may be exercised as set forth in the applicable Prospectus Supplement relating to the Warrants. Upon receipt of payment and the Warrant Certificate properly completed and duly executed at the corporate trust office of the Warrant Agent on any other office indicated in the applicable Prospectus Supplement, the Company will, as soon as practicable, forward the Securities purchasable upon such exercise. If less than all of the Warrants represented by such Warrant Certificate are exercised, a new Warrant Certificate will be issued for the remaining amount of Warrants.

                              PLAN OF DISTRIBUTION

    The Company may sell the Securities to one or more underwriters for public offering and sale by them or may sell the Securities to investors directly or through agents or dealers. Any such underwriter, agent or dealer involved in the offer and sale of the Securities will be named in the applicable Prospectus Supplement.

    Underwriters may offer and sell the Securities at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to the prevailing market prices at the time of sale or at negotiated prices. The Company also may, from time to time, authorize underwriters acting as the Company's agents to offer and sell the Securities upon the terms and conditions set forth in the applicable Prospectus Supplement. In connection with the sale of Securities, underwriters may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Securities for whom they may act as agent. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions (which may be changed from time to time) from the underwriters and/or commissions from the purchasers for whom they may act as agent.

    Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Securities may be deemed to be underwriters under the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the Securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled under agreements entered into with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

    If a dealer is utilized in the sale of the Securities in respect of which this Prospectus is delivered, the Company will sell such Securities to such dealer, as principal. The dealer may then resell such Securities to the public at varying prices to be determined by such dealer at the time of resale.

    If so indicated in the applicable Prospectus Supplement, the Company will authorize dealers acting as the Company's agents to solicit offers by certain institutions to purchase Securities from the Company at the public offering price set forth in such Prospectus Supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount not less than, and the aggregate principal amount of Securities sold pursuant to Contracts shall not be less nor more than, the respective amounts stated in the applicable Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions, but will, in all cases, be subject to the approval of the Company. The terms and conditions of any Contracts will be set forth in any Prospectus Supplement relating to the Securities being offered. Agents and underwriters will have no responsibility in respect of the delivery or performance of Contracts.

    Until the distribution of the Securities offered pursuant to any Prospectus Supplement is completed, the Commission's rules may limit the ability of any underwriter participating in such distribution to bid for and purchase the Securities offered thereby and other securities of the Company. As an exception to these rules, the underwriters are permitted to engage in certain transactions that stabilize or maintain the price of such securities. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of such securities. If any such underwriter creates a short position in such securities in connection with the offering, such underwriter may reduce such short position by purchasing securities.

    In general, bids for or purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might otherwise be in the absence of such bids or purchases.

    Neither the Company nor any underwriter participating in any distribution makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the offered Securities or other securities of the Company. In addition, neither the Company nor any such underwriter makes any representation that such underwriter will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

    Certain of the underwriters, if any, and their affiliates may be customers of, engage in transactions with and perform services for the Company in the ordinary course of business.

    The Securities may or may not be listed on a national securities exchange. No assurances can be given that there will be a market for any of the Securities.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

    The following summary of material Federal income tax considerations regarding an investment in Securities of the Company is based on current law, is for general information only and is not tax advice. This discussion does not purport to deal with all aspects of taxation that may be relevant to particular investors in light of their personal investment or tax circumstances, or, except to the extent discussed under the headings "Taxation of Tax-Exempt Stockholders" and "Taxation of Non-U.S. Stockholders," to certain types of investors (including insurance companies, tax-exempt organizations, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) that are subject to special treatment under the Federal income tax laws.

    EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE PURCHASE, OWNERSHIP AND SALE OF THE SECURITIES AND OF THE COMPANY'S ELECTION TO BE TAXED AS A REAL ESTATE INVESTMENT TRUST, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION, AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF THE COMPANY

    GENERAL. The REIT provisions of the Code are highly technical and complex. The following sets forth the material aspects of the provisions of the Code that govern the Federal income tax treatment of a REIT and its stockholders. This summary is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof, all of which are subject to change which may apply retroactively.

    The Company has elected to be taxed as a REIT under the Code commencing with its taxable year ending December 31, 1994, and the Company intends to continue to operate in such a manner. In the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, commencing with the Company's taxable year ending December 31, 1994, the Company was organized in conformity with the requirements for qualification as a REIT, and its proposed method of operation and its actual method of operation since formation, will enable it to meet the requirements for qualification and taxation as a REIT under the Code. It must be emphasized that this opinion is based and conditioned upon certain assumptions and representations made by the Company as to factual matters (including representations of the Company concerning its business and properties as set forth in this Prospectus). The opinion is expressed as of its date and Skadden, Arps, Slate, Meagher & Flom LLP has no obligation to advise holders of Securities of any subsequent change in the matters stated, represented or assumed or any subsequent change in the applicable law. Moreover, such qualification and taxation as a REIT depends upon the Company's ability to meet, through actual annual operating results, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Code as discussed below, the results of which will not be reviewed by Skadden, Arps, Slate, Meagher & Flom LLP. Accordingly, no assurance can be given that the actual results of the Company's operation for any one taxable year will satisfy such requirements. See "-- Failure to Qualify." An opinion of counsel is not binding on the Internal Revenue Service (the "Service"), and no assurance can be given that the Service will not challenge the Company's eligibility for taxation as a REIT.

    If the Company qualifies for taxation as a REIT, it generally will not be subject to Federal corporate income tax on its net income that is currently distributed to stockholders. This treatment substantially eliminates the "double taxation" (at the corporate and stockholder levels) that generally results from investment in a corporation. However, the Company will be subject to Federal income tax as follows: First, the Company will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains. Second, under certain circumstances, the Company may be subject to the "alternative minimum tax" on its items of tax preference. Third, if the Company has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property), such income will be subject to a 100% tax. Fourth, if the Company should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which the Company fails the 75% or 95% test multiplied by (b) a fraction intended to reflect the Company's profitability. Fifth, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, the Company would be subjected to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. In addition, the Company could also be subject to tax in certain situations and on certain transactions not presently contemplated.

    REQUIREMENTS FOR QUALIFICATION. The Code defines a REIT as a corporation, trust or association (1) that is managed by one or more trustees or directors;
(2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (3) which would be taxable as a domestic corporation, but for the special Code provisions applicable to REITs;
(4) that is neither a financial institution nor an insurance company subject to certain provisions of the Code; (5) the beneficial ownership of which is held by 100 or more persons; (6) in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities); and (7) which meets certain other tests described below (including with respect to the nature of its income and assets). The Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. The Company's Charter provides for restrictions regarding transfer of its shares, which provisions are intended to assist the Company in continuing to satisfy the share ownership requirements described in conditions (5) and (6) above. Such transfer restrictions are described in "Description of Common Stock -- Restrictions on Transfer."

    To monitor the Company's compliance with the share ownership requirements, the Company is required to maintain records regarding the actual ownership of its shares. To do so, the Company must demand written statements each year from the record holders of certain percentages of its stock in which the record holders are to disclose the actual owners of the shares (I.E., the persons required to include in gross income the REIT dividends). A list of those persons failing or refusing to comply with this demand must be maintained as part of the Company's records. A stockholder who fails or refuses to comply with the demand must submit a statement with its tax return disclosing the actual ownership of the shares and certain other information.

    In addition, a corporation may not elect to become a REIT unless its taxable year is the calendar year. The Company satisfies this requirement.

    OWNERSHIP OF PARTNERSHIP INTERESTS. In the case of a REIT that is a partner in a partnership, regulations provide that the REIT is deemed to own its proportionate share of the partnership's assets and to earn its proportionate share of the partnership's income. In addition, the assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of the gross income and asset tests applicable to REITs as described below. Thus, the Company's proportionate share of the assets, liabilities and items of income of the Subsidiary Partnerships will be treated as assets, liabilities and items of income of the Company for purposes of applying the REIT requirements described herein. A summary of the rules governing the Federal income taxation of partnerships and their partners is provided below in "Tax Aspects of the Company's Investments in Partnerships."

    INCOME TESTS. In order to maintain qualification as a REIT, the Company annually must satisfy three gross income requirements. First, at least 75% of the Company's gross income (excluding gross income from "prohibited transactions," i.e., certain sales of property held primarily for sale to customers in the ordinary course of business) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments, and from other dividends, interest and gain from the sale or disposition of stock or securities (or from any combination of the foregoing). Third, short-term gain from the sale or other disposition of stock or securities, gain from certain sales of property held primarily for sale, and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must, in the aggregate, represent less than 30% of the Company's gross income for each taxable year.

    Rents received by the Company through the Subsidiary Partnerships will qualify as "rents from real property" in satisfying the gross income requirements described above, only if several conditions are met. If rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Moreover, for rents received to qualify as "rents from real property," the REIT generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an "independent contractor" from which the REIT derives no revenue. However, the Company (or its affiliates) are permitted to, and do directly perform services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered rendered to the occupant of the property.

    The Management Subsidiaries will receive management fees and other income. A portion of such fees and other income will accrue to the Company through the Operating Partnership's interest in PAMS LP. Such fee and other income generally will not qualify under the 95% gross income test. The Company also expects to receive distributions indirectly from the Management Subsidiaries through PAMS Inc. that will be classified as dividend income to the extent of the earnings and profits of PAMS Inc. Such distributions will qualify under the 95% gross income test but not under the 75% gross income test.

    If the Company fails to satisfy one or both of the 75% or 95% gross income tests (though not the 30% gross income test) for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions will be generally available if the Company's failure to meet such tests was due to reasonable cause and not due to willful neglect, the Company attaches a schedule of the sources of its income to its return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. If these relief provisions are inapplicable to a particular set of circumstances involving the Company, the Company will not qualify as a REIT. As discussed above in "-- General," even where these relief provisions apply, a tax is imposed with respect to the excess net income.

    ASSET TESTS. The Company, at the close of each quarter of its taxable year, must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of the Company's total assets must be represented by real estate assets (including its allocable share of real estate assets held by the Subsidiary Partnerships), stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or long-term (at least five years) debt offering of the Company, cash, cash items and government securities. Second, not more than 25% of the Company's total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets, and the Company may not own more than 10% of any one issuer's outstanding voting securities.

    The Company indirectly owns interests in the Management Subsidiaries. As set forth above, the ownership of more than 10% of the voting securities of any one issuer by a REIT is prohibited by the asset tests. The Company believes that its indirect ownership interest in PAMS Inc. qualifies under these rules. Skadden, Arps, Slate, Meagher & Flom LLP, in rendering its opinion as to the qualification of the Company as a REIT, has relied on representations of the Company as to the value of the Operating Partnership's total assets and the value of the Operating Partnership's interest in PAMS Inc. No independent appraisals have been obtained to support the Company's conclusions as to the values of the Operating Partnership's interest in PAMS Inc., and this value is subject to change in the future. Accordingly, there can be no assurance that the Service will not contend that the Operating Partnership's ownership interests in the PAMS Inc. disqualifies the Company from treatment as a REIT.

    The Company's indirect interests in the Operating Partnership and other Subsidiary Partnerships are held through wholly owned corporate subsidiaries of the Company organized and operated as "qualified REIT subsidiaries" within the meaning of the Code. Qualified REIT subsidiaries are not treated as separate entities from their parent REIT for Federal income tax purposes. Instead, all assets, liabilities and items of income, deduction and credit of each qualified REIT subsidiary are treated as assets, liabilities and items of the Company. Each qualified REIT subsidiary therefore will not be subject to federal corporate income taxation, although it may be subject to state or local taxation. In addition, the Company's ownership of the voting stock of each qualified REIT subsidiary does not violate the general restriction against ownership of more than 10% of the voting securities of any issuer.

    ANNUAL DISTRIBUTION REQUIREMENTS. The Company, in order to qualify as a REIT, is required to distribute dividends (other than capital gain dividends) to its shareholders in an amount at least equal to (A) the sum of (i) 95% of the Company's "REIT taxable income" (computed without regard to the dividends paid deduction and the Company's net capital gain) and (ii) 95% of the net income (after tax), if any, from foreclosure property, minus (B) the sum of certain items of noncash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid with or before the first regular dividend payment after such declaration. To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax thereon at the capital gains or ordinary corporate tax rates, as the case may be. Furthermore, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain income for such year, and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. The Company believes that it has made, and intends to make, timely distributions sufficient to satisfy this annual distribution requirement.

    It is possible that the Company, from time to time, may not have sufficient cash or other liquid assets to meet the 95% distribution requirement due to timing differences between (i) the actual receipt of income (including receipt of distributions from the Operating Partnership) and actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in arriving at taxable income of the Company. In the event that such timing differences occur, in order to meet the 95% distribution requirement, the Company may find it necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable distributions of property.

    Under certain circumstances, the Company may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to shareholders in a later year, which may be included in the Company's deduction for dividends paid for the earlier year. Thus, the Company may be able to avoid being taxed on amounts distributed as deficiency dividends; however, the Company will be required to pay interest based on the amount of any deduction taken for deficiency dividends.

    FAILURE TO QUALIFY. If the Company fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to stockholders in any year in which the Company fails to qualify will not be deductible by the Company nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income, and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction.

Unless entitled to relief under specific statutory provisions, the Company will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief.

TAX ASPECTS OF THE COMPANY'S INVESTMENTS IN PARTNERSHIPS

    GENERAL. Substantially all of the Company's investments are held indirectly through the Operating Partnership. In general, partnerships are "pass-through" entities that are not subject to Federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. The Company will include in its income its proportionate share of the foregoing partnership items for purposes of the various REIT income tests and in the computation of its REIT taxable income. Moreover, for purposes of the REIT asset tests, the Company will include its proportionate share of assets held by the Partnerships. See "-- Taxation of the Company -- Ownership of Partnership Interests."

    ENTITY CLASSIFICATION. The Company's direct and indirect investment in partnerships involves special tax considerations, including the possibility of a challenge by the Service of the status of any of the Partnerships as a partnership (as opposed to an association taxable as a corporation) for Federal income tax purposes. If any of these entities were treated as an association for Federal income tax purposes, it would be taxable as a corporation and therefore subject to an entity-level tax on its income. In such a situation, the character of the Company's assets and items of gross income would change and could preclude the Company from satisfying the asset tests and the income tests (see "-- Taxation of the Company -- Asset Tests" and "-- Taxation of the Company -- Income Tests"), and in turn could prevent the Company from qualifying as a REIT. See "-- Taxation of the Company -- Failure to Qualify" above for a discussion of the effect of the Company's failure to meet such tests for a taxable year. In addition, any change in the status of any of the Subsidiary Partnerships for tax purposes might be treated as a taxable event, in which case the Company might incur a tax liability without any related cash distributions.

    In the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, which opinion is based upon certain assumptions and representations by the Company and on opinions of local counsel with respect to matters of local law, each of the Subsidiary Partnerships will be treated as a partnership for federal income tax purposes. The opinion is expressed as of its date and Skadden, Arps, Slate, Meagher & Flom LLP has no obligation to advise holders of Securities of any subsequent change in the matters stated, represented or assumed or any subsequent change in the applicable law. An opinion of counsel, however, is not binding on the Service, and no assurance can be given that the Service will not challenge the status of these entities as partnerships for Federal income tax purposes.

    TAX ALLOCATIONS WITH RESPECT TO THE PROPERTIES. Pursuant to the Code and the regulations thereunder, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of contributed property at the time of contribution, and the adjusted tax basis of such property at the time of contribution (a "Book-Tax Difference"). Such allocations are solely for Federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The Operating Partnership was formed by way of contributions of appreciated property (including certain of the Owned Properties). Consequently, allocations must be made in a manner consistent with these requirements. Where a partner contributes cash to a partnership that holds appreciated property, the Treasury regulations provide for a similar allocation of such items to the other partners. These rules apply to the contribution by the Company to the Operating Partnership of the cash proceeds received in any offerings of its stock.

    In general, certain holders of partnership interests in the Operating Partnership ("OP Units") will be allocated lower amounts of depreciation deductions for tax purposes and increased taxable income and gain on sale by the Operating Partnership or the Property Partnerships of the contributed Owned Properties. This will tend to eliminate the Book-Tax Difference over the life of these partnerships. However, the special allocations do not always entirely rectify the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed Owned Properties in the hands of the Partnerships may cause the Company to be allocated lower depreciation and other deductions, and possibly greater amounts of taxable income in the event of a sale of such contributed assets in excess of the economic or book income allocated to it as a result of such sale. This may cause the Company to recognize taxable income in excess of cash proceeds, which might adversely affect the Company's ability to comply with the REIT distribution requirements. See "-- Taxation of the Company -- Annual Distribution Requirements."

    With respect to any property purchased or to be purchased by any of the Partnerships (other than through the issuance of OP Units) subsequent to the formation of the Company, such property will initially have a tax basis equal to its fair market value and the special allocation provisions described above will not apply.

    SALE OF THE PROPERTIES. The Company's share of any gain realized by the Operating Partnership or a Property Partnership on the sale of any property held as inventory or primarily for sale to customers in the ordinary course of business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. See "-- Requirements for Qualification -- Income Tests." Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a partnership's trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. The Operating Partnership and the Property Partnerships intend to hold the Owned Properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning, and operating the Owned Properties (and other apartment properties) and to make such occasional sales of the Owned Properties, including peripheral land, as are consistent with the Company's investment objectives.

TAXATION OF MANAGEMENT SUBSIDIARIES

    A portion of the amounts to be used to fund distributions to stockholders is expected to come from the Management Subsidiaries, through dividends paid on the non-voting preferred stock of PAMS Inc. held by the Operating Partnership, distributions paid to the Operating Partnership as the general partner of PAMS LP and interest paid by PAMS Inc. on certain installment notes held by the Operating Partnership. PAMS Inc. will not qualify as a REIT and will pay Federal, state and local income taxes on their taxable income at normal corporate rates. The Management Subsidiaries intend to claim annual deductions for interest and amortization. No assurance can be given that the Service will not challenge such deductions. Any Federal, state or local income taxes that PAMS Inc. is required to pay will reduce the Company's cash flow from operating activities and its ability to make payments to holders of its securities.

TAXATION OF TAXABLE DOMESTIC STOCKHOLDERS

    GENERAL. As long as the Company qualifies as a REIT, distributions made to the Company's taxable domestic stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income and will not be eligible for the dividends received deduction for corporations. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent that they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which the stockholder has held its stock. However, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income.

    Distributions in excess of current and accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of the stockholder's shares, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a stockholder's shares, they will be included in income as long-term capital gain (or short-term capital gain if the shares have been held for one year or less) provided that the shares are a capital asset in the hands of the stockholder. In addition, any dividend declared by the Company in October, November or December of any year and payable to a stockholder of record on a specified date in any such month shall be treated as both paid by the Company and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by the Company during January of the following calendar year. Stockholders may not include in their individual income tax returns any net operating losses or capital losses of the Company.

    In general, any loss upon a sale or exchange of shares by a stockholder who has held such shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of distributions from the Company required to be treated by such stockholder as long-term capital gain.

TAXATION OF TAX-EXEMPT STOCKHOLDERS

    Based upon a published ruling by the Service, distributions by the Company to a stockholder that is a tax-exempt entity will not constitute "unrelated business taxable income" ("UBTI"), provided that the tax-exempt entity has not financed the acquisition of its shares with "acquisition indebtedness" within the meaning of the Code and the shares are not otherwise used in an unrelated trade or business of the tax-exempt entity.

    Notwithstanding the preceding paragraph, however, a portion of the dividends paid by the Company may be treated as UBTI to certain domestic private pension trusts if the Company is treated as a "pension-held REIT." The Company believes that it is not, and does not expect to become, a "pension-held REIT." If the Company were to become a pension-held REIT, these rules generally would only apply to certain pension trusts that hold more than 10% of the Company's stock.

TAXATION OF FOREIGN STOCKHOLDERS

    The following is a discussion of certain anticipated U.S. federal income and estate tax consequences of the ownership and disposition of the Company's stock applicable to Non-U.S. Holders of such stock. A "Non-U.S. Holder" is any person other than (i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized in the United States or under the laws of the United States or of any state thereof, or (iii) an estate or trust whose income is includable in gross income for U.S. Federal income tax purposes regardless of its source. The discussion is based on current law and is for general information only. The discussion addresses only certain and not all aspects of U.S. Federal income and estate taxation.

    ORDINARY DIVIDENDS. The portion of dividends received by Non-U.S. Holders payable out of the Company's earnings and profits which are not attributable to capital gains of the Company and which are not effec-tively connected with a U.S. trade or business of the Non-U.S. Holder will be subject to U.S. withholding tax at the rate of 30% (unless reduced by treaty). In general, Non-U.S. Holders will not be considered engaged in a U.S. trade or business solely as a result of their ownership of stock of the Company. In cases where the dividend income from a Non-U.S. Holder's investment in stock of the Company is (or is treated as) effectively connected with the Non-U.S. Holder's conduct of a U.S. trade or business, the Non-U.S. Holder generally will be subject to U.S. tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such dividends (and may also be subject to the 30% branch profits tax in the case of a Non-U.S. Holder that is a foreign corporation).

    NON-DIVIDEND DISTRIBUTION. Unless the Class A Common Stock constitutes a United States Real Property Interest (a "USRPI"), distributions by the Company which are not dividends out of the earnings and profits of the Company will not be subject to U.S. income or withholding tax. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the Non-U.S. Holder may seek a refund of such amounts from the IRS if it is subsequently determined that such distribution was, in fact, in excess of current and accumulated earnings and profits of the Company. If the Class A Common Stock constitutes a USRPI, such distributions will be subject to 10% withholding and taxed pursuant to the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA") at a rate of 35% to the extent such distributions exceed a stockholder's basis in his or her Class A Common Stock.

    CAPITAL GAIN DIVIDENDS. Under FIRPTA, a distribution made by AIMCO to a Non-U.S. Holder, to the extent attributable to gains from dispositions of USRPIs such as the properties beneficially owned by AIMCO ("USRPI Capital Gains"), will be considered effectively connected with a U.S. trade or business of the Non-U.S. Holder and subject to U.S. income tax at the rate applicable to U.S. individuals or corporations, without regard to whether such distribution is designated as a capital gain dividend. In addition, AIMCO will be required to withhold tax equal to 35% of the amount of dividends to the extent such dividends constitute USRPI Capital Gains. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a foreign corporate stockholder that is not entitled to treaty exemption.

    DISPOSITION OF STOCK OF THE COMPANY. Unless the Company's stock constitutes a USRPI, a sale of such stock by a Non-U.S. Holder generally will not be subject to U.S. taxation under FIRPTA. The stock will not constitute a USRPI if the Company is a "domestically controlled REIT." A domestically controlled REIT is a REIT in which, at all times during a specified testing period, less than 50% in value of its shares is held directly or indirectly by Non-U.S. Holders. The Company believes that it is, and it expects to continue to be a domestically controlled REIT, and therefore that the sale of the Company's stock will not be subject to taxation under FIRPTA. Because the Company's stock will be publicly traded, however, no assurance can be given the Company will continue to be a domestically controlled REIT.

    If the Company does not constitute a domestically controlled REIT, a Non-U.S. Holder's sale of stock generally will still not be subject to tax under FIRPTA as a sale of a USRPI provided that (i) the stock is "regularly traded" (as defined by applicable Treasury regulations) on an established securities market (e.g., the NYSE, on which the Company's Class A Common Stock is listed) and (ii) the selling Non-U.S. Holder held 5% or less of the Company's out-standing stock at all times during a specified testing period.

    If gain on the sale of stock of the Company were subject to taxation under FIRPTA, the Non-U.S. Holder would be subject to the same treatment as a U.S. stockholder with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals) and the pur-chaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the Service.

    Capital gains not subject to FIRPTA will nonetheless be taxable in the United States to a Non-U.S. Holder in two cases: (i) if the Non-U.S. Holder's investment in the stock of the Company is effectively connected with a U.S. trade or business conducted by such Non-U.S. holder, the Non-U.S. Holder will be subject to the same treatment as a U.S. stockholder with respect to such gain, or (ii) if the Non-U.S. Holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, the nonresident alien individual will be subject to a 30% tax on the individual's capital gain.

    ESTATE TAX. Stock of the Company owned or treated as owned by an individual who is not a citizen or resident (as specially defined for U.S. Federal estate tax purposes) of the United States at the time of death will be includable in the individual's gross estate for U.S. Federal estate tax purposes, unless an applicable estate tax treaty provides otherwise. Such individual's estate may be subject to U.S. Federal estate tax on the property includable in the estate for U.S. Federal estate tax purposes.

    INFORMATION REPORTING AND BACKUP WITHHOLDING. The Company must report annually to the Service and to each Non-U.S. Holder the amount of dividends (including any capital gain dividends) paid to, and the tax withheld with respect to, each Non-U.S. Holder. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of these returns may also be made available under the provisions of a specific treaty or agreement with the tax authorities in the country in which the Non-U.S. Holder resides.

    U.S. backup withholding (which generally is imposed at the rate of 31% on certain payments to persons that fail to furnish the information required under the U.S. information reporting requirements) and information reporting will generally not apply to dividends (including any capital gain dividends) paid on stock of the Company to a Non-U.S. Holder at an address outside the United States.

    The payment of the proceeds from the disposition of stock of the Company to or through a U.S. office of a broker will be subject to information reporting and backup withholding unless the owner, under penalties of perjury, certifies, among other things, its status as a Non-U.S. Holder, or otherwise establishes an exemption. The payment of the proceeds from the disposition of stock to or through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding and information reporting.

    Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be refunded or credited against the Non-United States Holder's United States Federal income tax liability, provided that the required information is furnished to the Service.

    These information reporting and backup withholding rules are under review by the U.S. Treasury and their application to the Securities could be changed by future regulations. On April 15, 1996, the Service issued proposed Treasury Regulations concerning the withholding of tax and reporting for certain amounts paid to non-resident individuals and foreign corporations. The proposed Treasury Regulations, if adopted in their present form, would be effective for payments made after December 31, 1997. Prospective purchasers should consult their tax advisors concerning the potential adoption of such proposed Treasury Regulations and the potential effect on their ownership of Securities.

OTHER TAX CONSEQUENCES

    POSSIBLE LEGISLATIVE OR OTHER ACTIONS AFFECTING TAX
CONSEQUENCES. Prospective investors in the Securities should recognize that the present Federal income tax treatment of an investment in the Operating Partnership or the Company may be modified by legislative, judicial or administrative action at any time, and that any such action may affect investments and commitments previously made. The rules dealing with Federal income taxation are constantly under review by persons involved in the legislative process and by the Service and the U.S. Treasury Department, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. Revisions in Federal tax laws and interpretations thereof could adversely affect the tax consequences of an investment in the Operating Partnership or the Company. For example, a recent Federal budget proposal contains language which, if enacted in its present form, would result in the immediate taxation of all gain inherent in a corporation's assets upon an election by the corporation to become a REIT, and thus would effectively preclude the Company from re-electing REIT status following a termination of its REIT qualification.

    STATE AND LOCAL TAXES. The Company and its shareholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of the Company and its shareholders may not conform to the federal income tax consequences discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Company.

                                 LEGAL MATTERS

    Certain tax matters will be passed upon for the Company by Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California. The validity of the Securities offered hereby will be passed upon for the Company by Piper & Marbury L.L.P., Baltimore, Maryland. Certain matters as to Maryland law will be passed upon for the Company by Piper & Marbury L.L.P. Certain matters as to Florida law will be passed upon for the Company by Shumaker, Loop & Kendrick, Tampa, Florida.

                                    EXPERTS

    The consolidated financial statements of Apartment Investment and Management Company and the combined financial statements of The AIMCO Predecessors included in Apartment Investment and Management Company's Annual Report on Form 10-K for the year ended December 31, 1996 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated and combined financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

    The consolidated financial statements of NHP Incorporated for the years ended December 31, 1996, 1995 and 1994 included in the Company's Current Report on Form 8-K dated April 16, 1997, have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their report thereon included therein and incorporated by reference herein. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

    As noted in their report, Arthur Andersen LLP did not audit the 1994 financial statements of certain real estate partnerships whose operating results are included in "income (loss) from discontinued real estate operations, net of income taxes" in the 1994 consolidated financial statements. The financial statements of these real estate partnerships were audited by other auditors, whose reports are filed as exhibits to the Company's Current Report on Form 8-K, dated April 16, 1997, and Arthur Andersen LLP's opinion, insofar as it relates to the amounts included in the consolidated financial statements for these real estate partnerships, is based solely on the reports of those auditors included therein and incorporated herein by reference. The auditors on whose reports Arthur Andersen LLP relied are: Anders, Minkler & Diehl LLP; Dauby O'Connor & Zaleski, LLC; Deloitte & Touche LLP; Edwards Leap & Sauer; George A. Hieronymous & Company, LLC; Goldenberg Rosenthal Friedlander, LLP; Hansen, Hunter & Kibbee, P.C.; J.H. Cohn LLP; J.A. Plumer & Co., P.A.; Marks Shron & Company, LLP; Reznick Fedder & Silverman; and Russell Thompson Butler & Houston.

    The Historical Summary of Gross Income and Direct Operating Expenses of Villa Ladera Apartments for the year ended December 31, 1995 included in the Company's Current Report on Form 8-K, dated December 19, 1996, has been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such Historical Summary is incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

    Any financial statements and schedules hereafter filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and incorporated by reference in this Prospectus that have been examined and are the subject of a report by independent accountants will be so incorporated herein by reference in reliance upon such reports given and upon the authority of such firms as experts in accounting and auditing to the extent covered by consents filed with the Commission.

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    NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS SUPPLEMENT IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS SUPPLEMENT. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY AIMCO OR THE UNDERWRITERS. THIS PROSPECTUS SUPPLEMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY OF THE SECURITIES COVERED BY THIS PROSPECTUS SUPPLEMENT IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS SUPPLEMENT OR IN THE AFFAIRS OF AIMCO SINCE THE DATE HEREOF.
                               ------------------

                               TABLE OF CONTENTS

                                                PAGE
                                              ---------
                 PROSPECTUS SUPPLEMENT
Summary.....................................  S- 3
Risk Factors................................  S-14
Use of Proceeds.............................  S-24
Ratio of Earnings to Fixed Charges..........  S-25
Capitalization..............................  S-26
Selected Pro Forma and Historical Financial
  Information...............................  S-27
Description of Class C Preferred Stock......  S-30
Class B Preferred Stock.....................  S-34
Board of Directors and Officers of AIMCO....  S-36
Underwriting................................  S-40
Certain Federal Income Tax Considerations...  S-41
Experts.....................................  S-42
Legal Matters...............................  S-44

                      PROSPECTUS
Available Information.......................  2
Incorporation of Certain Documents by
  Reference.................................  2
The Company.................................  4
Use of Proceeds.............................  5
Ratio of Earnings to Fixed Charges..........  5
Description of Debt Securities..............  5
Description of Preferred Stock..............  12
Description of Common Stock.................  15
Description of Warrants.....................  19
Plan of Distribution........................  20
Certain Federal Income Tax Considerations...  21
Legal Matters...............................  30
Experts.....................................  31

                                2,400,000 SHARES

            [LOGO]

                                   APARTMENT
                                 INVESTMENT AND
                               MANAGEMENT COMPANY

                             9% CLASS C CUMULATIVE
                                PREFERRED STOCK

                                 -------------

                             PROSPECTUS SUPPLEMENT
                               DECEMBER 19, 1997

                               ------------------

                              SALOMON SMITH BARNEY
                            PAINEWEBBER INCORPORATED
                        RAYMOND JAMES & ASSOCIATES, INC.
                         THE ROBINSON-HUMPHREY COMPANY

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